UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Radian Group Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Radian Group Inc.

1601 Market Street

Philadelphia, Pennsylvania

19103-2337

800 523.1988

215 231.1000

                    , 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Radian Group Inc., which will be held at Radian’s offices at 1601 Market Street, 11th Floor, Philadelphia, Pennsylvania 19103, at 9:00 a.m. local time on                     ,                     , 2008. The accompanying Notice of 2008 Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders at the meeting.

Whether or not you plan to attend the upcoming meeting, please sign, date and return the enclosed proxy card as soon as possible so that your shares can be voted in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. Because the representation of stockholders at the meeting is very important, we thank you in advance for your participation.

Sincerely,

Teresa A. Bryce

Executive Vice President,

General Counsel and Secretary

RADIAN GROUP INC.

1601 Market Street

Philadelphia, Pennsylvania 19103

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

                    , 2008

Radian Group Inc. (“Radian”) will hold its annual meeting of stockholders at Radian’s offices at 1601 Market Street, 11th Floor, Philadelphia, Pennsylvania 19103, at 9:00 a.m. local time, on                     , 2008 to consider and vote upon the following matters:

•	To elect ten directors, each for a one-year term, to serve until their successors have been duly elected and qualified;

•	To approve an amendment to Radian’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 325,000,000;

•	To approve the Radian Group Inc. 2008 Equity Compensation Plan;

•	To ratify the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for the year ending December 31, 2008; and

•	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

Radian’s board of directors has fixed the close of business on April 23, 2008 as the record date for the annual meeting. Radian stockholders of record at such time are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting. A list of stockholders entitled to vote at the meeting will be available for inspection during normal business hours at our corporate headquarters beginning                     , 2008.

Whether or not you plan to attend Radian’s annual meeting, please submit your proxy with voting instructions. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. Any holder of Radian common stock who is present at the Radian annual meeting may vote in person instead of by proxy, thereby canceling any previous proxy. Also, a proxy may be revoked in writing at any time before the Radian annual meeting.

By Order of the Board of Directors,

Teresa A. Bryce

Executive Vice President,

General Counsel and Secretary

Philadelphia, Pennsylvania

                    , 2008

RADIAN GROUP INC.

1601 Market Street

Philadelphia, Pennsylvania 19103-2337

www.radian.biz

PROXY STATEMENT

FOR

2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

                    , 2008

Radian’s board of directors is furnishing this proxy statement to solicit proxies for use at the 2008 Annual Meeting of Stockholders of Radian Group Inc. A copy of the notice of annual meeting accompanies this proxy statement. This proxy statement and the accompanying proxy card are being mailed to stockholders beginning approximately                     , 2008 in order to furnish information relating to the business to be transacted at the meeting.

INFORMATION ABOUT VOTING

Who Can Vote

April 23, 2008 is the record date for the annual meeting (the “Record Date”). Only holders of record of our common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. On the record date, [•] shares of our common stock were outstanding. Each stockholder is entitled to one vote for each share of common stock owned of record at the close of business on the record date. No other class of our stock is outstanding, so no other class is entitled to vote at the meeting.

How Voting Works

The only way your shares can be voted on all of the proposals to be considered at the meeting is if you vote your shares in person at the meeting or authorize the voting of your shares by proxy. If you hold your shares through a broker (in “street name”), your broker will have provided you with instructions for voting your shares. The shares represented by a validly completed proxy card will be voted at the meeting in accordance with the instructions given on the proxy card. If you complete your proxy card properly, but do not give instructions on your proxy card as to how to vote your shares, your shares will be voted “For” the election of all directors nominated by our board of directors (Proposal 1) (and, if unforeseen circumstances make it necessary for our board of directors to substitute another person for any of the nominees, your shares will be voted for that other person), “For” the amendment to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to increase the number of shares of authorized common stock from 200,000,000 to 325,000,000 (Proposal 2), “For” the approval of Radian’s 2008 Equity Compensation Plan (Proposal 3) and “For” the ratification of the selection of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for 2008 (Proposal 4).

You may revoke your proxy at any time before it is voted by providing to our Secretary a written instrument revoking it or a duly executed proxy bearing a later date. You also may revoke your proxy by attending the annual meeting and giving notice of revocation. Attendance at the meeting, by itself, will not constitute revocation of a proxy.

Your vote is important to Radian. We encourage you to complete, sign and return the proxy card accompanying this proxy statement even if you plan to attend the meeting. You can always change your vote before the meeting or at the meeting, as described above.

Participants in Savings Incentive Plan

Participants in our Savings Incentive Plan, please note that the enclosed proxy card also constitutes the voting instruction form for shares allocated to you under the plan and covers all shares you are entitled to vote under the plan, in addition to shares you may hold directly. Signing and returning the proxy card will enable voting of all shares, including those held under the plan.

Voting by Telephone or the Internet

Many of our stockholders who hold their shares in “street name” through a brokerage firm, bank or other nominee have the option to submit their proxies or voting instructions electronically by telephone or the internet. Such stockholders should check the voting instructions forwarded by their broker, bank or other holder of record to see which options are available. Our stockholders of record may not vote by telephone or the internet.

Votes Required for Approval

A quorum is necessary to conduct the business of the meeting. This means that holders of at least a majority of the shares entitled to vote must be present at the meeting, either in person or represented by proxy.

Assuming a quorum is present, the ten nominees for director (Proposal 1) receiving the highest number of “For” votes will be elected. In the election of directors, votes may be cast “For” or “Withheld.” Votes that are withheld will be considered present for purposes of determining whether a quorum exists, but will be excluded entirely from the vote and will have no effect on the outcome.

Assuming a quorum is present, the approval of the amendment to our Certificate of Incorporation to increase the number of shares of authorized common stock (Proposal 2) requires the affirmative vote of a majority of the outstanding shares entitled to vote on the matter.

Assuming a quorum is present, the approval of Radian’s 2008 Equity Compensation Plan (Proposal 3) and the ratification of the selection of Radian’s independent registered public accounting firm (Proposal 4) each require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on such proposal. In addition, with respect to Proposal 3, under the listing requirements of the New York Stock Exchange (the “NYSE”), (1) at least a majority of the common stock outstanding and entitled to vote at the meeting must actually be voted on the proposal, and (2) votes in favor must constitute at least a majority of the votes cast.

Abstentions may not be specified for the election of directors (Proposal 1). Abstentions may be specified on Proposal 2 regarding the amendment to our Certificate of Incorporation, on Proposal 3 regarding the approval of our 2008 Equity Compensation Plan, and on Proposal 4 regarding ratification of the selection of our independent registered public accounting firm. Abstentions will be considered present for purposes of determining whether a quorum exists, and will be counted as shares “entitled to vote” and as votes “cast” on such proposals. Accordingly, because they will not be counted as votes cast “For” Proposal 2, Proposal 3 or Proposal 4, abstentions will have the same effect as votes “Against” such proposals.

A broker non-vote occurs when a member firm of the NYSE that holds shares in “street name” for its customer votes the customer’s shares on one or more, but not all, matters on the proxy card because the broker did not receive instructions from its customer as to how to vote on the unvoted matter(s) and does not have authority to vote on the matter(s) without instructions from the customer. The missing vote on each such matter is the “broker non-vote.” Under the Delaware General Corporation Law, our by-laws and the NYSE listing requirements, all broker non-votes received at the meeting would:

(1)	be considered present for purposes of determining a quorum, but not be considered to represent shares “entitled to vote” or votes “cast”;

(2)	have no effect on the outcome of the election of directors, which requires the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors (Proposal 1);

(3)	have the effect of a vote against any matter the approval of which requires the affirmative vote of a majority of the outstanding shares entitled to vote on that matter (Proposal 2); and

(4)	have no effect on the outcome of the vote on any matter the approval of which requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on such matter (Proposals 3 and 4).

We believe that brokers have the authority to vote their customers’ shares with respect to the election of directors (Proposal 1), the amendment to our Certificate of Incorporation to increase the number of shares of authorized common stock (Proposal 2), and the ratification of the selection of Radian’s independent registered public accounting firm (Proposal 4), even if the customers do not instruct their brokers how to vote on these matters. We believe that brokers do not have authority to vote their customers’ shares with respect to the proposal to approve Radian’s 2008 Equity Compensation Plan (Proposal 3) unless instructed how to vote.

Where to Find Voting Results

We will announce the voting results at the conclusion of the annual meeting, and we will publish the voting results in our Quarterly Report on Form 10-Q for the second quarter of 2008, which we intend to file with the Securities and Exchange Commission (“SEC”) in August 2008.

PROPOSAL 1

ELECTION OF TEN DIRECTORS

Radian’s Certificate of Incorporation and by-laws provide for the annual election of directors. These organizational documents also provide that the number of directors, which shall not be less than nine or more than fourteen, be determined by our board of directors, which has set the number at ten. Our board of directors currently consists of Herbert Wender, David C. Carney, Howard B. Culang, Stephen T. Hopkins, Sanford A. Ibrahim, James W. Jennings, Ronald W. Moore, Jan Nicholson, Robert W. Richards, and Anthony W. Schweiger. The terms of these directors will expire at the 2008 annual meeting of stockholders. Upon the recommendation of the Governance Committee of our board of directors, the board has nominated each of these individuals for re-election for a term beginning at the 2008 annual meeting and expiring at our 2009 annual meeting, or until the election and qualification of their respective successors or their earlier removal or resignation:

The nominees have consented to be named in this proxy statement and to serve if elected. If any nominee is not available for election, proxies will be voted for another person nominated by the board, or the size of the board may be reduced.

Biographical Information

The following biographical information is provided with respect to each of our directors:

Herbert Wender	Mr. Wender, 70, was named non-executive Chairman of our board of directors effective May 1, 2005. From May 1999 until the effective date of his appointment as non-executive Chairman, Mr. Wender served as Lead Director of our board of directors. Mr. Wender served as Chairman of the Executive Committee of the board from May 1999 until the dissolution of this committee by the board in September 2005. He served as the non-executive Chairman of the Board from August 1992 to May 1999. He was Chairman of the Board and Chief Executive Officer of Radian Guaranty Inc., Radian’s principal mortgage insurance subsidiary, from June 1983 until July 1992. Between 1998 and 2001, Mr. Wender served variously as a director and Vice Chairman of LandAmerica Financial Group, Inc., a title insurance company. Before that, he was Chairman of the Board and Chief Executive Officer of LandAmerica Financial Group’s corporate predecessor, Commonwealth Land Title Insurance Company. He has been a director of Radian since July 1992.

David C. Carney	Mr. Carney, 70, has served as President of Carney Consulting since March 1995. He served as Executive Vice President of Jefferson Health Systems, the parent company of a regional network of health care providers, from October 1996 until May 1999. Before that, he served as Chief Financial Officer of CoreStates Financial Corp, a banking and financial services holding company. Mr. Carney is a Certified Public Accountant and served as Philadelphia Area Managing Partner for Ernst & Young LLP from 1980 through 1991. Mr. Carney has served as a director of ImageMax, Inc., a provider of outsourced document management solutions, since 1997 and served as Chairman of the Board of ImageMax, Inc. from 1999 through December 2003. Mr. Carney also currently serves as a director of AAA Mid-Atlantic and Keystone Insurance companies. He has been a director of Radian since November 1992.

Howard B. Culang	Mr. Culang, 61, has served as President of Laurel Corporation, a financial services firm, since January 1996. He has been Managing Member of JH Capital Management, a management company for a private equity fund, since July 1998. He has served in the past as Vice Chairman of Residential Services Corporation of America, the holding company for Prudential Home Mortgage, Lender’s Service, Inc. and Prudential Real Estate Affiliates, and as a Managing Director and member of the Executive Committee of the Prudential Home Mortgage Company. He has been a director of Radian since June 1999.

Stephen T. Hopkins	Mr. Hopkins, 58, is President of Hopkins and Company LLC, a management consulting business he formed in February 1999. From 1976 to January 1999, he held a number of managerial positions with Federal Home Loan Mortgage Corporation, a government sponsored enterprise that purchases and securitizes qualified mortgage loans, serving as Senior Vice President and National Sales Director from April 1994 through August 1998. He has been a director of Radian since June 1999.

Sanford A. Ibrahim	Mr. Ibrahim, 56, became Radian’s Chief Executive Officer effective May 4, 2005. From 1999 until April 2005, Mr. Ibrahim was President and Chief Executive Officer of GreenPoint Mortgage Funding, Inc., a residential mortgage lender. GreenPoint Mortgage Funding, Inc. is a wholly-owned subsidiary of North Fork Bancorporation, Inc. and was a wholly-owned subsidiary of GreenPoint Financial Corp. before its merger with North Fork in 2004. In 1999, Mr. Ibrahim served as Chief Operating Officer of the combined mortgage businesses of GreenPoint Financial Corp. and, from 1997 through 1998, served as an Executive Vice President of GreenPoint Financial Corp. He serves as the non-executive Chairman of the Board of MERSCORP, Inc., a company owned by several mortgage industry participants that is dedicated to implementing an industrywide electronic registry for trading and delivering mortgages in the U.S. Mr. Ibrahim has been a member of the Residential Board of Governors of the Mortgage Bankers Association of America and is a member of the Board of Directors of the California Mortgage Bankers Association and the Institute for International Education. He has been a director of Radian since joining us in May, 2005.

James W. Jennings	Mr. Jennings, 71, was a partner in the Philadelphia office of the law firm of Morgan, Lewis & Bockius LLP from 1970 until his retirement in November 2002. He currently serves as a member of the Independent Review Committee of a family of mutual funds managed by SEI Investments Canada Company, a subsidiary of SEI Investments Company. He has been a director of Radian since January 1993.

Ronald W. Moore	Mr. Moore, 63, has been an Adjunct Professor of Business Administration at Harvard University, Graduate School of Business Administration, since 1990. Mr. Moore has been a director of Radian since November 1992.

Jan Nicholson	Ms. Nicholson, 63, has been President of The Grable Foundation, a private, charitable foundation that is dedicated to helping children and youth through improving their educational opportunities, since 1990. From 1998 to 2000, she was Managing Director of MBIA Insurance Corporation, a financial guaranty insurer, where she oversaw Portfolio Management and Strategic Risk Assessment functions. From 1994 to 1998, Ms. Nicholson was Managing Director in charge of Research and Development for Capital Markets Assurance Corporation, a financial guaranty insurer. Ms. Nicholson has been a director of Ball Corporation, a supplier of metal and plastic packaging products and of aerospace and other technologies, since 1994. She has been a director of Radian since 2003.

Robert W. Richards	Mr. Richards, 65, was Chairman of the Board of Source One Mortgage Services Corporation, a mortgage banking company, from 1989 until his retirement in 1996. He held a number of managerial positions with Source One from 1971 through 1996, serving as President from 1987 to 1989. He has been a director of Radian since November 1992.

Anthony W. Schweiger	Mr. Schweiger, 66, is Chairman and Managing Principal of e-brilliance, LLC, a technology consulting firm. He also is President and Chief Executive Officer of the Tomorrow Group, LLC, a governance and management consulting firm. Prior to forming e-brilliance, LLC and the Tomorrow Group, LLC, he served at different times as the President and Chief Executive Officer, and the Executive Vice President/Chief Operating Officer, of Meridian Mortgage Corporation, and he holds the Certified Mortgage Banker designation. He has been a director of Paragon Technologies, Inc., a manufacturer of material handling systems, since May 2001. He has been a director of Radian since November 1992.

Additional Information Regarding Directors

For additional information regarding our board of directors, its committees, and our standards for corporate governance and director independence, refer to the sections entitled “Corporate Governance and Board Matters” and “Compensation of Executive Officers and Directors – Director Compensation” below.

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES. SIGNED PROXIES WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

PROPOSAL 2

AMENDMENT OF CERTIFICATE OF INCORPORATION

TO INCREASE AUTHORIZED COMMON STOCK

Proposed Amendment

Our board of directors has approved and declared it advisable and in the best interests of our stockholders to amend Article FOURTH, Section 4.1, of our Certificate of Incorporation to increase the number of authorized shares of our capital stock from 220,000,000 shares to 345,000,000 shares and the number of authorized shares of our common stock from 200,000,000 shares to 325,000,000 shares (such proposed amendments, the “Charter Amendment”). The number of shares of authorized preferred stock would remain at 20,000,000. The Charter Amendment would restate Section 4.1 of current Article FOURTH of the Certificate of Incorporation to read as follows:

“Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall be authorized to issue is three hundred forty-five million (345,000,000) shares of capital stock, of which three hundred twenty-five million (325,000,000) shares shall be Common Stock, par value $0.001 per share (“Common Stock”), and twenty million (20,000,000) shares shall be Preferred Stock, par value $0.001 per share (“Preferred Stock”).

“The designations, powers, privileges and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation are as follows:”

Reasons for the Amendment

Currently, we are authorized to issue 200,000,000 shares of common stock. As of April 1, 2008, 80,429,462 shares of our common stock were issued and outstanding, 17,202,301 shares of our common stock were held in treasury and 5,876,485 shares of common stock were subject to outstanding grants or remained available for future grants under our stock-based compensation plans. In addition, we have reserved for issuance an additional 1,800,000 shares of common stock under the proposed 2008 Equity Compensation Plan described in Proposal 3 below. The board of directors believes it is desirable and in the best interests of Radian to have a sufficient number of shares of common stock available, as the occasion may arise, for possible future financing or acquisition transactions, stock dividends or splits, stock issuances in connection with stock-based compensation arrangements and other proper corporate purposes.

In light of current economic conditions and trends in our markets, our board of directors and our management have considered the possibility of raising additional capital. Although we believe we have sufficient capital to manage our business in a wide array of adverse market scenarios, the Charter Amendment would give us greater flexibility to raise capital and freely pursue new business opportunities by making such additional shares of common stock available for issuance for such purposes without incurring the delay and expense of conducting a special meeting of our stockholders. Moreover, the Charter Amendment would help to ensure that we have sufficient authorized shares to satisfy our obligations under our outstanding and proposed stock-based compensation arrangements and to consider other transactions approved by our board of directors, including, among other things, subsequent public or private offerings, stock dividends or splits, acquisitions and other corporate transactions.

Effects of the Amendment; Potential Dilution and Anti-Takeover Effects

Our stockholders do not have pre-emptive rights with respect to new issuances of our common stock. Under Delaware law, our board of directors may authorize the issuance of authorized but unissued shares without any further action or approval of our stockholders. If our board of directors elects to authorize the issuance of new shares, such issuance could have a dilutive effect on our earnings per share, our book value per share and the voting power and proportionate stock holdings of our current stockholders, depending upon the particular circumstances of such issuance.

The availability of additional shares of common stock could render more difficult or discourage a possible takeover attempt. For example, additional shares of common stock could be issued and sold to purchasers who oppose a takeover bid that our board of directors believes is not in the best interests of Radian and our stockholders. Similarly, additional shares of common stock could be issued to increase the aggregate number of outstanding shares of common stock and thereby dilute the aggregate voting power of parties attempting to obtain control of Radian.

Vote Required for Approval of the Amendment

Approval of the Charter Amendment requires the affirmative vote of a majority of the voting power of our outstanding shares of common stock entitled to vote.

If approved at the annual meeting, the Charter Amendment would become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which we would file promptly in the event this Proposal 2 is approved by our stockholders.

Recommendation

FOR THE REASONS DISCUSSED ABOVE, RADIAN’S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE PROPOSAL TO AMEND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION. SIGNED PROXIES WILL BE VOTED “FOR” APPROVAL UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

PROPOSAL 3

APPROVAL OF RADIAN GROUP INC.

2008 EQUITY COMPENSATION PLAN

This section provides a summary of the terms of the Radian Group Inc. 2008 Equity Compensation Plan, which we refer to as the “2008 Plan,” and the proposal that stockholders approve the plan. The full text of the 2008 Plan is included as Appendix A to this proxy statement. The description of the 2008 Plan below is qualified by reference to the full text of the plan.

Preliminary Matters

Our board of directors adopted the 2008 Plan on February 14, 2008, upon the recommendation of the Compensation and Human Resources Committee of the board, and subject to the approval of our stockholders at the 2008 annual meeting. We are asking our stockholders to approve the 2008 Plan as we believe that the plan is important to our continued growth and success. The purpose of the 2008 Plan is to attract, motivate and retain highly qualified officers, directors, key employees and other key individuals. We believe that providing these individuals an opportunity to acquire a direct proprietary interest in the future success of Radian will motivate these individuals to serve Radian and to expend maximum effort to improve our business and results of operations. In addition, we believe that an equity award granted under the 2008 Plan will be a valuable incentive to plan participants and will benefit stockholders by aligning more closely the interests of participants with those of our stockholders. Accordingly, we believe the 2008 Plan is critical to our overall compensation strategy and necessary to further our compensation philosophy and objectives as discussed below under “Compensation of Executive Officers and Directors – Compensation Discussion and Analysis – Compensation Philosophy and Objectives.”

We do not plan to make any awards under the 2008 Plan unless it is approved by our stockholders. If stockholders approve the 2008 Plan, we will not make any further awards under our current Amended and Restated Equity Compensation Plan (the “Current Equity Plan”), under which there are approximately 610,300 shares of common stock remaining available, and will make awards exclusively from the 2008 Plan.

The 2008 Plan reserves 1,800,000 shares of common stock for issuance, which represents just 2.2% of the number of shares of common stock outstanding as of April 1, 2008. As of April 1, 2008, a total of 4,102,220 shares of stock were subject to outstanding stock option awards under our Current Equity Plan, with a weighted average exercise price of $32.94 per share and a weighted average remaining term of 5.86 years. There were also 604,259 shares subject to outstanding stock awards under the Current Equity Plan in the form of unvested restricted stock or phantom stock. On April 1, 2008, the closing price of our common stock was $6.77 per share.

The Compensation and Human Resources Committee has not yet granted any equity awards under the 2008 Plan. Participation and the types of awards under the 2008 Plan are subject to the discretion of the Compensation and Human Resource Committee, and, as a result, the benefits or amounts that will be received by any participant or groups of participants if the 2008 Plan is approved are not currently determinable. On the Record Date, there were six executive officers, nine non-employee directors and approximately 500 employees who were eligible to participate in the 2008 Plan.

Description of the Plan

Shares Subject to the Plan.    The 2008 Plan authorizes the issuance of up to 1,800,000 shares of our common stock. Any shares subject to options or stock appreciation rights (referred to as “SARs”) granted under the 2008 Plan that terminate, expire or are cancelled without being exercised, and any shares of restricted stock or phantom stock, or restricted stock units or performance share awards, that are forfeited, will become available for reissuance under the 2008 Plan. Other shares, such as those tendered in payment of an option exercise price or withheld for taxes under the 2008 Plan, or subject to awards that expire or are forfeited under our Current Equity Plan, shall not be added back to the number of shares reserved under the 2008 Plan. Each option or SAR granted under the 2008 Plan shall reduce the reserve available for grant under the 2008 Plan by one share for every share subject to such grant. Each grant of restricted stock, restricted stock units, phantom stock or performance share awards under the 2008 Plan shall reduce the reserve available for grant under the 2008 Plan by one and one-third (1- 1/3) shares for every share subject to such grant.

Administration of the Plan.    The 2008 Plan provides that it shall be administered by a committee of our board of directors, with grant decisions made by at least two non-employee directors, each of whom shall be “outside directors” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and otherwise independent directors under the rules and regulations of the NYSE. The Compensation and Human Resources Committee of our board of directors has been appointed by the board to administer the 2008 Plan. Subject to the plan, the committee has the sole authority to determine:

•	who will receive grants under the plan;

•	the type, size and terms of each grant;

•	when the awards will be granted and the duration of any exercise or restriction period;

•	any restrictions on resale applicable to the shares to be issued or transferred pursuant to a grant; and

•	any other matters arising under the plan.

Grants.    Awards under the plan may consist of incentive stock options within the meaning of Section 422 of the Code (referred to as “ISOs”), non-qualified stock options (referred to as “NQSOs”), restricted stock grants, restricted stock units, stand-alone and tandem SARs, phantom stock and performance share awards. Except for the inclusion of restricted stock units and stand-alone SARs, these grant types are the same as those that are available under our Current Equity Plan.

Eligibility for Participation.    Officers and other employees of Radian (or its affiliates) are eligible to participate in the 2008 Plan. Non-employee directors and consultants and advisors are eligible to participate in the 2008 Plan, but are not permitted to receive grants of ISOs or performance shares. Under the 2008 Plan, no grantee may receive a grant of shares for more than 500,000 shares of our common stock for any calendar year, subject to certain adjustments as set forth in the 2008 Plan.

No Repricing.    Under the 2008 Plan, repricing of stock options and SARs (including reduction in the exercise price of stock options or replacement of an award with cash or another award type) without stockholder approval is prohibited, except in connection with a corporate transaction such as a merger, spin-off or reorganization.

Stock Options; Exercise Price, Term, Vesting and Method of Exercise.    The 2008 Plan provides that the exercise price of our common stock subject to an ISO or NQSO shall not be less than its fair market value on the date the option is granted. If the grantee of an ISO owns more than 10% of the total combined voting power of all classes of our stock, the exercise price of the ISO must not be less than 110% of the fair market value of a share of our common stock on the date the option is granted. All of the outstanding options under our Current Equity Plan are NQSOs.

The Compensation and Human Resources Committee determines the term for each option, up to a 10-year maximum (except the term of an ISO may not exceed five years if the grantee owns more than 10% of the total combined voting power of all classes of our stock). Unless otherwise specified in the grant letter, each option vests ratably over four years, beginning one year after the date of grant. As long as the grantee is still with Radian, if not sooner vested by its terms, each option fully vests upon the earliest of:

•	the grantee’s retirement, as defined under the 2008 Plan (see “Certain Other Definitions” below);

•	five years from the date of the grant;

•	the grantee’s death or disability (see “Certain Other Definitions” below); or

•	the occurrence of a change of control of Radian (see “Adjustment Provisions; Change of Control of Radian” below).

Payment of the option price upon the exercise of an option may be made in cash or, subject to any conditions imposed by the committee, either by tendering shares of common stock or through a broker-assisted “cashless” exercise program.

In the event that a grantee’s service relationship with us terminates, the reason for termination will dictate the length of the post-termination exercise period available. In the case of a voluntary termination, the grantee will generally have 90 days to exercise the option. In the event of involuntary termination by us without cause, as defined under the 2008 Plan (see “Certain Other Definitions” below), the grantee will generally have one year to exercise the option. Upon a grantee’s retirement, or the grantee’s death or disability, the grantee (or his or her legal representative) shall be entitled to exercise the option for its full remaining term. In the event of termination for cause, any options held by such grantee shall immediately terminate. The Compensation and Human Resources Committee may vary or extend the post-termination exercise periods noted above, subject to the remaining term of the option.

Restricted Stock and Restricted Stock Units.    The Compensation and Human Resources Committee may issue shares of our common stock in the form of a restricted stock grant, or grant the right to receive shares of our common stock under a grant of restricted stock units, under the 2008 Plan. The shares underlying a grant are issued in consideration for cash or services rendered having a value, as determined by our board of directors, at least equal to the par value of our common stock. If a grantee’s service relationship with us terminates while the shares or units are subject to restrictions imposed by the Compensation and Human Resources Committee, the restricted stock grant or restricted stock units will terminate with respect to all shares that are subject to restrictions, and such shares or units will be immediately forfeited. While shares or units are subject to restrictions, a grantee may not sell, assign, transfer, pledge or otherwise dispose of them, except to a successor grantee in the event of the grantee’s death. All restrictions imposed under a restricted stock grant or restricted stock unit award lapse after the applicable restriction period. The restriction period for any restricted stock grant or restricted stock unit award, the vesting of which is based upon a continuing service relationship with us, shall be a minimum of three years from the grant date, and the restriction period for any restricted stock grant or restricted stock unit award that is based upon performance criteria shall be based upon performance over a minimum period of one year. However, the restriction period shall automatically terminate upon the grantee’s retirement, death or disability or a change of control of Radian.

Phantom Stock.    The Compensation and Human Resources Committee may grant phantom stock awards under the 2008 Plan, which entitle the grantee to receive shares of our common stock on a vesting date (referred to in the plan as the conversion date) established by the committee. Unless otherwise provided in a grant letter, if a grantee’s service relationship with us terminates during any period in which vesting restrictions apply, the phantom stock grant terminates as to all shares covered by the grant as to which vesting restrictions have not lapsed and such shares will be forfeited. The vesting and acceleration provisions for phantom stock under the 2008 Plan are comparable to those for restricted stock and restricted stock units as discussed above, except that the committee may issue phantom stock awards for an aggregate of up to 5% of the shares reserved under the 2008 Plan with no vesting period. We will credit dividend equivalents to holders of phantom stock when dividends are paid on the common stock. Our practice to date under our Current Equity Plan has been to grant phantom stock to directors with a vesting date upon the termination of the director’s relationship with us. In addition, we are also currently using phantom stock to fund the shares to be issued under our Amended and Restated Performance Share Plan adopted in 2005 (the “Performance Plan”). Each share of phantom stock is granted at full value with no exercise price. All phantom stock will be paid in whole shares of our common stock, with fractional shares paid in cash.

Stock Appreciation Rights.    The Compensation and Human Resources Committee may grant either stand-alone SARs or may grant SARs in tandem with a stock option for all or a portion of the applicable option, either when the option is granted or, in the case of an NQSO, at any time thereafter while the option remains outstanding. Upon the exercise of an option, any tandem SARs relating to our common stock covered by such option terminate. Upon the exercise of any SARs, the related option terminates to the extent of an equal number of shares of our common stock.

Upon a grantee’s exercise of some or all of his or her SARs, the grantee receives in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, shares of our common stock or a combination thereof, as the committee may require. The stock appreciation for an SAR is the difference between the exercise price as described below and the fair market value of the underlying common stock on the date of exercise of the SAR. The exercise price of a stand-alone SAR shall be the fair market value of a share of our common stock on the grant date of the SAR. The exercise price of a tandem SAR is either:

•	the exercise price of the related stock option; or

•

the fair market value of a share of our common stock on the date of grant of the SAR, if the SAR is granted after the stock option and an exercise price equal to the option price would result in the disallowance of our expense deduction upon exercise of the SAR under Section 162(m) of the Code.

Any stand-alone SAR shall have a maximum term of ten years, and will be subject to vesting, acceleration and post-termination exercise periods comparable to those provided for NQSOs as discussed above. Any tandem SAR shall be exercisable only for as long as the related stock option is also exercisable.

Performance Share Awards.    The 2008 Plan also provides for the granting of performance share awards to key employees under our Performance Plan adopted in 2005. A performance share award may entitle the grantee to receive shares of common stock, contingent upon the satisfaction of certain performance goals established by the Compensation and Human Resources Committee.

Amendment and Termination of the Plan.    Our board of directors may amend or terminate the plan at any time. However, our stockholders and the Compensation and Human Resources Committee must approve any amendment to the extent required by applicable law, the SEC or NYSE regulations.

The 2008 Plan would terminate on December 31, 2018 unless terminated earlier by our board of directors or further extended by the board with the approval of our stockholders.

Amendment and Termination of Outstanding Grants.    A termination or amendment of the 2008 Plan that occurs after a grant is made will not terminate or amend the grant unless the grantee consents or unless the Compensation and Human Resources Committee revokes or modifies a grant that is contrary to applicable law. The grantee’s consent is not required for an amendment that merely accelerates the vesting or extends the post-termination exercise period of a grant.

Adjustment Provisions; Change of Control of Radian.    The number or kind of shares of our common stock available for grants or subject to outstanding grants may change as a result of changes made to our common stock by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares or any other change in capital structure made without receipt of consideration.

If any such event happens, the number of shares of our common stock available for grants, the number of such shares covered by outstanding grants and the price per share or the applicable market value of such grants will be proportionately adjusted by the Compensation and Human Resources Committee to reflect any increase or decrease in the number or kind of shares of our common stock.

If a change of control of Radian occurs: (1) all options and SARs outstanding under the 2008 Plan will become immediately vested and exercisable, and (2) all restrictions on outstanding restricted stock, restricted stock units and phantom stock grants will immediately lapse. A change of control of Radian occurs when:

•

a person or group, other than an employee, Radian, or an employee benefit plan of Radian or an affiliate, acquires 40% or more of our shares then outstanding and entitled to vote for directors generally, or acquires substantially all of our assets; or

•

during any 24-month period, individuals who at the beginning of such period constituted the board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by our stockholders, of at least 75% of the directors who were not directors at the beginning of such period was approved by a vote of at least 75% of the directors in office at the time of such election or nomination who were directors at the beginning of such period.

Certain Other Definitions.    For purposes of the 2008 Plan:

•	A grantee’s “retirement” is defined as separation from service after attaining either age 65 with 5 years of credited service or age 55 with 10 years of credited service.

•	A grantee’s “disability” is defined by reference to our long-term disability program.

•

“Cause” for termination is generally defined as the grantee’s (1) indictment for, conviction of, or pleading nolo contendere to, a felony or a crime involving fraud, misrepresentation or moral turpitude (excluding minor traffic offenses); (2) fraud, dishonesty, theft or misappropriation of funds in connection with the grantee’s duties; (3) material violation of our Code of Conduct or employment policies; or (4) gross negligence or willful misconduct in the performance of the grantee’s duties, in each case as determined in the sole discretion of the Compensation and Human Resources Committee.

Non-U.S. Grants.    The Compensation and Human Resources Committee may modify the terms and conditions of grants made to persons outside the United States, establish subplans for such persons with modified procedures, or otherwise take action to conform with the provisions of local laws and regulations or local practices and policies in foreign countries.

Federal Income Tax Consequences

The following summarizes the United States federal income tax consequences to grantees and to us of grants made under the 2008 Plan. Grantees are urged to consult with their personal tax advisors concerning the application of the principles discussed below to their own situations and the application of state and local tax laws.

Non-Qualified Stock Options.    There are no federal income tax consequences to grantees or to us upon the grant of an NQSO. Upon the exercise of NQSOs, grantees will recognize ordinary income in an amount equal to the excess of the fair market value of the shares when exercised over the exercise price of the NQSO. We generally will be entitled to a corresponding income tax deduction. Grantees who are employees will be subject to income tax and FICA withholding. Upon the sale of shares acquired upon exercise of an NQSO, a grantee will have a long-term or short-term capital gain or loss in an amount equal to the difference between the amount realized upon the sale and the exercise price, plus the amount of ordinary income recognized by the grantee when the NQSO was exercised.

Incentive Stock Options.    Grantees will not be subject to income taxation upon the grant or exercise of ISOs, and we will not be entitled to an income tax deduction by reason of such grant or exercise. However, the amount by which the fair market value of the shares when exercised exceeds the option price is an item of tax preference subject to the alternative minimum tax applicable to the person exercising the ISO. If the grantee disposes of shares acquired upon exercise of an ISO more than one year after the exercise and two years after the grant of the ISO, the grantee will recognize long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the option price, and we will not be entitled to any tax deduction. For this purpose, a disposition of ISO shares includes not only a sale or exchange, but also a gift or other transfer (with certain exceptions such as transfers upon death).

If such a “disqualifying” disposition occurs within one year from the date of exercise of the ISO or within two years from the date of grant, the grantee generally will recognize ordinary compensation income (not capital gain) equal to the lesser of the excess of the fair market value of the shares on the date of exercise over the option price, or the excess of the amount realized on the sale of the shares over the option price.

Any amount realized on a sale within one year from the date of exercise of the ISO or within two years from the date of grant in excess of the amount treated as ordinary compensation income (or any loss realized) will be a long-term or a short-term capital gain (or loss), depending upon the length of time the shares were held. We generally will be entitled to a tax deduction on such sale corresponding to the ordinary compensation income recognized by the grantee.

Restricted Stock.    A grantee normally will not recognize taxable income upon the grant of restricted stock, and we will not be entitled to a deduction, until such stock is transferable by the grantee or no longer subject to a substantial risk of forfeiture, whichever occurs earlier. However, a grantee will recognize ordinary compensation income on amounts paid as dividends on shares of restricted stock while the stock remains subject to restrictions. We will be entitled to a deduction in the same amount. When restricted stock is either transferable or is no longer subject to a substantial risk of forfeiture, the grantee will recognize ordinary compensation income in an amount equal to the difference between the fair market value of the common stock at that time and the amount paid by the grantee for the shares, if any, or the grantee’s other tax basis in the shares. We will be entitled to a deduction in the same amount. A participant may, however, elect under Section 83(b) of the Code to recognize ordinary compensation income in the year the restricted stock grant is awarded in an amount equal to the difference between the fair market value of our common stock at that time, determined without regard to the restrictions, and the amount paid by the grantee for the shares, if any. In this event, we generally will be entitled to a deduction in the same year. Any gain or loss recognized by the grantee upon subsequent disposition of our common stock will be capital gain or loss. If, after making the election, any of our common stock subject to a restricted stock grant is forfeited, or if the market value declines during the restriction period, the grantee is not entitled to any tax deduction or tax refund.

Restricted Stock Units.    There are no immediate tax consequences of receiving an award of restricted stock units under the 2008 Plan. A grantee who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If Radian complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Code, Radian will be entitled to a deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Phantom Stock.    The grantee will not recognize income upon the grant of phantom stock. Upon the vesting of phantom stock, the grantee will recognize ordinary compensation income equal to the fair market value of the shares of our common stock and any cash received. We generally are entitled to a corresponding deduction.

Stock Appreciation Rights.    The grantee will not recognize any income upon the grant of a SAR. Upon the exercise of a SAR, the grantee will recognize ordinary compensation income in the amount of the cash and the fair market value of our shares of common stock received upon such exercise. We generally are entitled to a corresponding deduction.

Section 162(m).    Under the 2008 Plan, grants of ISOs, NQSOs with an exercise price not less than fair market value on the date of grant, SARs and performance share awards are intended to meet the requirements of performance-based compensation within the meaning of Section 162(m) of the Code.

Section 280(G).    To the extent payments that are contingent on a change in control are determined to exceed certain Code limitations, they may be subject to a 20% nondeductible excise tax and our deduction with respect to the associated compensation expense may be disallowed in whole or in part.

Section 409A.    The Compensation and Human Resources Committee, in its sole discretion, may permit a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be delivered under the 2008 Plan. Certain awards under the 2008 Plan, such as restricted stock units, phantom stock and SARs, may involve elements of deferred compensation, which is governed by Section 409A of the Code. The Committee may establish such rules and procedures as it may deem advisable and in our best interests in the event that Section 409A of the Code is implicated by any transaction under the 2008 Plan.

Equity Compensation Plan Information

The following table shows information as of December 31, 2007 about our current equity compensation plans and arrangements in the aggregate, not including the 2008 Plan:

Plan Category (1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by stockholders (2)	5,162,367	(3)	$28.34	(4)	523,187	(5)
Equity compensation plans not approved by stockholders	—		—		—
Total	5,162,367	(3)	$28.34	(4)	523,187	(5)

(1)	The table does not include information for equity compensation plans assumed by us in mergers, under which we do not grant additional awards, but under which awards were outstanding as of December 31, 2007. A total of 196,031 shares of our common stock were issuable upon exercise of options previously granted under these plans and outstanding as of December 31, 2007, with a weighted average exercise price of $48.01 per share.

(2)	These plans consist of our Current Equity Plan and our 1997 Employee Stock Purchase Plan. The 2008 Plan, which was approved by our directors after December 31, 2007 and is the subject of this Proposal 3, is not included in this table. We have not granted any awards under the 2008 Plan.

(3)	Includes a maximum potential share payout of 108,850 shares of our common stock under performance shares granted pursuant to our Performance Plan. Performance shares are denominated in shares of our common stock and are settled in common shares issued under our Current Equity Plan. Each outstanding performance share award becomes payable at a pre-established target amount multiplied by a factor depending on our growth of earnings per share, growth of adjusted book value and return on equity over the performance period. One third of each award is based on each of the three metrics, and each metric is measured both on an absolute basis and relative to a group of our peers. See “Compensation of Executive Officers and Directors— Compensation Discussion and Analysis—Long-Term Equity Incentive Program—2005 and 2006 Equity Incentive Awards” below.

(4)	Represents all forms of outstanding equity issued under our Current Equity Plan, including 4,410,423 non-qualified stock options, 541,983 shares of restricted stock, 101,111 phantom stock units and 108,850 performance shares. The shares of restricted stock, phantom stock units and performance shares were granted at full value, and, therefore, have a weighted average exercise price of $0. Excluding these forms of equity, the weighted average exercise price of outstanding non-qualified stock options was $33.17 at December 31, 2007.

(5)	Includes 270,823 shares available for issuance under our 1997 Employee Stock Purchase Plan and 252,364 shares available for issuance under the Current Equity Plan, in each case as of December 31, 2007.

Summary

As noted in the discussion and table above, our Current Equity Plan, which has already been extended by our stockholders beyond its original ten-year life, has been substantially depleted of shares. Our board of directors believes that the 2008 Plan, which includes a modest request for available shares, is critical to our ability to carry out our compensation philosophy and objectives, including importantly, our ability to continue to retain and motivate our key employees.

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2008 PLAN. SIGNED PROXIES WILL BE VOTED “FOR” APPROVAL UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT

OF PRICEWATERHOUSECOOPERS LLP

General

The Audit and Risk Committee of our board of directors is responsible for selecting an independent registered public accounting firm to perform the annual audit of our financial statements. The Audit and Risk Committee’s selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2008 is being submitted to the stockholders for ratification. A representative of PwC is expected to attend our 2008 annual meeting of stockholders, will have an opportunity to make a statement if he or she desires, and will be available to respond to questions.

If the stockholders fail to ratify the appointment of PwC, the Audit and Risk Committee will reconsider whether or not to retain the firm. You should note that, even if the selection of PwC is approved at the annual meeting, the Audit and Risk Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

Transitional Matters

As we previously reported, on September 26, 2007, our independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”) declined to stand for reappointment as our independent auditors for the 2007 audit and its engagement terminated on November 26, 2007.

Deloitte’s audit reports on our consolidated financial statements as of December 31, 2005 and 2006 and for each of the three years in the period ended December 31, 2006 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During our two most recent fiscal years and the subsequent interim period preceding September 26, 2007, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), and there was no “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between us and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its report, except as follows:

As we reported on a Form 10-Q/A dated August 13, 2007 (the “10-Q/A”), on August 9, 2007, we filed our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (the “Second Quarter 10-Q”), before Deloitte had completed its review of the interim financial statements included in the Second Quarter 10-Q. As reported in the 10-Q/A, Deloitte needed to review additional documentation supporting the conclusion that the impairment charge relating to our interest in Credit-Based Asset Servicing and Securitization LLC (“C-BASS”) occurred after June 30, 2007. Members of our management discussed the events surrounding the filing of the Second Quarter 10-Q with Deloitte on August 9, 2007, and the Chairman of the Audit and Risk Committee of our board of directors discussed these events with Deloitte on August 10, 2007. On August 14, 2007, we filed a second amendment to our Second Quarter 10-Q to state that the matters related to the impairment had been resolved without changes or amendments to the interim financial statements included in the Second Quarter 10-Q. We have authorized Deloitte to respond fully to the inquiries of any successor accountant concerning this matter or any other matter.

We provided Deloitte with a copy of the above disclosures and requested that Deloitte furnish us with a letter addressed to the SEC stating whether or not it agreed with such statements. A copy of Deloitte’s letter dated October 2, 2007 was filed on that date with our Current Report on Form 8-K, stating that Deloitte agreed with such statements. On October 30, 2007, we engaged PwC as our independent registered public accounting firm for the year ending December 31, 2007.

During our two most recent fiscal years and through October 30, 2007, neither we, nor anyone on our behalf, consulted PwC regarding either: (i) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K), or (ii) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us that PwC concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue, except as follows:

Prior to our engagement of PwC as our independent registered public accounting firm, we had engaged PwC to provide tax and accounting advisory services related to the previously disclosed impairment of our investment in C-BASS. PwC advised us regarding its analysis of whether any of the deferred tax benefit resulting from the C-BASS impairment should be recorded in the quarter ended September 30, 2007. PwC advised us that the recognition of a deferred tax benefit related to the C-BASS impairment is dependent upon, among other things, (1) the nature for tax purposes of the loss (i.e, capital or ordinary loss), (2) the availability of relevant taxable income in the tax loss carryback period, (3) future taxable income expected in the current or carry forward period and (4) the availability and feasibility of tax planning strategies. PwC did not reach a final conclusion regarding this issue. Based solely on management’s representations, PwC expressed a view that the entire deferred tax benefit should be realizable; however, PwC was not requested to, nor did they, corroborate management’s representations or complete related research, which would be necessary in order for PwC to be in a position to reach a definitive conclusion.

Independent Registered Public Accounting Firm Fees and Services

The following is a summary of the fees billed for professional services rendered to Radian by Deloitte for the fiscal year ended December 31, 2006 and by PwC for the fiscal year ended December 31, 2007:

Type of Fees	2007	2006
Audit Fees	$6,520,500	$2,853,512
Audit-Related Fees	$950,000	$123,530
Tax Fees	$129,414	$8,137
All Other Fees	$—	$—

Total	$7,599,914	$2,985,179

For purpose of the above table, in accordance with the SEC’s definitions and rules:

•

“Audit Fees” are fees for professional services for the audit of the financial statements included in our Annual Report on Form 10-K (which includes an audit of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002), for the review of our financial statements included in our Quarterly Reports on Form 10-Q, and for services that normally are provided in connection with statutory and regulatory filings;

•

“Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not reported under “Audit Fees,” including services related to employee benefit plan audits, the filing of registration statements and consultation on reporting matters;

•	“Tax Fees” are fees for tax compliance, tax advice and tax planning; and

•

“All Other Fees”, when applicable, are fees for products and services provided by our independent registered public accounting firm other than those services reported above, such as litigation support services.

Our audit fees increased significantly in 2007 as compared to 2006 primarily as a result of additional procedures required to be performed by PwC, our new independent registered public accounting firm, based on the timing of their appointment during the fourth quarter on October 30, 2007 and the additional complexity of financial reporting resulting from the current mortgage and credit market environments.

The fees listed in the table above were pre-approved by the Audit and Risk Committee. The Audit and Risk Committee considered the nature of the non-audit services provided by the independent registered public accounting firm providing such services and determined that those services were compatible with the provision of independent audit services by such firm.

Pre-Approval Policy

In addition to retaining PwC to audit our consolidated financial statements for 2007, we retained PwC, as well as other accounting firms, including Deloitte, to provide other auditing and advisory services in 2007. We understand the need for PwC to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of PwC, our Audit and Risk Committee is required to pre-approve all non-audit work performed by PwC in accordance with applicable SEC rules and our pre-approval policy, which is included as Appendix B to this proxy statement.

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS RADIAN’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008. SIGNED PROXIES WILL BE VOTED “FOR” RATIFICATION UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

CORPORATE GOVERNANCE AND BOARD MATTERS

Meetings of the Board of Directors and its Committees

Our board of directors holds regular quarterly meetings, and holds special meetings as and when necessary. Our board of directors met sixteen times during 2007. An executive session of the board was held in connection with each meeting. Each director participated in at least 75% of the meetings of the board of directors and the committees on which he or she served during 2007. Herbert Wender, the non-executive Chairman of the Board, presides over all meetings of the board, including meetings of the independent members of the board. Our policy is that all of our directors are expected to attend our annual meeting, and all of the directors attended last year’s annual meeting.

The board of directors maintains the following standing committees:

Audit and Risk Committee.    The members of the Audit and Risk Committee are Mr. Carney (Chairman), Mr. Jennings, Ms. Nicholson and Mr. Richards, each of whom is independent under the NYSE’s listing standards, and each of whom meets the additional NYSE independence criteria applicable to audit committee members. This committee is responsible for selecting and overseeing the work of our independent registered public accounting firm, reviewing our annual audited and interim financial results, reviewing our accounting and reporting principles and policies and overseeing our overall enterprise risk management. Our board has determined that Mr. Carney qualifies as an audit committee financial expert under the SEC’s rules and that he is independent under all applicable NYSE and SEC rules. The Audit and Risk Committee met eighteen times during 2007. Please also refer to the section entitled “Audit and Risk Committee Report” below.

Compensation and Human Resources Committee.    The members of the Compensation and Human Resources Committee are Messrs. Hopkins (Chairman), Culang, Moore and Schweiger, each of whom is independent under the NYSE’s listing standards. This committee oversees compensation and benefit policies and programs for Radian and its subsidiaries, including matters regarding compensation of senior management, and reviews the quality and depth of officers throughout Radian as well as our management development practices and programs. The Compensation and Human Resources Committee met nine times during 2007. Please also refer to the section below entitled “Compensation of Executive Officers and Directors” for additional information regarding the work of this committee.

Credit Committee.    The Credit Committee oversees our credit and risk management policies and procedures. This committee reviews our credit-based risks, credit policies and overall credit management. Specifically, the committee reviews the quality of our mortgage insurance and financial guaranty portfolios, and assesses general compliance with underwriting and diversification guidelines. The members of this committee are Mr. Culang (Chairman), Mr. Carney, Mr. Hopkins and Ms. Nicholson, each of whom is independent under the NYSE’s listing standards. The Credit Committee met six times during 2007.

Governance Committee.    The members of the Governance Committee are Messrs. Schweiger (Chairman), Carney, Hopkins and Jennings, each of whom is independent under the NYSE’s listing standards. This committee oversees the process of board governance, which involves identifying and recommending candidates to become members of our board of directors recommending committee membership and chairperson appointments, conducting periodic board and individual director assessments, and examining our governance process. The Governance Committee met five times during 2007.

Investment and Finance Committee.    The members of the Investment and Finance Committee are Messrs. Moore (Chairman), Jennings, Richards and Schweiger, each of whom is independent under the NYSE’s listing standards. This committee establishes investment policy guidelines for Radian and its subsidiaries, and regularly reviews the performance of the investment portfolio and of the investment professionals overseeing the portfolio to ensure adherence to those guidelines. The Investment and Finance Committee met five times during 2007.

Director Independence

Our Guidelines of Corporate Governance provide that a substantial majority of our board of directors must consist of independent directors, as independence is determined under the NYSE’s listing standards and applicable SEC rules. Our board of directors has determined that the following members of the board, constituting nine of the ten members of the board, are “independent” under current NYSE listing standards and SEC rules: Mr. Wender, Mr. Carney, Mr. Culang, Mr. Hopkins, Mr. Jennings, Mr. Moore, Ms. Nicholson, Mr. Richards and Mr. Schweiger. In evaluating the independence of each of these directors, the board concluded that no material direct or indirect relationship exists between us and each of these directors other than those compensatory matters that are a direct consequence of serving on our board of directors and which are detailed below in “Compensation of Executive Officers and Directors – Director Compensation.” In reviewing director independence, the board also considered certain charitable contributions that we made to two non-profit organizations. Mr. Culang serves as an executive officer of one of these organizations, and Mr. Schweiger serves as an executive officer of the other. For 2007, the contributions to each of these organizations did not exceed $10,000.

Compensation and Human Resources Committee Interlocks and Insider Participation

The following directors – Messrs. Hopkins (Chairman), Culang, Moore and Schweiger – served on the Compensation and Human Resources Committee during 2007. No member of the Compensation and Human Resources Committee during 2007 (1) has ever been an officer or employee of Radian or any of its subsidiaries nor (2) had any relationship with Radian or its subsidiaries during 2007 that would require disclosure under Item 404 of the SEC’s Regulation S-K.

During 2007, none of our executive officers served as a director or member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any other entity, one of whose executive officers is or has been a director of Radian or a member of our Compensation and Human Resources Committee.

Certain Relationships and Related Person Transactions

No relationship or related person transaction existed in 2007 that is required to be reported under Item 404 of the SEC’s Regulation S-K. However, in March, 2008, Third Avenue Management LLC, a beneficial owner of more than 5% of our shares of common stock, entered into a Voting Trust Agreement with an independent third party with respect to the voting of certain shares of our common stock. Third Avenue entered into this agreement so that its holdings of our common stock are in compliance with Section 12(d)(2) of the Investment Company Act of 1940. Under the agreement, Third Avenue has agreed that it will not exercise voting rights as to more than 10% of our common stock, subject to certain exceptions and to Third Avenue’s rights to terminate the agreement. The voting trustee has the right to determine how these shares will be voted in elections for directors and other matters brought before a vote of stockholders. Third Avenue retains the right to direct the voting of these shares in certain matters, including in particular, any vote affecting their rights as a stockholder. We became a party to this agreement in March, 2008 for the limited purposes of facilitating certain administrative matters related to the transfer of shares to the voting trustee and the voting of such shares by the trustee.

Our board of directors has adopted a written policy regarding related person transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction, other than certain excluded transactions such as compensation arrangements with executive officers or directors that have been approved by the Compensation and Human Resources Committee, in which (1) Radian or any of its subsidiaries was or is to be a participant, and (2) any related person had or will have a direct or indirect material interest. For purposes of this policy, a related person is any of our directors or nominees for director, any of our executive officers, any stockholder known to us to own in excess of five percent of Radian, and any immediate family member of one of our directors, nominees for director or executive officers. Under the policy, our Audit and Risk Committee is responsible for reviewing, pre-approving or ratifying any related person transaction. The Audit and Risk Committee may delegate its pre-approval (but not ratification) authority under the policy to the Chairman of the committee.

The policy provides that the Audit and Risk Committee may approve or ratify a related person transaction (including, if applicable, as modified) only upon affirmatively concluding that the transaction: (1) is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; (2) is consistent with the applicable independence rules of the SEC and NYSE; and (3) does not create or otherwise give the impression of a conflict of interest that could result in harm to us. If the Audit and Risk Committee determines that an existing related person transaction has failed to meet this standard for ratification, the transaction must be unwound promptly unless the Audit and Risk Committee further determines that (i) the transaction was entered into in good faith (i.e., in the absence of fraud and not with the intention of circumventing the pre-approval requirements of our related person transactions policy), and (ii) the risks to us of unwinding the transaction outweigh the risks associated with continuing the transaction.

Information on our Website

The Corporate Governance section of our website (www.radian.biz) includes the following, each of which is also available in print and free of charge upon request:

Board Committee Charters.    Each of the committees of our board of directors operates under a written charter adopted by the full board. Each committee regularly considers the need for amendments or enhancements to its charter.

Guidelines of Corporate Governance.    Upon the Governance Committee’s recommendation, our board of directors adopted a set of Guidelines of Corporate Governance. Among other things, these guidelines delineate the qualifications and relative responsibilities of the board, its committees, the non-executive Chairman, the Chief Executive Officer and the Corporate Responsibility Officer.

Code of Conduct and Ethics.    Our Code of Conduct and Ethics is binding on all of our employees and directors, and includes a “code of ethics” applicable to our senior executive officers. Certain provisions of the code also apply to former employees and directors. We intend to post on our website any amendments to, or waivers of, any provision of the Code of Conduct and Ethics that applies to our Chief Executive Officer, principal financial officer or principal accounting officer and that relates to any element of the SEC’s definition of a “code of ethics.”

Stockholder Communications.    We encourage stockholders to freely communicate with management and our board. In that regard, we have established an email address that enables stockholders to convey their concerns, questions and comments to the members of our board. The address is: directors@radian.biz. In addition, interested persons may write to the Chairman, Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103-2337 or to Teresa A. Bryce, Executive Vice President, General Counsel and Secretary, at the same address. This contact information also is available on our website.

Any updated or amended versions of the items listed above will be posted to our website promptly after adoption. The information contained on our website is not deemed to be incorporated by reference into this proxy statement.

Consideration of Director Nominees

Director Qualifications.    Our Governance Committee recommends candidates for nomination to our board of directors based on a number of factors, including diversity of experience, ability and willingness to devote ample time to service on the board, and financial expertise.

Identifying and Evaluating Director Nominees.    The Governance Committee evaluates candidates by reference to the qualifications stated above. When seeking and researching candidates for director, the Governance Committee generally uses the services of national search firms, which provide the committee with a professional biography of a candidate and perform background checks as requested by the Governance Committee. The Governance Committee also considers stockholder recommendations of candidates for membership on our board of directors that are submitted in accordance with the procedures described below. In either case, the Governance Committee will conduct one, and sometimes several, interviews of a candidate if after an initial evaluation it believes the candidate to be suitable. The committee also may discuss a candidate at multiple meetings and may have the candidate interview with management.

Stockholder Nominations and Recommendations.    Our by-laws describe the procedures for stockholders to follow in nominating candidates to our board of directors. For our 2009 annual meeting of stockholders, stockholders may nominate a candidate for election to our board of directors by sending written notice to our Secretary at our principal office, which must be received at least 60 days before the 2009 annual meeting (except that if we give less than 75 days’ notice or other public disclosure of the 2009 annual meeting, then the nomination must be received by our Secretary no later than the close of business on the 15th day after the day on which we mail the notice of the 2009 annual meeting or make such public disclosure). The notice to our Secretary must contain or be accompanied by the following information:

1.	The name, age, principal occupation, and business and residence address of each person nominated;

2.	The class and number of shares of our capital stock beneficially owned by each person nominated;

3.	Any other information about each person nominated that would be required under relevant SEC rules to be in a proxy statement for a meeting involving the election of directors;

4.	The name and address of the stockholder making the nomination; and

5.	The class and number of shares of our capital stock owned by the stockholder making the nomination.

A copy of the full text of the relevant by-law provisions may be obtained upon written request directed to our Secretary at our principal office. A copy of our by-laws is also posted on the Corporate Governance section of our website (www.radian.biz).

In addition to a stockholder’s ability to nominate candidates to serve on our board of directors as described above, stockholders also may recommend candidates to the Governance Committee for its consideration. The Governance Committee is pleased to consider recommendations from stockholders regarding director nominee candidates that are received in writing and accompanied by sufficient information to enable the Governance Committee to assess the candidate’s qualifications, along with confirmation of the candidate’s consent to serve as a director if elected. Such recommendations should be sent to our Secretary at our principal office. Any recommendation received from a stockholder after January 1 of any year is not assured of being considered for nomination in that year.

Evaluations of Board and Committee Performance

During 2007, the Governance Committee conducted an annual assessment of each director’s board performance and reviewed the performance of the board as a whole and each of its committees. The contributions of individual directors were considered by the Governance Committee as part of its determination whether to recommend their nomination for re-election to our board of directors. In addition, each other committee of our board of directors is required to, and conducted, a similar annual self-evaluation during 2007.

Audit and Risk Committee Report

The functions of the Audit and Risk Committee are outlined in its charter posted on the Corporate Governance section of our website (www.radian.biz) and include the following: to appoint, retain and provide for the compensation of a registered independent public accounting firm to audit our financial statements each year; to monitor the auditor’s independence; to monitor the professional services provided by the independent auditors, including pre-approving all audit and permissible non-audit services provided by the independent auditors in accordance with federal law and the rules and regulations of the SEC; to review audit results with the independent auditors; to review and discuss with management and the independent auditors our financial statements and other financial disclosures in our filings with the SEC; to pre-approve or ratify, as necessary, all related person transactions in accordance with our policy regarding related person transactions; to establish procedures for receiving, retaining and treating complaints regarding our accounting and internal accounting controls or other auditing matters and to review with management, the independent auditors and our internal audit department our accounting and reporting principles, practices and policies; and the adequacy of our internal control over financial reporting.

Before our Annual Report on Form 10-K for the year ended December 31, 2007 was filed with the SEC, the Audit and Risk Committee reviewed and discussed with management our audited Consolidated Financial Statements for the year ended December 31, 2007 and the notes thereto and other financial information included in the report, including the section of the report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit and Risk Committee also discussed with PwC, our independent registered public accounting firm for 2007, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, including, among other things, matters related to the conduct of the audit of our financial statements. The Audit and Risk Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, and has discussed with PwC their independence from us.

Based on its reviews and discussions described above, the Audit and Risk Committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Members of the Audit and Risk Committee

David C. Carney (Chairman)

James W. Jennings

Jan Nicholson

Robert W. Richards

EXECUTIVE OFFICERS

The following information is provided with respect to each of our current executive officers. Our executive officers are appointed by our board of directors to serve in their respective capacities until their successors are duly appointed and qualified or until their earlier resignation or removal.

Sanford A. Ibrahim	Information about Mr. Ibrahim appears in the section of this proxy statement entitled “Proposal 1 – Election of Ten Directors.”

David M. Applegate	Mr. Applegate, 47, is President of Radian Guaranty Inc., our principal mortgage insurance subsidiary. Prior to joining Radian Guaranty in November 2007, Mr. Applegate served as Chairman and Chief Executive Officer of GMAC Residential, a mortgage lender and servicer, and concurrently acted as Chief Operating Officer of GMAC ResCap, a global real estate finance business. Mr. Applegate also had previously served as Executive Vice President and Chief Financial Officer of GMAC Residential.

Stephen D. Cooke	Mr. Cooke, 54, President of Radian Asset Assurance Inc., our principal financial guaranty subsidiary, was named to that position in July 2005. Mr. Cooke joined Radian Asset Assurance in September 2004 as Executive Vice President and Chief Legal Officer. Prior to joining Radian Asset Assurance, from April 2003 to September 2004, Mr. Cooke served as Executive Vice President and General Counsel of American Capital Access, a financial guaranty insurer. Prior to that, from February 2001 to March 2003, he served as special counsel in the New York office of the law firm of Cadwalader, Wickersham & Taft where he represented insurance companies and investment banking clients in insurance capital market transactions. From 1983 to 2000, Mr. Cooke worked for Ambac Assurance Corporation, a financial guaranty insurer, where he held the position of Managing Director and General Counsel during the majority of his seventeen-year tenure.

Teresa A. Bryce	Ms. Bryce, 48, joined Radian in October 2006 as Executive Vice President, General Counsel and Secretary. In addition, Ms. Bryce was appointed Chief Risk Officer in January 2007 and has served as head of International Mortgage since December 2007. Ms. Bryce also serves as Radian’s Corporate Responsibility Officer. Before joining Radian, Ms. Bryce served as General Counsel, Senior Vice President and Secretary of Nexstar Financial Corporation, a provider of mortgage outsourcing solutions to financial institutions. Prior to that, she was General Counsel for Bank of America Mortgage and held other senior legal leadership roles for PNC Mortgage Corporation and Prudential Home Mortgage Company. Ms. Bryce has served on the Board of Directors of the Mortgage Bankers Association, on the Consumer Advisory Council of the Federal Reserve and on the Fannie Mae National Advisory Council.

Robert E. Croner	Mr. Croner, 51, became Executive Vice President, Human Resources in November 2006, after having served as Senior Vice President, Human Resources since joining Radian in February 2004. Previously, from 1996 to 2004, Mr. Croner was Vice President, Human Resources for Independence Blue Cross, a regional health insurance firm. In that role, Mr. Croner was responsible for all human resources activities and the division’s Support Administration functions.

C. Robert Quint	Mr. Quint, 48, Executive Vice President and Chief Financial Officer of Radian, was named to that position in April 1999. Mr. Quint joined Radian Guaranty Inc. as Vice President, Administration and Controller in August 1990. In January 1995, Mr. Quint was named Vice President, Finance and Controller of Radian and Radian Guaranty. He was appointed Senior Vice President, Chief Financial Officer of Radian and Radian Guaranty in January 1996.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Management

The following table shows all shares of our common stock that were deemed to be beneficially owned, as of February 15, 2008, by each of our directors, each of our executive officers named in the Summary Compensation Table below, and all of our directors and current executive officers as a group. In general, a person “beneficially owns” shares if he or she has, or shares with others, the right to vote or dispose of them, or if the person has the right to acquire them within 60 days of February 15, 2008 (such as by exercising options).

Name (1)	Shares Beneficially Owned (2)	Percent of Class
Herbert Wender	147,718	*
David C. Carney	37,511	*
Howard B. Culang	27,173	*
Stephen T. Hopkins	29,981	*
Sanford A. Ibrahim	152,620	*
James W. Jennings	51,866	*
Ronald W. Moore	28,655	*
Jan Nicholson	12,340	*
Robert W. Richards	32,482	*
Anthony W. Schweiger	27,197	*
C. Robert Quint	168,492	*
Teresa A. Bryce	21,403	*
Stephen D. Cooke	43,487	*
Robert Croner	14,259	*
Roy J. Kasmar	117,960	*
Mark A. Casale	22,862	*
All directors and current executive officers as a group (17 persons)	936,008	*

*	Less than one percent of class. Percentages are calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(1)	The address of each person is c/o Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103-2337.

(2)	Each individual (including each current executive officer) has or is entitled to have within 60 days of February 15, 2008, sole voting and dispositive power with respect to the shares reported as beneficially owned, other than Mr. Schweiger, who shares voting and dispositive power with his spouse over 9,800 of the shares reported as beneficially owned (which shares are pledged under a margin arrangement), and Mr. Quint, whose spouse holds 1,600 of the shares reported as beneficially owned. In addition to shares owned outright, the amounts reported include:

•	Shares allocable to employee contributions to the Radian Common Stock Fund under our Savings Incentive Plan as of December 31, 2007.

•

Shares that may be acquired within 60 days of February 15, 2008 through the exercise of non-qualified stock options, as follows: Mr. Wender—57,750 shares; Mr. Carney—12,000 shares; Mr. Culang—9,600 shares; Mr. Hopkins—9,600 shares; Mr. Ibrahim—23,950 shares; Mr. Jennings—12,000 shares; Mr. Moore—12,000 shares; Ms. Nicholson—0 shares; Mr. Richards—12,000 shares; Mr. Schweiger—4,800 shares; Mr. Quint—97,145 shares; Mr. Cooke—22,675 shares; Ms. Bryce—0 shares; Mr. Croner—10,237 shares; Mr. Kasmar—99,300 shares; Mr. Casale—0 shares; and all directors and current executive officers as a group—407,007 shares.

•

Shares that may be acquired within 60 days of February 15, 2008 upon the vesting of phantom stock awards granted under our Current Equity Plan, as follows: Mr. Wender—10,137 shares; Mr. Carney—12,182 shares; Mr. Culang—11,367 shares; Mr. Hopkins—11,367 shares; Mr. Jennings—12,182 shares; Mr. Moore—12,182 shares; Ms. Nicholson—8,125 shares; Mr. Richards—12,182 shares; Mr. Schweiger—12,182 shares; and all directors and current executive officers as a group—101,906 shares. All phantom stock awards granted to directors vest upon departure from our board.

•

Share equivalents held by directors under our Voluntary Deferred Compensation Plan for Directors that may be payable within 60 days of February 15, 2008, as follows: Mr. Wender—16,460 shares; Mr. Carney—8,128 shares; Mr. Culang—6,206 shares; Mr. Hopkins—9,013 shares; Mr. Jennings—9,483 shares; Mr. Moore—2,472 shares; Ms. Nicholson—2,214 shares; Mr. Schweiger—414 shares; and all directors and current executive officers as a group—54,390 shares. Under our Voluntary Deferred Compensation Plan for Directors, directors have had the option of selecting a rate of return on amounts deferred equal to the return on our common stock (whether positive or negative). The commencement of benefits under the plan is accelerated upon a director’s departure from our board. See “Compensation of Executive Officers and Directors—Nonqualified Deferred Compensation” below.

•

120,933 shares of restricted stock held by our executive officers as follows: Mr. Ibrahim—16,933 shares; Mr. Quint—10,000 shares; Mr. Cooke—20,000 shares; Ms. Bryce—21,000 shares; Mr. Croner—3,000 shares; Mr. Kasmar—0 shares; Mr. Casale—0 shares; and all directors and current executive officers as a group—70,933 shares. None of the restricted shares included in the table will have vested within 60 days of February 15, 2008; however, the individuals holding these shares possess voting power with respect to such shares.

Security Ownership of Certain Stockholders

The following table shows information concerning beneficial ownership of our common stock as of the dates indicated, and as a percentage of our common stock outstanding as of April 1, 2008, by the only persons shown by our or the SEC’s records as beneficially owning more than 5% of our common stock:

Name and Business Address	Shares Beneficially Owned	Percent of Class
Third Avenue Management LLC (1)	15,102,285	18.8%
662 Third Avenue, 32nd Floor
New York, NY 10017
NWQ Investment Management Company, LLC (2)	10,605,688	13.2%
2049 Century Park East, 16th Floor
Los Angeles, CA 90067
FMR LLC (3)	8,031,565	10.0%
82 Devonshire Street
Boston, MA 02109
Putnam, LLC (4)	7,829,306	9.7%
One Post Office Square
Boston, MA 02109
LMM, LLC (5)	5,600,000	7.0%
100 Light Street
Baltimore, MD 21202

(1)

Based on a Schedule 13G/A filed with the SEC on February 14, 2008. Third Avenue Management is an investment adviser. It reports that various investments companies, offshore funds and separately managed accounts are the beneficial owners of such shares, with the right to receive dividends on, and the proceeds from the sale of, such shares. Third Avenue Management reports that it has voting power over 14,706,428 of such shares.

(2)	Based on a Schedule 13G/A filed with the SEC on February 14, 2008. NWQ is an investment adviser and the shares reported as beneficially owned are owned by its clients, which may include investment companies and/or employee benefit plans, pension funds, endowment funds or other institutional clients. NWQ reports that it has voting power over 9,308,467 of such shares.

(3)	Based on a Schedule 13G/A filed with the SEC on February 14, 2008. These securities are beneficially owned by various investment management subsidiaries and affiliates of FMR LLC. FMR LLC reports that it does not hold voting power over such shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, may be deemed to control FMR LLC.

(4)	Based on a Schedule 13G filed with the SEC on February 1, 2008. Putnam, LLC, doing business as Putnam Investments, is the parent company of Putnam Investment Management, LLC, and the Putnam Advisory Company, LLC, which are investment advisers that beneficially own such shares. Putnam, LLC reports that it does not hold any voting or dispositive power over such shares, although it may be deemed to share dispositive power over such shares, and to share voting power over 159,084 of such shares.

(5)	Based on a Schedule 13G filed with the SEC on February 14, 2008. LMM, LLC is an investment adviser, and reports that it shares voting and dispositive power over such shares with Legg Mason Opportunity Trust, a portfolio account managed by it.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish copies of these reports to us. Based on our review of the copies of the reports we have received, and written representations received from our executive officers and directors with respect to the filing of reports on Forms 3, 4 and 5, we believe that all filings required to be made during 2006 were made on a timely basis, except for the following.

•

On February 14, 2008, Mr. Culang filed a Form 5 reporting a series of twenty-five small, indirect acquisitions and dispositions of shares over a period of several years, ranging from approximately 8 to 64 shares each, that otherwise would have been reported on Form 4 filings. These transactions represented Mr. Culang’s proportionate interest in trades effected by the independent investment manager of a limited partnership in which Mr. Culang holds an interest as a limited partner and as a member of the general partner.

•

On January 7, 2008, Mr. Jennings filed a Form 5 reporting the acquisition of approximately 22 shares in the form of dividend equivalent rights on his phantom stock awards. This Form 5 also included the accrual of phantom share equivalents under our Voluntary Deferred Compensation Plan for Directors, which otherwise would have been reported as four quarterly transactions on four Form 4 filings.

COMPENSATION OF EXECUTIVE OFFICERS

AND DIRECTORS

Compensation Discussion and Analysis

I.	Compensation Philosophy and Objectives

The following table sets forth the principles and objectives that serve as a basis for our compensation program and how these have been applied to 2007 compensation:

Principles and Objectives	Application to 2007 Compensation

--      Accountability for performance is essential in aligning our executive’s interests with those of our stockholders. Therefore, in practice, we believe that a significant portion of an executive’s compensation should be based on our having achieved specified financial and stockholder return objectives as well as the executive’s having achieved specified individual and shared executive objectives.

--      Our compensation program should be reasonable and responsible in providing median rewards for median performance, above-average awards for superior performance and, when appropriate, below average awards for inferior performance, when measured against appropriate comparative groups.

--      Executives’ financial interests should be closely aligned with those of Radian and its stockholders

•     In light of our financial performance, our Chief Executive Officer did not receive a cash-incentive award for 2007, compared to an award of $1,550,000 for 2006. Cash incentive awards to our named executive officers were reduced on average by approximately 62% compared to 2006. See “Primary Components of Compensation – Annual Cash Incentive Plan”.

•     The value of accumulated equity for each of our executive officers decreased significantly in 2007 as a result of the market-driven declines in our stock price. For 2007, each executive’s long-term equity incentive award (which represented on average 40% of the named executives’ total target compensation for 2007) decreased by approximately 80% during 2007 after the date of grant. In addition, no payouts were made under our Performance Plan for the three year performance period ended December 31, 2007. See “Primary Components of Compensation – Long-Term Equity Incentive Program – 2005 and 2006 Equity Incentive Awards”.

--      Our compensation program should enable us to attract, retain and motivate individuals with the skills and talent necessary to provide a meaningful contribution to Radian. The program should accomplish this by remaining competitive with industry and financial services compensation levels, maintaining internal equity among our executive officer group and reinforcing our culture and desired behaviors.

•     In setting 2007 compensation, we utilized a number of different compensation measures, including benchmarking, internal equity and, to a lesser extent, wealth accumulation, in arriving at an appropriate compensation level for each of our named executive officers. See “Compensation Process and Oversight” and the “Analysis” discussions included in “Primary Components of Compensation”.

--      Compensation should be delivered in a mixture of salary, incentive cash, and equity programs that is effective in motivating executive officers to achieve short and long-term quantitative and qualitative results.

•     During 2007, we provided a balanced mix of pay through three primary components: base salary, annual cash incentive and long-term equity-based incentives. On average, 72% of our named executives total target primary compensation in 2007 was performance-based, pay-at-risk compensation (i.e., annual cash and equity incentive awards). See “Primary Components of Compensation”.

Principles and Objectives	Application to 2007 Compensation

-- All of our employees should be provided with competitive benefits.

•      Effective December 31, 2006, we implemented a series of changes to our retirement plans aimed at better meeting the needs of our employees as well as controlling escalating and unpredictable pension related expenses. See “Other Compensation – Retirement Compensation”.

Our process and decision making related to 2007 compensation was significantly influenced by two items – our proposed but ultimately terminated merger with MGIC Investment Corporation (“MGIC”), which was announced on February 6, 2007 and terminated on September 4, 2007, and the unprecedented disruption in the housing and credit markets that occurred during 2007. Both of these events required unusual, and oftentimes extraordinary, efforts on behalf of our named executive officers. As a consequence, these events significantly influenced our decisions regarding the type of performance based compensation to be awarded, the timing of when compensation would be awarded and the amount of compensation to be awarded as discussed below.

II.	Named Executive Officers

Our named executive officers based on 2007 compensation are:

•	Sanford A. Ibrahim, Chief Executive Officer (principal executive officer);

•	C. Robert Quint, Chief Financial Officer (principal financial and accounting officer);

•	Stephen D. Cooke, President of Radian Asset Assurance Inc.;

•	Teresa A. Bryce, General Counsel, Secretary and Chief Risk Officer;

•	Robert E. Croner, Executive Vice President of Human Resources;

•	Roy Kasmar, former President of Radian Group Inc.; and

•	Mark A. Casale, former President of Radian Guaranty Inc.

On January 9, 2007, we entered into a Transition Agreement and General Release with Mr. Kasmar in connection with his decision to relinquish his title as President of Radian, effective April 1, 2007, and to terminate his employment with us on March 1, 2008. This agreement establishes many components of Mr. Kasmar’s 2007 compensation, as discussed below.

Mr. Casale relinquished his position as President of Radian Guaranty on October 30, 2007 and terminated his employment with Radian on December 31, 2007. On December 11, 2007, we entered into a Transition Agreement and General Release with Mr. Casale. Under this agreement, among other items, Mr. Casale was entitled to salary continuation payments through his date of termination and a $100,000 cash incentive award for 2007.

III.	Compensation Process and Oversight

The Compensation and Human Resources Committee of our board of directors (the “Committee”) provides advice, direction and oversight for our compensation and human resources programs, processes and functions. The Committee is supported by our Executive Vice President of Human Resources, who serves as the liaison between management and the Committee. The Committee has the sole authority to engage and terminate consulting firms and legal counsel as the Committee deems advisable, to advise the Committee with respect to executive compensation and human resources matters, including the sole authority to approve the consultant’s fees and other engagement terms. The Committee currently retains Towers Perrin as its sole independent compensation consultant. All work by the independent compensation consultant is managed by the Committee chairman. The Committee also engages, from time to time, external legal counsel to provide legal advice in connection with executive compensation matters. For a complete discussion of the responsibilities delegated by our board of directors to the Committee, see the Committee charter, which is available on our website at www.radian.biz.

The Committee recognizes the importance of maintaining sound principles for the development and administration of executive compensation and benefit programs and has taken steps to significantly enhance the Committee’s ability to effectively carry out its responsibilities and to ensure that our compensation programs further the compensation philosophy and objectives set forth above. Among other things, the Committee has taken the following actions:

•

implemented a more robust executive performance management process, including annual management-based objectives (“MBOs”), which are developed by management and reviewed and approved by the Committee, to strengthen the link between executive pay and performance;

•

established annual reviews of detailed “total reward” tally sheets for each of our executive officers. These tally sheets assign dollar amounts to all compensation components, including cash pay (salary and annual cash incentive), outstanding and vested equity compensation awards, benefits, perquisites, and potential change-in-control severance payments;

•

developed and implemented a benchmarking process in which each primary component of an executive officer’s compensation is measured individually and in the aggregate, as appropriate, against market data from up to three different comparative groups; and

•	implemented a series of changes to our retirement plans aimed at better meeting the needs of our employee population, while controlling escalating and unpredictable pension expenses.

Our compensation process is a collaborative one that utilizes a number of different compensation measures, including benchmarking, internal equity and, to a lesser extent, wealth accumulation (collectively, the “primary compensation measures”), in arriving at an appropriate compensation level for each of our named executive officers. For the compensation of our named executive officers other than our Chief Executive Officer, the main participants in our compensation process are the Committee, its independent compensation consultant, the Chief Executive Officer, and the Executive Vice President of Human Resources. On an annual basis, the independent compensation consultant prepares a summary and analysis of competitive market compensation data for each named executive officer position. Based on this information, as well as other data from the primary compensation measures discussed below, the Executive Vice President of Human Resources prepares compensation proposals for each executive officer, other than the Chief Executive Officer, and reviews these recommendations with the Chief Executive Officer. With approval of the Chief Executive Officer, the compensation proposals are then submitted to the Committee. The Committee may approve the proposals, make adjustments to the proposals based on its own view of the primary compensation measures or other factors, or seek additional information from the Executive Vice President of Human Resources or the independent compensation consultant before making a final determination with respect to compensation. The Committee possesses ultimate authority over compensation decisions for our named executive officers other than our Chief Executive Officer.

We believe that management’s participation in the compensation process is critical in creating an equitably tailored program that is both effective in motivating our executive team and in ensuring that the process appropriately reflects our culture and current strategies. Each year, our executive officers are each required to develop a set of MBOs for themselves and their respective business units, consisting of both qualitative and quantitative goals, and to review them with our Chief Executive Officer. These MBOs, which must be approved by our Chief Executive Officer, serve as a basis for measuring the amount of cash-based incentives to which the executive officers are entitled. The process and timing for setting these objectives and assessing performance against these objectives are discussed in greater detail below under “Primary Components of Compensation – Annual Cash Incentive Plan.”

With respect to the Chief Executive Officer, the Committee has the sole responsibility to develop an annual compensation proposal, utilizing the primary compensation measures and data developed by the independent compensation consultant, to recommend to our independent directors an appropriate compensation level for the Chief Executive Officer. Approval of all compensation actions concerning the Chief Executive Officer rests with the independent directors.

Benchmarking

We consider benchmarking an important analytical tool for helping us establish a market competitive point of reference for setting executive compensation. We do not consider benchmarking to be the determinative factor in setting compensation and the Committee has full discretion to determine the nature and extent that benchmarking is used.

In order to both attract and retain our named executive officers and to ensure that compensation levels are both reasonable and responsible, each of the three primary components of our compensation program (i.e., base salary, annual cash incentive and long-term equity incentive) as well as total target cash compensation and total target compensation for each executive officer, is reviewed or “benchmarked” against similarly situated executive positions in one or all of the following three groups (collectively referred to herein as the “benchmark groups”):

(1) A primary peer group consisting of the following industry participants: Ambac Financial Group Inc. (“Ambac”), Assured Guaranty Ltd., Genworth Financial, Inc., Indymac Bancorp, Inc., MBIA Inc. (“MBIA”), MGIC, Old Republic International Corporation, The PMI Group Inc. (“PMI”), Triad Guaranty Inc. (“Triad”), and XL Capital Ltd.;

(2) A financial services group consisting of approximately 150 organizations in the Towers Perrin Financial Services Executive Compensation Database; and

(3) A general industry group consisting of approximately 820 organizations across a range of industries that participate in Towers Perrin’s Executive Compensation Database.

We benchmark each executive position annually and, if necessary, when a search for a new executive position is underway. In each case, it has been our practice to collaborate with Towers Perrin in this process in order to apply a consistent and disciplined approach in our benchmarking methodology and philosophy.

Management and the Committee review the primary peer group annually to ensure that the companies comprising the primary peer group are relevant for evaluating current compensation. Because the companies that comprise our primary peer group vary in terms of size and relative complexity, and because we compete for talent in markets other than those in which we compete directly, we also use, as necessary, the financial services and general industry groups mentioned above, each of which are compiled annually by our independent compensation consultant.

The market compensation data that is used in setting compensation is reviewed annually and adjusted, as appropriate, to reflect differences in revenues and relative market capitalization among us and the companies included in the benchmark groups. For example, at the time we benchmarked for 2007 compensation, we were between the 25th and 50th percentiles of the primary peer group in terms of revenues and near the 50th percentile of the primary peer group in market capitalization.

Our goal in benchmarking is to identify a compensation range for each executive position that is market competitive. Executive roles and responsibilities often vary within the industries in which we participate or in the broader financial services segment. As a consequence, our benchmarking process is tailored for each executive position, with an emphasis on benchmark data for directly comparable positions and, in particular, directly comparable positions in our primary peer group. For each executive officer, we may use one or more of the three general benchmark groups or, in some cases, only a limited subset of the primary peer group of companies, depending on the comparability of executive roles in these benchmark groups. For each of our named executive officers, our benchmarking process for 2007 compensation was as follows:

Mr. Ibrahim.    With respect to Mr. Ibrahim, the benchmarking process focused primarily on median data for the primary peer group. We also reviewed the broader financial services industry data, focusing on the 75th percentile as a reference point given our market capitalization at the time and the premium generally paid in the industries in which we participate compared to the broader financial services industry. Based on this analysis, we found that Mr. Ibrahim’s total target compensation was below the median for the primary peer group and also below the 75th percentile for the broader financial services group. This difference in total compensation was largely attributable to larger target equity awards for comparative positions in the benchmark groups.

Mr. Quint.    With respect to Mr. Quint, the benchmarking process focused primarily on the median data for companies in our primary peer group that were viewed as comparative for this position. We also looked at broader financial services industry data, focusing on the 75th percentile as a reference point. Based on this analysis, we found that Mr. Quint’s total target compensation was significantly less than the median for the benchmarked companies in the primary peer group and slightly less than the broader financial services industry. This difference in total compensation was largely attributable to larger target equity awards for comparative positions in both the primary peer group and financial services group.

Mr. Cooke.    With respect to Mr. Cooke, the benchmarking process focused primarily on the financial guaranty companies in our primary peer group, with greater emphasis on those companies with comparable revenues and market capitalization and for which the roles of the incumbent were most comparable. Broader financial services or general industry peer benchmarks were not available for Mr. Cooke’s position. A comparison of Mr. Cooke’s compensation against the primary peer group indicated that Mr. Cooke’s base salary was slightly below the peer average, while his target annual cash based incentive award, target long-term equity award and total target compensation were significantly below the peer averages.

Ms. Bryce.    The benchmarking process for Ms. Bryce focused on median data for companies in our primary peer group that were viewed as comparative for this position. To a lesser extent, the median for the financial services industry group also was considered.

Mr. Croner.    With respect to Mr. Croner, the benchmarking process focused on median data for the broader financial services and general industry peer groups. Comparative information for similar positions in our primary peer group was not available. Based on our analysis, we found that Mr. Croner’s total target compensation was slightly above the median for the financial services group, but significantly below the median for the general industry group. In particular, Mr. Croner’s base salary and target long-term equity award were significantly below the median for the general industry group.

Mr. Kasmar.    We did not engage in a benchmarking process for Mr. Kasmar’s 2007 compensation, which was established as part of his transition agreement.

Mr. Casale.    With respect to Mr. Casale, the benchmarking process focused primarily on the mortgage insurers and the mortgage lender in our primary peer group, with greater emphasis on those companies with comparable revenues and market capitalization. Broader financial services or general industry peer benchmarks were not available for Mr. Casale’s position. Our analysis indicated that Mr. Casale’s total target compensation was significantly below the average for the benchmarked companies. This was largely the result of much larger annual cash based incentive awards for comparable positions at these companies.

Internal Equity

In addition to benchmarking, the Committee also considers internal equity among our executive officers in setting each of the primary components of compensation. Internal equity is critical to ensuring that our compensation program remains reasonable and responsible in light of each of our executive officer’s individual responsibilities and contributions. While benchmarking is helpful in assessing the overall competitiveness of our compensation program, we believe that our compensation program also must be internally consistent and equitable in order for our executive officers to remain motivated and focused on achieving their respective goals.

When viewing executive compensation from an internal equity perspective, we set levels for groups of executive positions based on our view of the potential for value creation and the position’s contribution to our corporate performance. Our review of internal equity involves comparing the compensation of positions within a given level (e.g., the heads of our main operating businesses) or comparing the differences in compensation among various levels. Although we monitor the difference in pay between our Chief Executive Officer and our other executives, given the uniqueness of this position, we do not perform a formal internal equity analysis of our Chief Executive Officer relative to the executive officer group. The Committee considered internal equity in setting 2007 compensation for Mr. Quint (evaluated against our Chief Risk Officer at the time); Mr. Cooke and Mr. Casale (evaluated against each other); Ms. Bryce (evaluated against the Chief Financial Officer, our Chief Risk Officer at the time and our former General Counsel); and Mr. Croner (evaluated against the General Counsel and our Chief Information Officer.)

Wealth Accumulation

Compared to benchmarking and internal equity, our overall compensation strategy for any given year has not been significantly influenced by an analysis of prior or potential wealth accumulation. As discussed above, the Committee annually reviews “total reward” tally sheets for each of our executive officers and will consider the value of existing equity awards when setting an executive’s target equity awards.

IV.	Primary Components of Compensation

Our executive compensation program provides a balanced mix of pay through three primary components: base salary, annual cash incentive and long-term equity-based incentives. The incentive-based portions of our program (i.e., annual cash incentive and equity-based incentives) are directly tied to the results of our business operations and certain individual achievements. The annual cash incentive has been designed to recognize annual (short-term) results, while awards of equity-based incentives are used to recognize longer-term results and growth in stockholder value. Equity compensation grants, currently consisting of stock options, restricted stock, and performance shares, are awarded as part of our performance-based long-term incentive program, which again, is consistent with our compensation objectives and aligns the equity compensation instruments with the longer tails of our revenue streams.

In general, consistent with our compensation philosophy and objectives, compensation for our executives is more heavily weighted towards performance-based, variable compensation. The following table highlights for each of our named executive officers, the percentage of 2007 total target compensation attributable to each component:

Named Executive	Base Salary	Cash-Based Incentive Award Target	Long-Term Equity Incentive Target*
Mr. Ibrahim	17%	30%	53%
Mr. Quint	26%	33%	41%
Mr. Cooke	25%	34%	41%
Ms. Bryce	28%	35%	37%
Mr. Croner	46%	27%	27%
Mr. Kasmar	N/A	N/A	N/A
Mr. Casale	25%	34%	41%

*

For each named executive officer, represents the percentage of total primary compensation attributable to the executive’s target equity incentive award. Percentages are not based on amounts actually awarded to named executives in 2007 (See “Long-Term Equity Incentive Program” below) or the 2007 compensation expense for executive officers as reflected in the Summary Compensation Table below.

A.	Base Salary

We pay base salaries to our executive officers to provide them with a competitive base compensation for the day-to-day performance of their job responsibilities. Base salary for our named executive officers is based primarily on competitive market compensation data that takes into account base salaries for comparable executive positions within each of the benchmark groups as appropriate as well as internal equity. In benchmarking base salaries, we generally consider an executive’s compensation to be market competitive if it is within 15% of the benchmarked point of reference.

Analysis

Mr. Ibrahim.    Mr. Ibrahim’s base salary for 2007 was increased from $725,000 to $800,000 in order to improve the market competitiveness of his total compensation.

Mr. Quint.    The Committee determined that Mr. Quint’s 2006 base salary of $370,000 was market competitive. As a result, no adjustment was made for 2007.

Mr. Cooke.    Mr. Cooke’s base salary for 2007 was increased from $325,000 to $375,000 in order to improve the market competitiveness of his total compensation. This increase also was intended to preserve the internal equity among the heads of our two main operating subsidiaries.

Ms. Bryce.    Ms. Bryce’s 2007 base salary of $315,000 was established at a market competitive level in connection with her joining Radian in October 2006.

Mr. Croner.    Mr. Croner’s base salary for 2007 increased from $225,000 to $250,000 in order to improve the market competitiveness of his base salary and total compensation, and to maintain an appropriate level of differentiation with other executive officer positions.

Mr. Kasmar.    Mr. Kasmar’s base salary for 2007 was maintained at his 2006 salary pursuant to the terms of his transition agreement.

Mr. Casale.    Mr. Casale’s base salary for 2007 was increased from $325,000 to $375,000 in order to improve the market competitiveness of his total compensation. This increase also was intended to preserve the internal equity among the heads of our two main operating subsidiaries.

B.	Annual Cash Incentive Plan

The following discussion contains statements regarding past individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of actual results or other guidance. We specifically caution investors not to apply these statements to other contexts.

The targeted dollar value of the annual incentive awards for our named executive officers, which are established in November of the year preceding each performance year, are based on internal equity and market data that takes into account competitive target cash incentive levels for comparable executive positions as discussed above. The following table sets forth the 2007 cash incentive targets and amounts actually awarded to each named executive officer:

Named Executive	2007 Cash Incentive Target ($s and % of Base Salary)	2007 Amount Awarded ($s and % of Base Salary)	2007 Amount Awarded (% of Target)
Mr. Ibrahim	$1,400,000	$0
	(175%)	(0%)	0%

Mr. Quint	$462,500	$185,000
	(125%)	(50%)	40%

Mr. Cooke	$506,250	$325,000
	(135%)	(86.7%)	64.2%

Ms. Bryce	$393,750	$230,000
	(125%)	(73.0%)	58.4%

Mr. Croner	$150,000	$70,000
	(60%)	(28%)	46.7%

Mr. Kasmar	N/A	N/A	N/A

Mr. Casale	$506,250	$100,000
	(135%)	(26.7%)	19.75%

Our annual cash incentive plan is designed to provide each named executive officer with the opportunity for cash awards based on the achievement of specified MBO goals and objectives. The MBOs for each executive officer include a mix of four performance measures: annual corporate financial objectives (e.g., return on equity and earnings per share), business unit financial objectives (e.g., expense management and net income growth), executive performance objectives shared among the executive officer group (e.g., developing growth opportunities) and individual performance objectives (e.g., improving returns or financial strength ratings). Corporate and business unit MBO goals are established each year in the context of our annual business planning process, and are approved by our board of directors. Individual MBOs are established by each executive officer and approved by our Chief Executive Officer as discussed in “Compensation Process and Oversight” above. The initial MBOs established for the 2007 performance year included goals for individual executives as well as performance objectives shared among the executive group that specifically addressed key objectives necessary to complete the Proposed Merger with MGIC. Following the termination of the merger in September 2007, the 2007 MBOs were augmented for each executive officer to include new performance objectives for the fourth quarter of 2007 that addressed the critical need to stabilize Radian and reposition it for future growth.

The amount of cash incentive actually awarded to a named executive officer is largely based on the degree to which the executive officer satisfies the MBOs discussed above. The Committee (the independent directors in the case of the Chief Executive Officer) retains ultimate authority with respect to amounts awarded under the cash-based incentive plan. Although actual performance against the performance measures is the primary basis for each award, the Committee or independent directors may, depending on the circumstances, exercise discretion in determining the amount to be awarded to each named executive, including by making an above target award with respect to any one or more of the various performance measures. Maximum achievement can result in an award of up to 200% of the target amount. For each named executive, the Committee weights these MBOs differently, giving appropriate significance to the potential impact that each named executive may have on Radian in light of the executive’s role and opportunities for driving success. The following table shows the primary MBOs and respective weightings for each named executive officer for the 2007 performance year.

2007 Annual Cash Incentive Performance Measures

Named Executive Officer	Corporate Financial Performance (1)	Business Unit Financial Performance	Shared Executive Performance (2)	Individual Objectives
Mr. Ibrahim	30%	20%(3)	20%	30%(3)
Mr. Quint	30%	20%(4)	20%	30%(4)
Mr. Cooke	10%	40%(5)	20%	30%(5)
Ms. Bryce	30%	20%(6)	20%	30%(6)
Mr. Croner	30%	20%(7)	20%	30%(7)
Mr. Kasmar	N/A	N/A	N/A	N/A
Mr. Casale	10%	40%(8)	20%	30%(8)

(1)	Corporate financial performance objectives for 2007 included target levels for consolidated return on equity of 11.3%, earnings per share of $6.02, adjusted book value per share of $74.30 and net income of $475 million. The Committee set these targets at levels that it believed at the time to be aggressive and, based on our financial performance over the preceding several years, would require a strong financial performance in 2007 to achieve. Adjusted book value, which is a non-GAAP financial measure, is an estimate arrived at by taking stockholders’ equity (book value), plus the value of the unearned premium reserve net of prepaid reinsurance premiums costs, plus the net present value of estimated future installment premiums in force, less the net present value of ceding commissions, and less deferred acquisition costs and an appropriate incurred loss and expense factor for future premiums, in each case after tax.

(2)	Performance objectives shared among the executive officer group for 2007 included, among other items, integrating our operations with those of MGIC in connection with the Proposed Merger and identifying and developing business growth opportunities and improving operational efficiencies. Following the termination of the merger, these shared performance objectives were augmented to focus on stabilizing our financial strength ratings, retaining critical personnel, and repositioning Radian for future growth.

(3)	Mr. Ibrahim’s primary business unit performance objectives for 2007 included managing expenses and net income throughout our operations and enhancing risk management practices. Among Mr. Ibrahim’s individual objectives for 2007 were to improve the financial strength ratings of our financial guaranty and mortgage insurance subsidiaries and to design the corporate strategy and objectives for the new combined company resulting from the Proposed Merger. Following the termination of the merger, Mr. Ibrahim’s additional MBO objectives included developing strategic alternatives to reposition Radian for future growth, strengthen our capital position, ensure senior executive positions were appropriately staffed, and maintain our financial strength ratings.

(4)	Mr. Quint’s primary business unit performance objectives for 2007 included expense management and net income growth throughout our operations and enhancing risk management practices. Among Mr. Quint’s individual objectives for 2007 were to optimally manage corporate capital and to manage the integration of our and MGIC’s financial operations. Following the termination of the merger, Mr. Quint’s additional MBO objectives included strengthening our capital position, maintaining our financial strength ratings, and completing the transition to a new independent auditor.

(5)	Mr. Cooke’s primary business unit performance objectives for 2007 related to risk management, net income, operating expenses, and return on equity in our financial guaranty business. Mr. Cooke’s main individual performance objectives for 2007 were to maintain the financial strength ratings of our financial guaranty insurance subsidiaries and to increase the customer base and improve service quality in our financial guaranty business. Additionally, Mr. Cooke was charged with overseeing the transition and integration of the financial guaranty business into the new combined company resulting from the Proposed Merger. Following the termination of the merger, Mr. Cooke’s additional MBO objectives included maintaining the financial strength ratings for our financial guaranty business, and implementing appropriate plans to maximize operating expense efficiencies.

(6)	Ms. Bryce’s primary business unit performance objectives for 2007 included expense management and net income growth throughout our operations and enhancing risk management practices. Among Ms. Bryce’s individual objectives for 2007 were to ensure that all legal activities were completed in order to complete the Proposed Merger. Following the termination of the merger, Ms. Bryce’s additional MBO objectives included developing strategic alternatives to reposition Radian for future growth, completing negotiations for stabilizing our financial services subsidiary, ensuring that all necessary legal actions were taken to formally terminate the merger agreement with MGIC, and taking necessary actions to revise and enhance risk management practices.

(7)	Mr. Croner’s primary business unit performance objectives for 2007 included expense management and net income growth throughout our operations, and enhancing risk management practices. Mr. Croner’s primary individual objectives for 2007 were to ensure the retention of critical talent needed to complete the Proposed Merger, transition our benefit plans in connection with the merger and complete the integration of human resources policies and programs into the new, combined company. Following the termination of the merger, Mr. Croner’s additional MBO objectives included implementing targeted employee retention practices, re-designing incentive and equity compensation plans to reflect revised business objectives, and re-instating benefit and staffing programs.

(8)	Mr. Casale’s primary business unit performance objectives for 2007 related to risk management and income, operating expenses, and return on equity for our mortgage insurance business. Mr. Casale’s main individual performance objectives for 2007 were to maintain the financial strength ratings of our mortgage insurance subsidiaries and to increase the customer base and improve service quality in our mortgage insurance business. Additionally, Mr. Casale was charged with overseeing the transition and integration of the mortgage insurance business into the new combined entity resulting from the Proposed Merger. Following the termination of the merger, Mr. Casale’s additional MBO objectives included maintaining the financial strength ratings for our mortgage insurance business, strengthening the capital position of our mortgage insurance business, and implementing appropriate plans to maximize operating expense efficiencies.

At the end of each performance year, each named executive provides to our Chief Executive Officer a self-assessment of his performance, including his attainment of specified MBOs. Our Chief Executive Officer then reviews the performance of the named executive officer and makes specific recommendations to the Committee regarding the amount of annual cash incentive, if any, to be awarded. The Chief Executive Officer reviews our executive officers for the practical purpose of evaluating the results achieved against their respective performance objectives, as well as for the organizational purpose of “modeling” appropriate management behaviors in the context of our performance management program.

The performance reviews are completed in January of the year following the performance period and recommendations for cash incentive awards are submitted for Committee consideration. Consistent with our reporting in prior years, we report amounts awarded under our annual cash incentive plan in the Summary Compensation Table for the year in which they are earned. Accordingly, the amounts reflected in the “Non-equity Incentive Plan Compensation” column of the Summary Compensation Table are those amounts awarded in January 2008 based on 2007 performance. The amounts awarded to our named executive officers for 2007 performance will be paid in equal amounts in March and September of 2008, with the September amounts to be paid only if the executive officer remains with Radian at that time or is involuntarily terminated by us without cause.

Analysis

The housing and credit environment during 2007, characterized by declining home prices in many markets, deteriorating credit performance of mortgage assets – particularly subprime – and reduced liquidity for many participants in the mortgage industry, had a significant negative impact on the results of operations for each of our business segments in 2007. For the full year, we reported a consolidated net loss of $1.3 billion, which translated into a loss per share of $16.22 and return on equity of negative 37.75%. Our adjusted book value per share was $33.83 as of December 31, 2007. A detailed analysis of our financial and operating performance is contained in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our 2007 Annual Report on Form 10-K filed with the SEC.

Our financial results for 2007 were disappointing, and our named executive officers received no cash incentive awards related to corporate financial objectives and, with the exception of Mr. Cooke who received a reduced award, no award for their business unit financial objectives. This resulted in awards to our named executive officers that were, on average, 62% below their 2006 awards.

While our financial results were not acceptable, they were clearly impacted by an unprecedented economic disruption that has had a negative impact on all participants in the industries in which we compete as well as the broader financial services industry. Our executive officers and board of directors were confronted with extremely difficult and unique operating conditions during this period; a situation that was made significantly more challenging by the termination of our nearly completed merger with MGIC in September 2007. As a result, the Committee decided to pay limited cash incentive awards to our named executive officers (other than Mr. Ibrahim) in recognition of their significant efforts in connection with the Proposed Merger and their contributions in stabilizing Radian in the challenging market environment that existed following termination of the merger. In reaching this conclusion, the Committee determined that the executive officers collectively had met a portion of their shared performance objectives for 2007 and that each executive officer had met or exceeded all of his or her individual 2007 MBOs, in each case as discussed below.

Mr. Ibrahim.    Mr. Ibrahim recommended to the independent directors that he not receive a cash based incentive award for 2007 performance, and the independent directors concurred with his recommendation. Mr. Ibrahim’s cash based incentive target for 2007 was equal to 175% of his base salary, which represented the minimum value that could be established in accordance with his employment agreement.

Mr. Quint.    Mr. Quint’s cash incentive target for 2007 remained the same as 2006, reflecting the Committee’s determination that Mr. Quint’s target was market competitive. In January 2008, Mr. Quint was awarded a cash incentive award of $185,000, representing 40.0% of his performance target. This award was based upon Mr. Quint’s performance against 2007 MBO goals as follows: Mr. Quint received 0% for corporate and business unit financial performance; 10% for shared executive performance; and 30% for individual performance objectives. In 2007, following the departure of our Corporate Controller, Mr. Quint assumed the responsibilities of principal accounting officer and oversaw the complex accounting matters confronting us in 2007. In addition, Mr. Quint successfully orchestrated our transition to a new independent auditor in 2007.

Mr. Cooke.    Mr. Cooke’s cash incentive target for 2007, as a percentage of base salary, remained the same as 2006. However, the value of his potential pay-out at target increased to $506,250, as a result of the $50,000 increase in his 2007 base salary. In January 2008, Mr. Cooke was awarded a cash incentive award of $325,000, representing 64.2% of his performance target. This award was based upon Mr. Cooke’s performance against 2007 MBO goals as follows: Mr. Cooke received 0% for corporate financial performance; 20% for business unit financial performance; 10% for shared executive performance; and 34.2% for individual performance objectives. As President of our financial guaranty business, Mr. Cooke was responsible for stabilizing this business following termination of the Proposed Merger, implementing appropriate expense reduction actions, and positioning this business for on-going revenue growth.

Ms. Bryce.    Ms. Bryce’s cash incentive target was established at a market competitive level upon her joining Radian in October 2006. In January 2008, Ms. Bryce was awarded a cash incentive award of $230,000, representing 58.4% of her performance target. This award was based upon Ms. Bryce’s performance against 2007 MBO goals as follows: Ms. Bryce received 0% for corporate and business unit financial performance; 10% for shared executive performance; and 48.4% for individual performance objectives. Ms. Bryce successfully completed negotiations to stabilize our financial services subsidiary following termination of the Proposed Merger, oversaw all necessary legal actions to enter into and then formally terminate the Proposed Merger, and initiated actions to enhance risk management practices and position Radian for new market opportunities. In addition, Ms. Bryce also assumed the responsibilities of Chief Risk Officer during 2007, which responsibilities were not originally reflected in her individual MBOs.

Mr. Croner.    Mr. Croner’s cash incentive target for 2007 remained the same as 2006, reflecting the Committee’s determination that Mr. Croner’s target was market competitive. However, the value of his potential pay-out at target increased to $150,000, as a result of the $25,000 increase in his 2007 base salary. In January 2008, Mr. Croner was awarded a cash incentive award of $70,000 for 2007 performance, representing 46.7% of his performance target. This award was based upon Mr. Croner’s performance against 2007 MBO goals as follows: Mr. Croner received 0% for corporate and business unit financial performance; 10% for shared executive performance; and 36.7% for individual performance objectives. Mr. Croner developed and implemented programs that were extremely successful in retaining and motivating critical personnel both before and after termination of the Proposed Merger. Mr. Croner also was successful in orchestrating the planned transfer of benefit plans and programs as part of the merger and reinstating these plans and other staffing programs following termination of the merger.

Mr. Kasmar.    Pursuant to his transition agreement, Mr. Kasmar was not eligible to receive a cash based incentive award for 2007.

Mr. Casale.    Pursuant to his transition agreement, Mr. Casale received a cash based incentive award of $100,000 for 2007.

C.	Long-Term Equity Incentive Program

We recognize the contributions of our named executive officers for the creation of stockholder value through our long-term equity incentive program. This program has been conducted through two underlying plans – our Current Equity Plan and our Performance Plan.

The projected target value of the long-term incentive grant for each of our named executive officers generally is established in November of the year immediately prior to the year in which the grant is made (i.e., November 2006 for the 2007 grant year). The projected target values of the grants are based on internal equity, the amount of prior equity accumulated by the named executive, market data that takes into account competitive target long-term incentives for comparable executive positions within each of the benchmark groups as appropriate and the role of long-term incentives in providing a total compensation package. When determining the actual amount to be awarded to each executive (granted in May 2007 for the 2007 grant year), the Committee often will consider the then current value of our equity, the targeted amount for such award, current benchmarking and internal equity measures, whether long-term results have been achieved in the past and the retention value for the grant. As a result, the expected value of each award at the time of grant may be different than the previously determined target value for such award. For example, in making the 2007 grants, the Committee considered that the performance share awards granted to our named executive officers in 2005 and 2006 (See “2005 and 2006 Equity Incentive Awards” below) were expected to vest at target in connection with the Proposed Merger, which would have represented a significant loss in value to each executive given our above-target performance at the time.

Equity grants are not coordinated with the release of material nonpublic information, and the Committee does not take the release of such information into account as an element of when to make grants.

1.	2007 Long-Term Equity Incentive Awards

Typically, our long term equity incentive awards have consisted of both stock options and performance shares. See “2005 and 2006 Equity Incentive Awards” below. However, in 2007, in light of the Proposed Merger, the Committee felt that shares of restricted stock were a more appropriate form of equity under the circumstances. In particular, given the embedded value of restricted shares at the time of grant, restricted shares were viewed as an important tool for retaining our executive officers during what was expected to be a potentially long integration period for the two companies. Accordingly, grants of restricted shares were specifically provided for in our merger agreement with MGIC and, except as otherwise discussed below, in May 2007, each named executive officer was awarded his or her annual long-term incentive award for 2007 in the form of restricted stock. In addition, we made selected awards of restricted stock to certain of our named executive officers in February 2007 in recognition of their achievement of certain objectives and for their work in connection with the Proposed Merger. The restricted shares granted to our named executive officers in 2007 generally vest upon the third anniversary of the date of grant.

Analysis

Mr. Ibrahim.    In 2007, the target value of Mr. Ibrahim’s long-term equity incentive award, as a percentage of base salary, remained the same as 2006 at 300%. In May 2007, Mr. Ibrahim was granted an annual long-term incentive award of 50,000 shares of restricted stock, having a grant date fair market value of $2,976,000 or 372% percent of his base salary.

Mr. Quint.    In 2007, the target value of Mr. Quint’s long-term equity incentive award, as a percentage of base salary, increased slightly from 150% to 155%. This increase was intended to improve the market competitiveness of his total compensation and, in particular, to address the disparity between his target award and the awards granted to comparative positions in the primary peer group and financial services group. In May 2007, Mr. Quint was granted an annual long-term incentive award of 10,000 shares of restricted stock, having a grant date fair market value of $594,600 or 161% percent of his base salary.

Mr. Cooke.    In 2007, Mr. Cooke’s long-term equity incentive target, as a percentage of base salary, increased from 150% to 160%. This increase was intended to improve the market competitiveness of his total compensation and, in particular, to address the disparity between his target award and amounts awarded to comparative positions in the primary peer group. The increase also aligned Mr. Cooke’s target with the head of our mortgage insurance business. In May 2007, Mr. Cooke was granted an annual long-term incentive award of 15,000 shares of restricted stock, having a grant date fair market value of $891,900 or 238% of his 2007 base salary. Mr. Cooke also received 5,000 shares of restricted stock in February 2007 in recognition of his efforts in successfully stabilizing the ratings of our financial guaranty subsidiary.

Ms. Bryce.    Ms. Bryce’s long-term equity incentive target of 135% of base salary was established upon her joining Radian in October 2006. In May 2007, Ms. Bryce was granted an annual long-term incentive award of 11,000 restricted shares, having a grant date fair market value of $654,060 or 208% of her base salary. Ms. Bryce also received 2,000 shares of restricted stock in February 2007 in recognition of the work she performed in connection with the Proposed Merger.

Mr. Croner.    In 2007, the target value of Mr. Croner’s long-term equity incentive award, as a percentage of base salary, was 60%. In May 2007, Mr. Croner was granted an annual long-term incentive award of 3,000 restricted shares, having a grant date fair market value of $178,380 or 71% of his base salary.

Mr. Kasmar.    Pursuant to his transition agreement, Mr. Kasmar was not eligible to receive a long-term equity incentive award for 2007.

Mr. Casale.    In 2007, Mr. Casale’s long-term equity incentive target, as a percentage of base salary, increased from 150% to 160%. This increase was intended to improve the market competitiveness of his total compensation and to align his target with the head of our financial guaranty business. In May 2007, Mr. Casale was granted an annual long-term equity incentive award of 15,000 shares of restricted stock, having a grant date fair market value of $891,900 or 238% of his 2007 base salary. Mr. Casale also received 3,000 shares of restricted stock in February 2007 in recognition of his efforts in realigning the mortgage insurance business into more efficient and customer-aligned business channels.

2.	2005 and 2006 Equity Incentive Awards

Consistent with our objective of providing a complementary mix of total compensation, our long-term equity compensation awards in 2005 and 2006 consisted of an equal expected value of stock options and performance shares.

Fifty percent of the expected total value of each named executive’s long-term equity incentive award was granted as performance shares under our Performance Plan. Each performance share award becomes payable upon the completion of a performance period at a target amount multiplied by a factor depending on our growth of earnings per share, growth of adjusted book value and/or return on equity – three critical financial indicators that we believe are a good measure of our overall financial success – over the performance period. The performance shares are denominated in shares of our common stock and are settled in common shares. The payout levels range from 0% to 200% of the target amount. The maximum payout under any performance share award for purposes of Section 162(m) is 250,000 shares of our common stock. This payout variability is consistent with our compensation philosophy to pay for performance and to provide a significant portion of the named executives’ compensation in the form of equity.

The prior two performance periods under the plan were three-year periods that began on January 1 of 2005 and 2006 (i.e., performance periods 2005 through 2007 and 2006 through 2008, respectively). The Committee believes that a three-year performance period is of sufficient duration to accurately assess the impact of the executives’ efforts over that period on stockholder value creation.

For the prior two performance periods, each of the three financial indicators accounts for a third of the total long-term incentive payout, and performance against each metric is measured on both an absolute basis and on a relative basis against the results of a subset of peer companies (consisting of Ambac, MGIC, MBIA, Triad, and PMI), which we believe reflects an appropriate balance between our mortgage insurance and financial guaranty businesses. The companies included in this peer group represent the subset of our primary peer group that we considered to be our closest direct competitors at the time of grant.

The first performance period ended on December 31, 2007. Based on the Committee’s evaluation of our performance as of this date, the Committee concluded that none of the minimum thresholds under each of the three financial indicators had been met, and therefore, that participants would not be entitled to any payouts under the plan for the 2005 performance award.

Half of the total expected value of each named executive’s long-term equity incentive award in 2005 and 2006 was granted in the form of stock options under our Current Equity Plan. The Committee reviewed and approved stock option awards in 2005 and 2006 at our regularly scheduled February Committee meetings, which were set well in advance, and recommended to our independent directors the stock option awards for our Chief Executive Officer, which were approved at our regularly scheduled board meetings, also set well in advance. The exercise price for the option awards was the closing price on the date of approval.

3.	Stock Ownership Requirements

Consistent with our compensation philosophy, we strongly believe that our executive officers should personally hold a meaningful equity stake in Radian in order to ensure a thorough alignment of their interests with our interests and those of our stockholders. Accordingly, in 2004, we implemented share ownership requirements for each of our named executive officers. Under these requirements, by the later of five years after the date of their initial appointment as an executive officer or February 8, 2010, each of the following named executive officers must beneficially hold equity in Radian in the following amounts:

Mr. Ibrahim	–	10 times base salary
Mr. Quint	–	3 times base salary
Mr. Cooke	–	4 times base salary
Ms. Bryce	–	2 times base salary
Mr. Croner	–	2 times base salary

Given the significant decrease in the market value of our common stock during 2007, management and our board of directors are in the process of reevaluating our current stock ownership requirements.

V.	Other Compensation

In addition to the primary components of their compensation, our named executive officers also receive other additional compensation through their participation in our benefit plans as well as, to a lesser extent, through their receipt of perquisites.

A.	Retirement Compensation

We are committed to providing all of our employees with competitive benefits, including retirement benefits that make sense for their financial security, while positioning us for future growth and improved profitability. Consistent with this objective, effective December 31, 2006, we implemented a series of changes to our retirement plans. These changes are the result of a thorough review of the plans, including a study of competitors’ programs, employee feedback, and a financial analysis of the plans. The new plan designs – which call for a greater reliance on the Radian Group Inc. Savings Incentive Plan (the “Savings Plan”) as the primary retirement vehicle for our employees – are aimed to better meet the needs of employees, while controlling escalating and unpredictable pension expenses.

1.	Pension Plan

Effective December 31, 2006, we (1) froze all benefits accruing under the Radian Group Inc. Pension Plan (the “Pension Plan”) and (2) suspended all forms of participation under the Pension Plan. Prior to the suspension, all of our salaried and hourly employees, including those of participating subsidiaries, were eligible to participate in the Pension Plan upon attaining 20-1/2 years of age and one year of eligible service.

On February 5, 2007, we approved the termination of the Pension Plan, effective June 1, 2007, and also approved the following additional amendments to the Pension Plan:

•

acceleration of vesting in accrued benefits under the Pension Plan for all participants in the plan who are employees of Radian or its affiliates at any time between December 31, 2006 and the date of termination of the Pension Plan; and

•	enhancement of the distribution options under the Pension Plan to offer an immediate annuity option and an immediate lump sum option in connection with the termination of the plan.

Each of our named executive officers other than Ms. Bryce participates in the Pension Plan as discussed below under “Pension Plan”.

2.	Savings Incentive Plan

In order to position the Savings Plan to serve as the primary retirement vehicle for our employees, effective January 1, 2007, we approved certain enhancements to the Savings Plan, among other things, to:

•	allow for the immediate eligibility of new hire participation and provide for the automatic enrollment of eligible employees;

•

provide for quarterly matching contributions by us equal to 100% of employee contributions (up to 6% of eligible pay). Matching contributions may be made in cash or in shares of our common stock, at our election;

•

provide for the immediate vesting of our matching contributions (including existing unvested matching contributions attributable to prior periods) and the elimination of restrictions on a participant’s ability to diversify his/her position in matching contributions;

•	permit the board to make discretionary, pro rata (based on eligible pay) cash allocations to each eligible participant’s account, with vesting upon completion of three years of service with us; and

•

provide certain active participants in the Pension Plan with yearly cash “transition credits” (initially for up to five years, if employed by us during this time) under the Savings Plan equal to a fixed percentage of their eligible pay, calculated based on a formula that takes into account their age and years of completed vesting service as of January 1, 2007.

3.	SERP and Benefit Restoration Plan

Also as part of our retirement plan restructuring, effective January 1, 2007, we replaced the Radian Group Inc. Supplemental Executive Retirement Plan (the “SERP”) with a new nonqualified benefit restoration plan (the “Benefit Restoration Plan” or “BRP”). The BRP is intended to provide additional retirement benefits to our employees that are eligible to participate in the Savings Plan and whose benefits under the Savings Plan are limited by applicable IRS limits on eligible compensation. As compared to the SERP, we believe the BRP better represents our compensation philosophy and objectives, including our goal of enhancing the equitable distribution of benefits among our employees. In particular, we believe the BRP is a better plan for employees and stockholders for the following reasons:

•

Most importantly, the BRP is more broadly-based than the SERP, with participation based mostly on compensation earned rather than an employee’s title or position with us. There were less than 25 participants in the SERP, compared to over 50 participants in the BRP.

•

While the SERP paid out a guaranteed monthly annuity on retirement (based on years of service), the BRP is dependent on company contributions each year, which makes it more flexible and fiscally responsible for us.

•

In determining benefits under the BRP, bonus and commissions will affect a participant’s contribution only for the year in which they occur. As a result, extraordinarily high compensation in one year is not locked into the benefit formula as it was under the SERP.

•

Unlike the SERP, the BRP permits the investment of contributions in a Radian common stock fund, thus permitting participants to invest back in Radian and, for executive officers, providing them with another means for satisfying their ownership requirements as discussed above.

In addition, we are in the process of discontinuing the split-dollar life insurance policies used to finance the SERP and replace them with market-competitive, group term life insurance policies and universal life insurance policies.

B.	Deferred Compensation Plan

We maintain a voluntary deferred compensation plan for our executive officers. The deferred compensation plan allows executive officers to defer (or if amounts were previously deferred, to re-defer subject to certain limitations) receipt of all or a portion of their annual cash-based incentive award. Deferral elections must be made in the year prior to the period for which the cash-based incentive award is awarded. Deferring compensation allows executive officers to earn on the deferred amounts a rate of return calculated under different options available to participating executives. The deferred compensation program otherwise complies with the requirements of applicable IRS regulations. See “Nonqualified Deferred Compensation” below.

C.	Perquisites

Perquisites generally comprise an insignificant component of our executive officer compensation. See Note 5 to the Summary Compensation Table below. In addition to other perquisites, we provide to our executive officers an annual flexible spending allowance (equal to $15,000 for the Chief Executive Officer and $12,500 for each other executive officer) that provides for reimbursement for predefined services and fees not covered under our compensation and benefits programs, including estate planning, financial planning, tax preparation and health/fitness club memberships. We do not provide benefit adjustments or gross-ups on any taxation the named executive incurs under this plan.

VI.	Change of Control Agreements

It has been our policy to enter into change of control agreements on substantially similar terms with each of our executive officers. The Committee believes that change of control agreements are a significant and necessary means for recruiting, motivating and retaining executive officers in the competitive and consolidating industries in which we participate. Having experienced the dislocation caused by the Proposed Merger in 2007, and given the difficult operating environment currently facing us, we want our executives sole focus to be on the business of Radian and the interests of our stockholders. Further, if we are once again faced with a potential change in control, we believe it is important that our executives can react neutrally and not be influenced by personal financial concerns.

In general, the change of control agreements provide covered executives with two times their base salary and target cash-based incentive award (three times for the Chief Executive Officer) in the event their employment is terminated or adversely changed, for reasons other than cause, in connection with a change of control. We believe our change of control agreements, including the amounts provided for, are consistent with market practice, and therefore, assist us in retaining our executive talent.

We believe our change of control agreements should compensate only those executives who are adversely affected by a change of control. As a result, our change of control agreements are “double-trigger” agreements, meaning that we will only make payments to an executive following both a change of control and the termination (or constructive termination) of the executive officer. See “Potential Payments Upon Termination of Employment or Change of Control” below for a detailed discussion, including a quantification of, potential payments to the named executive officers in connection with a termination event, including in connection with a change of control.

VII.    Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Code limits the deductibility of compensation over $1 million paid to a company’s Chief Executive Officer and the four next most highly compensated executive officers. To qualify for deductibility under Section 162(m), compensation in excess of $1 million per year paid to each of these executive officers generally must be “performance-based” compensation as determined under Section 162(m). To be performance-based compensation, the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by stockholders before the compensation is paid. The amendments to our 1992 Stock Option Plan approved at our 1995 annual stockholders’ meeting were designed to bring the 1992 Stock Option Plan into compliance with Section 162(m). In addition, our Current Equity Plan, the 2008 Equity Compensation Plan that is subject to Proposal 3 above, and our Performance Plan also were designed to comply with Section 162(m). To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to us and to the executive officers of various payments and benefits. The Committee retains the right to provide non-deductible compensation if it determines that such action is in our best interests of our stockholders.

Compensation Committee Report

The Compensation and Human Resources Committee of our board of directors has reviewed the “Compensation Discussion and Analysis” section included above and discussed that analysis with our management. Based on its review and discussions with management, the Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2007. This report is provided by the following independent directors, who comprise the committee:

Members of the Compensation and Human Resources Committee

Stephen T. Hopkins (Chairman)

Howard B. Culang

Ronald W. Moore

Anthony W. Schweiger

Director Compensation

Cash Compensation

All of our non-employee directors receive an annual fee for their services of $32,500. In addition, beginning September 1, 2006, Herbert Wender, our non-executive Chairman of the Board, receives an annual fee of $150,000 for serving as Chairman, and the chairmen of the following committees are paid the following annual fees:

Audit and Risk Committee (Mr. Carney) – $12,500

Compensation and Human Resources Committee (Mr. Hopkins) – $7,500

Credit Committee (Mr. Culang) – $5,000

Governance Committee (Mr. Schweiger) – $5,000

Investment and Finance Committee (Mr. Moore) – $5,000

Each non-employee director also receives a $2,000 fee for each board meeting or committee meeting attended. All annual fees are paid quarterly in advance, and all meeting fees are paid quarterly in arrears. The fees set forth in the 2007 Director Compensation table below represent amounts paid to our directors in 2007, including for meetings held in the fourth quarter of 2006.

As described below in “Nonqualified Deferred Compensation,” we maintain a deferred compensation plan for our non-employee directors. The deferred compensation plan allows non-employee directors to defer (or if amounts were previously deferred, to re-defer subject to certain limitations) receipt of all or a portion of their cash compensation and earn a selected rate of return on such amounts. Our non-employee directors are not entitled to participate in our retirement plans, including our Pension Plan.

Equity Compensation

Each of our non-employee directors receives an annual grant of phantom stock, awarded under our Current Equity Plan, with a grant date fair market value of $115,000. Awards of phantom stock to directors generally vest upon the termination of the director’s relationship with us, unless further deferred pursuant to the deferred compensation plan for our non-employee directors. We first began awarding annual grants of phantom stock to our directors in April 1999. Before this time, our directors received equity compensation grants in the form of non-qualified stock options. The amount of equity held by each director is set forth above under “Beneficial Ownership of Common Stock”.

In addition to the amounts reported above, we also pay for or reimburse directors for travel expenses related to attending board, committee or other company business meetings and approved educational seminars.

Directors that are employed by us do not receive additional compensation for serving as a director.

The following table provides information about compensation paid to each of our non–employee directors in 2007.

2007 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compen- sation ($) (3)	Total ($)
Herbert Wender	255,833	(82,476)	—	—	0	0	173,357
David C. Carney	123,000	(73,104)	—	—	0	0	49,896
Howard B. Culang.	93,500	(76,838)	—	—	0	0	16,662
Stephen T. Hopkins	104,000	(76,838)	—	—	0	0	27,162
James W. Jennings	106,500	(73,104)	—	—	0	0	33,396
Ronald W. Moore	93,500	(73,104)	—	—	0	0	20,396
Jan Nicholson.	100,500	(91,702)	—	—	0	0	8,798
Robert W. Richards.	102,500	(73,104)	—	—	0	0	29,396
Anthony W. Schweiger	99,500	(73,104)	—	—	0	0	26,397

(1)	As a result of the decline in our stock price during 2007, we recorded a mark-to-market loss on the phantom shares held by each director. This had the effect of reversing previously expensed compensation for each director by the following amounts: Mr. Wender—$(324,395); Mr. Carney—$(410,363); Mr. Culang—$(376,107); Mr. Hopkins—$(376,107); Mr. Jennings—$(410,363); Mr. Moore—$(410,363); Ms. Nicholson —$(239,765); Mr. Richards—$(410,363); and Mr. Schweiger—$(410,363). In accordance with SEC Staff Interpretations, the amounts reported in the “Stock Awards” column above represent a reversal of only the previously expensed portions of those awards that were reported in 2006. The assumptions used in the valuation of compensation cost are set forth in Note 11—Stock-Based Compensation, of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Compensation cost recorded for accounting purposes may not correspond to the value eventually realized by the director. Each of our non-employee directors was awarded 1,890 shares of phantom stock on February 5, 2007, with a grant date fair market value of $115,000.

(2)	Each director participating in our Voluntary Deferred Compensation Plan for Directors during 2007 incurred a loss on his or her investment as follows: Mr. Wender—$(614,746); Mr. Carney—$(301,713); Mr. Culang—$(251,794); Mr. Hopkins—$(147,635); Mr. Jennings—$(139,450); Mr. Moore—$(86,148); Ms. Nicholson—$(76,350); and Mr. Schweiger—$(47,813).

(3)	For each director, the total value of perquisites and personal benefits for 2007 did not exceed $10,000, and therefore, has been excluded.

Executive Compensation

This proxy statement describes our compensatory and other arrangements with (1) Mr. Ibrahim, our principal executive officer, (2) Mr. Quint, our principal financial officer, (3) Messrs. Cooke and Croner and Ms. Bryce, our three most highly compensated executive officers (other than our principal executive officer and principal financial officer) serving as executive officers at December 31, 2007 and (4) Messrs. Kasmar and Casale, each of whom would have been included in category (3) above had they been serving as an executive officer at December 31, 2007. Except as noted, the tables below provide information on compensation related to service during our 2007 fiscal year, whether paid during 2007, or in early 2008.

Summary Compensation Table

Name And Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compen- sation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compen- sation ($) (5)	Total ($)
S.A. Ibrahim Chief Executive Officer (Principal Executive Officer)	2007 2006	791,346 725,000	— —	(337,810 1,976,788)	398,115 382,643	0 1,550,000	9,772 467,302	146,487 185,756	1,007,910 5,287,489

C. Robert Quint Executive V.P., Chief Financial Officer (Principal Financial Officer)	2007 2006	370,000 369,327	— —	(101,707 480,970)	217,281 308,760	185,000 462,500	47,442 403,500	63,474 60,317	781,490 2,085,374

Stephen D. Cooke President, Radian Asset Assurance Inc.	2007 2006	374,039 325,000	— —	119,312 165,063	154,710 147,102	325,000 575,000	20,382 57,487	44,393 31,370	1,037,836 1,301,022

Teresa A. Bryce Executive V.P., General Counsel, Chief Risk Officer and Secretary	2007	315,000	—	319,761	—	230,000	0	101,002	965,763

Robert E. Croner Executive V.P., Human Resources	2007	249,519	—	(33,256)	58,927	70,000	7,527	28,490	381,207

Roy J. Kasmar Former President, Radian Group Inc.	2007 2006	455,000 455,000	— —	(375,922 576,367)	344,813 513,845	— 682,500	36,225 376,468	849,822 93,109	1,309,938 2,697,289

Mark A. Casale Former President, Radian Guaranty Inc.	2007 2006	374,038 315,962	— —	871,629 303,914	(25,048 165,778)	100,000 575,000	21,936 53,522	46,699 18,927	1,389,254 1,433,103

(1)	Includes employee contributions to our Savings Plan.
(2)

Represents the compensation cost recognized for financial statement reporting purposes in each of the last two fiscal years. For each named executive officer other than Ms. Bryce and Mr. Croner, each of whom had not previously appeared in our Summary Compensation table, the amounts reported in the “Stock Awards” column above in 2007 include the reversal of previously recorded compensation expense related to performance shares granted under our Performance Plan. In addition, for Mr. Casale, who forfeited 18,275 non-qualified stock options in connection with his termination on December 31, 2007, the 2007 compensation cost related to his options includes a reversal of the previously reported compensation cost for these options. Mr. Casale also forfeited his 2006 performance share award in connection with his termination. The compensation cost for this award had been fully reversed in 2007 as discussed above. The assumptions used in the valuation of compensation cost are set forth in Note 11 – Stock-Based

Compensation, of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. Compensation cost recorded for accounting purposes may not correspond to the value eventually realized by the named executive officer.

(3)	Represents the amount awarded under our annual cash-based incentive plan to each named executive officer based on their performance for the year indicated. All or a portion of these awards may have been deferred pursuant to the terms of our Voluntary Deferred Compensation Plan for Officers, as described below in “Nonqualified Deferred Compensation.”

(4)	Includes the following amounts for each named executive:

Named Executive	Accumulated Pension Benefit (Change in Value 12/31/05 – 12/31/06) ($)	Accumulated Pension Benefit (Change in Value 12/31/06 – 12/31/07) ($)	Accumulated SERP Benefit (Change in Value 12/31/05 – 12/31/06) ($)	Above-Market Interest Earned on Deferred Compensation (2006 Fiscal Year) ($)	Above-Market Interest Earned on Deferred Compensation (2007 Fiscal Year)* ($)
Mr. Ibrahim	38,426	9,772	428,876	0	0
Mr. Quint	91,031	47,442	88,733	223,736	0
Mr. Cooke	24,370	20,382	33,117	—	0
Ms. Bryce	—	—	—	—	0
Mr. Croner	—	7,527	—	—	0
Mr. Kasmar	44,693	36,225	114,768	217,007	0
Mr. Casale	24,268	21,936	0	29,254	0

*	Each named executive officer participating in our Voluntary Deferred Compensation Plan for Officers incurred a loss on amounts invested during 2007. See the 2007 Nonqualified Deferred Compensation table below.

(5)	For 2007, “All Other Compensation” includes the following amounts, among others:

•

Matching contributions and other amounts credited by us under our Savings Plan for the benefit of the named executive officers in the following amounts: Mr. Ibrahim—$14,500; Mr. Quint—$23,500; Mr. Cooke—$14,500; Ms. Bryce—$14,500; Mr. Croner—$14,500; Mr. Kasmar—$22,375; and Mr. Casale—$17,875.

•

Contributions by us under our BRP for the benefit of the named executive officers in the following amounts: Mr. Ibrahim—$91,702; Mr. Quint—$23,750; Mr. Cooke—$14,553; Ms. Bryce—$10,125; Mr. Croner—$5,214; Mr. Kasmar—$32,656; and Mr. Casale—$18,191.

•

The dollar value of premiums and any related tax gross-up paid by us for long-term disability insurance for the benefit of the named executive officers in the following amounts: Mr. Ibrahim—(imputed income of $8,558, plus a tax gross-up of $6,664); Mr. Quint—(imputed income of $5,032, plus a tax gross-up of $3,839); Mr. Cooke—(imputed income of $3,213, plus a tax gross-up of $2,942); Ms. Bryce—(imputed income of $3,157, plus a tax gross-up of $2,458); Mr. Croner—(imputed income of $1,513, plus a tax gross-up of $1,154); Mr. Kasmar—(imputed income of $5,904, plus a tax gross-up of $3,386); and Mr. Casale—(imputed income of $1,849, plus a tax gross-up of $1,411).

•

The dollar value of imputed income from premiums and any related tax gross-up paid by us under life insurance policies on the lives of the named executive officers in the following amounts: Mr. Ibrahim—($10,594 in premiums, plus a tax gross-up of $7,684); Mr. Quint—($2,969 in premiums, plus a tax gross-up of $1,711); Mr. Cooke—($4,021 in premiums, plus a tax gross-up of $3,017); Ms. Bryce—($2,635 in premiums, plus a tax gross-up of $1,493); Mr. Croner—($1,964 in premiums, plus a tax gross-up of $1,045); Mr. Kasmar—($4,979 in premiums, plus a tax gross-up of $2,439); and Mr. Casale—($2,373 in premiums, plus a tax gross-up of $1,264).

•

The dollar value of any dividends paid on restricted stock in the following amounts: Mr. Ibrahim —$4,909; Mr. Quint—$600; Mr. Cooke—$1,300; Ms. Bryce—$1,460; Mr. Croner—$180; Mr. Kasmar —$0; and Mr. Casale—$1,140.

•	Pursuant to his transition agreement, in May 2007, Mr. Kasmar received a cash payment of $764,400, which was intended to approximate the target value of his long-term incentive award for 2007.

•	The aggregate incremental cost to us of providing the following perquisites to the named executive officers in 2007:

2007 Perquisite	Mr. Ibrahim	Mr. Quint	Mr. Cooke	Ms. Bryce		Mr. Croner	Mr. Kasmar		Mr. Casale
Parking Benefits	—	$1,200	—	—		$1,200	—		$1,620
Executive Flexible Spending Account Plan	—	—	—	$3,000		$1,130	$12,500	**	—
Relocation Expenses	—	—	—	$61,447	*	—	—		—
Total	$0	$1,200	$0	$64,447		$2,330	$12,500		$1,620

*	Represents closing costs for the purchase of new residence of $34,413; inspections $77; and a related tax gross-up of $26,957.
**	Represents fees reimbursed by us for financial planning, tax preparation, and financial and estate planning.

2007 Grants of Plan Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Mr. Ibrahim	05/08/07							50,000			2,532,576
	11/06/07	—	2,400,000	4,800,000

Mr. Quint	05/08/07							10,000			506,515
	11/05/07	—	462,500	925,000

Mr. Cooke	02/05/07							5,000			258,874
	05/08/07							15,000			759,773
	11/05/07	—	540,000	1,080,000

Ms. Bryce	02/05/07							2,000			103,550
	05/08/07							11,000			557,167
	11/05/07	—	462,500	925,000

Mr. Croner	05/08/07							3,000			151,955
	11/05/07	—	150,000	300,000

Mr. Kasmar (1)

Mr. Casale	02/05/07							3,000			155,325
	05/08/07							15,000			759,773

(1)	Pursuant to his transition agreement, Mr. Kasmar was not eligible to receive a long-term equity incentive award for 2007.

(2)

Represents the target and maximum amounts that may be earned under our annual cash-based incentive plan for 2008 performance (targets established in November 2007). There is no threshold payout amount under our annual cash-based incentive plan. Maximum achievement can result in an award of up to 200% of target, while performance below pre-established goals and objectives can result in a less-than annual target award and may, in appropriate circumstances, result in no award. See “Compensation Discussion and Analysis—Primary Components of Compensation—Annual Cash Incentive Plan” for more information regarding these awards.

(3)	Represents shares of restricted stock granted under our Current Equity Plan to the named executive officers on February 5, 2007 and May 8, 2007. Dividends are paid on these shares of restricted stock, which generally vest in their entirety upon the third anniversary of the date of grant. Pursuant to his transition agreement, effective December 11, 2007, all 18,000 restricted shares held by Mr. Casale became fully vested; provided however, that such shares are to be held by us and delivered to Mr. Casale (subject to applicable tax withholding) within 10 days of October 31, 2009, assuming Mr. Casale has fully complied with the terms of his transition agreement. For more information regarding the stock option component of our long-term incentive program, see “Compensation Discussion and Analysis—Primary Components of Compensation—Long-Term Equity Incentive Program—2007 Long-Term Equity Incentive Awards”.

(4)	Represents the compensation cost to be recognized for financial statement reporting purposes over the vesting period of the award, which may not correspond to the value eventually realized by the named executive officer. Compensation cost for restricted shares is calculated by using the closing price of our common stock on the date of grant ($60.84 on February 5, 2007 and $59.52 on May 8, 2007) and an applicable rate of forfeiture (14.9% for 2007). Additional information regarding our calculation of compensation cost is set forth in Note 11—Stock-Based Compensation, of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The following table provides information regarding all equity awards outstanding at December 31, 2007 for each of the named executive officers.

Outstanding Equity Awards At 2007 Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Ibrahim	30,000	30,000	(2)	—	46.39	05/05/12
	8,950	26,850	(3)	—	56.03	02/07/13
							13,333	(4)	155,729
							7,200	(5)	84,096
										34,300	(6)	400,624
							50,000	(7)	584,000

Mr. Quint	29,970	0		—	35.81	11/06/11
	30,000	0		—	35.79	01/30/13
	15,000	5,000	(8)	—	45.95	02/10/14
	6,350	6,350	(9)	—	48.39	02/08/12
	3,825	11,475	(10)	—	56.03	02/07/13
										4,900	(6)	57,232
							10,000	(11)	116,800

Mr. Cooke	7,500	2,500	(12)	—	44.37	09/20/14
	4,250	4,250	(13)	—	48.39	02/08/12
	4,400	13,200	(14)	—	56.03	02/07/13
										5,650	(6)	65,992
							5,000	(15)	58,400
							15,000	(16)	175,200

Ms. Bryce							8,000	(17)	93,440
							2,000	(18)	23,360
							11,000	(19)	128,480

Mr. Croner	3,750	1,250	(20)	—	45.95	02/10/14
	1,850	1,850	(21)	—	48.39	02/08/12
	1,231	3,694	(22)	—	56.03	02/07/13
										1,575	(6)	18,396
							3,000	(23)	35,040

Mr. Kasmar (1)	41,200	0		—	35.79	01/30/13
	22,500	7,500	(24)	—	45.95	02/10/14
	10,400	10,400	(25)	—	48.39	02/08/12
	6,250	18,750	(26)	—	56.03	02/07/13
										8,000	(6)	93,440

Mr. Casale (1)	10,000	0		—	39.34	08/07/11
	5,000	0		—	35.81	11/06/11
	10,000	0		—	35.79	01/30/13
	6,750	2,250	(27)	—	45.95	02/10/14
	2,750	2,750	(28)	—	48.39	02/08/12
	4,425	13,275	(29)	—	56.03	02/07/13

(1)	Mr. Casale’s and Mr. Kasmar’s employment with us terminated on December 31, 2007 and March 1, 2008, respectively. All unvested options were forfeited upon their termination. All vested and unexercised options held by Mr. Casale were forfeited on March 30, 2008, 90 days from the date of his termination. All vested and unexercised options held by Mr. Kasmar are exercisable until May 29, 2008.

(2)	15,000 of the remaining 30,000 unvested options granted to Mr. Ibrahim will vest on each of the following dates: May 5th of 2008 and 2009.

(3)	8,950 of the 26,850 unvested options granted to Mr. Ibrahim vested on February 7, 2008. 8,950 of the remaining 17,900 unvested options will vest on each of the following dates: February 7th of 2009 and 2010.

(4)	The remaining 13,333 restricted shares granted to Mr. Ibrahim will vest on May 5, 2008.

(5)	3,600 of the 7,200 restricted shares granted to Mr. Ibrahim vested on February 7, 2008. The remaining 3,600 restricted shares will vest on February 7, 2009.

(6)	Represents the target number of shares that may be awarded under performance share grants made to our named executive officers under our Performance Plan for the performance period January 1, 2006 through December 31, 2008. The performance share awards become payable at the end of the performance period at a multiple of the target amount (Mr. Ibrahim—34,300 shares; Mr. Quint—4,900 shares; Mr. Cooke—5,650 shares; Mr. Croner—1,575; and Mr. Kasmar—8,000 shares), up to a maximum of 200% of the target amount, depending on a combination of our growth of earnings per share, growth of adjusted book value and return on equity over the performance period. As of December 31, 2007, our performance relative to our peer group under the plan was such that if the performance period ended as of that date, the named executive officers would have received no payout. Mr. Kasmar forfeited his 2006 performance share award upon the termination of his employment on March 1, 2008. See “Compensation Discussion and Analysis —Primary Components of Compensation—Long-Term Equity Incentive Program—2005 and 2006 Equity Incentive Awards” for more information.

(7)	All 50,000 restricted shares granted to Mr. Ibrahim will vest on May 8, 2010.

(8)	The remaining 5,000 unvested options granted to Mr. Quint vested on February 10, 2008.

(9)	3,175 of the remaining 6,350 unvested options granted to Mr. Quint vested on February 8, 2008. The remaining 3,175 unvested options will vest on February 8, 2009.

(10)	3,825 of the 11,475 unvested options granted to Mr. Quint vested on February 7, 2008. 3,825 of the remaining 7,650 unvested options will vest on each of the following dates: February 7th of 2009 and 2010.

(11)	All 10,000 restricted shares granted to Mr. Quint will vest on May 8, 2010.

(12)	The remaining 2,500 unvested options granted to Mr. Cooke will vest on September 20, 2008.

(13)	2,125 of the 4,250 unvested options granted to Mr. Cooke vested on February 8, 2008. The remaining 2,125 unvested options will vest on February 8, 2009.

(14)	4,400 of the 13,200 unvested options granted to Mr. Cooke vested on February 7, 2008. 4,400 of the remaining 8,800 unvested options will vest on each of the following dates: February 7th of 2009 and 2010.

(15)	All 5,000 restricted shares granted to Mr. Cooke will vest on February 5, 2010.

(16)	All 15,000 restricted shares granted to Mr. Cooke will vest on May 8, 2010.

(17)	All 8,000 restricted shares granted to Ms. Bryce will vest on November 14, 2009.

(18)	All 2,000 restricted shares granted to Ms. Bryce will vest on February 5, 2010.

(19)	All 11,000 restricted shares granted to Ms. Bryce will vest on May 8, 2010.

(20)	The remaining 1,250 unvested options granted to Mr. Croner vested on February 10, 2008.

(21)	925 of the 1,850 unvested options granted to Mr. Croner vested on February 8, 2008. The remaining 925 unvested options will vest on February 8, 2009.

(22)	1,231 of the 3,694 unvested options granted to Mr. Croner vested on February 7, 2008. 1,231 of the remaining 2,463 unvested options will vest on February 7, 2009 and 1,232 unvested options will vest on February 7, 2010.

(23)	All 3,000 restricted shares granted to Mr. Croner will vest on May 8, 2010.

(24)	The remaining 7,500 unvested options granted to Mr. Kasmar vested on February 10, 2008. If unexercised, all 30,000 vested options will expire on May 29, 2008. See Note 1 above.

(25)	5,200 of the 10,400 unvested options granted to Mr. Kasmar vested on February 8, 2008. On March 1, 2008, the remaining 5,200 unvested options expired upon the termination of his employment. If unexercised, the remaining 10,400 vested options will expire on May 29, 2008. See Note 1 above.

(26)	6,250 of the 18,750 unvested options granted to Mr. Kasmar vested on February 7, 2008. On March 1, 2008, all 12,500 unvested options held by Mr. Kasmar expired upon the termination of his employment. If unexercised, the remaining 12,500 vested options will expire on May 29, 2008. See Note 1 above.

(27)	The remaining 2,250 unvested options granted to Mr. Casale expired December 31, 2007, effective upon the termination of his employment. The 6,750 vested options expired on March 30, 2008, 90 days from his date of termination. See Note 1 above.

(28)	The remaining 2,750 unvested options granted to Mr. Casale expired December 31, 2007, effective upon the termination of his employment. The 2,750 vested options expired on March 30, 2008, 90 days from his date of termination. See Note 1 above.

(29)	The remaining 13,275 unvested options granted to Mr. Casale expired December 31, 2007, effective upon the termination of his employment. The 4,425 vested options expired on March 30, 2008, 90 days from his date of termination. See Note 1 above.

Option Exercises and Stock Vested During 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Mr. Ibrahim	0	0	16,933	1,013,388
Mr. Quint	129,000	5,043,275	10,000	551,800
Mr. Cooke	0	0	0	0
Ms. Bryce	0	0	0	0
Mr. Croner	0	0	0	0
Mr. Kasmar	11,794	323,565	8,000	441,440
Mr. Casale	0	0	22,000	429,700

(1)	Represents the excess of the aggregate market value of the shares acquired upon exercise over the aggregate option exercise price.

(2)	Represents the aggregate market value of the shares on the vesting date.

Pension Plan

We maintain a noncontributory defined benefit pension plan, which is intended to be tax-qualified under Section 401(a) of the Code, covering substantially all of our full-time employees. As discussed above under “Compensation Discussion and Analysis—Other Compensation—Retirement Compensation,” effective December 31, 2006, as part of a restructuring of our retirement program, we (1) froze all benefits accruing under the Pension Plan and (2) suspended all forms of future participation under the Pension Plan. On February 5, 2007, we approved the termination of the Pension Plan, effective June 1, 2007, subject to regulatory approval.

Benefits under the Pension Plan are a function of years of service and level of compensation. Benefits under the Pension Plan are based on an executive’s average base salary for the five consecutive calendar years for which such average is highest.

Following our retirement program restructuring, upon a participant’s election, his or her frozen unvested benefits under the Pension Plan may be rolled over into our Savings Plan or another employer’s qualified plan, paid in a lump sum or received in the form of a deferred or immediate annuity.

2007 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($) (3)	Payments During Last Fiscal Year ($)
Mr. Ibrahim	Radian Pension Plan	1.7		48,198	0
Mr. Quint	Radian Pension Plan	22.3	(1)	353,774	0
Mr. Cooke	Radian Pension Plan	2.3		60,856	0
Ms. Bryce	Radian Pension Plan	—		—	—
Mr. Croner	Radian Pension Plan	2.9		64,107	0
Mr. Kasmar	Radian Pension Plan	7.6		168,254	0
Mr. Casale	Radian Pension Plan	5.7		84,974	0

(1)	Includes Mr. Quint’s service with Radian (14 years), as well as with two of our predecessors: Commonwealth Land Title Insurance Company (2 years) and Reliance Group Holdings, Inc. (6.3 years).

(2)	The determination of the present value of a plan participant’s accumulated benefit is an actuarial calculation that is highly dependent upon the assumptions used, including the discount rate and rate of compensation increase. The assumptions we used in calculating these values are set forth in Note 12 – Benefit Plans, of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. To derive the present value, we applied a recognized actuarial technique, known as the “Unit Credit” actuarial funding method, to these assumptions.

Nonqualified Deferred Compensation

Directors and Officers Deferred Compensation Plans

We have a voluntary deferred compensation plan for senior officers and a voluntary deferred compensation plan for our directors. The voluntary deferred compensation plans allow (1) senior officers to defer receipt of all or a portion of their annual cash incentive award and (2) directors to defer receipt of all or a portion of their cash compensation. Under the plans, a participant must make a binding written election before the year in which compensation is to be earned to defer compensation payouts of deferred compensation for at least two full calendar years beyond the year in which such compensation would have been paid.

Participants also may further defer amounts previously deferred. For amounts deferred in 2004 or earlier, participants may elect to roll over or re-defer such amounts for an additional period of not less than two years by making a binding election before the year in which such amounts are payable. For amounts deferred after 2004, the minimum roll over period is five years and the binding election to re-defer must be made at least one year before the year in which the benefit is payable. The difference in treatment for amounts deferred in 2004 is designed to comply with Section 409A of the Code.

For amounts deferred and invested in the plans on or prior to January 1, 2008, participants could elect as a rate of return one of the following: (1) 200 basis points above the U.S. 30-year Treasury rate (the “Treasury Return”), (2) Radian’s return on equity (positive or negative)(the “ROE Return”) or (3) the return on Radian’s common stock (positive or negative)(the “Common Stock Return”). The ROE Return (which could be positive or negative) was calculated using: (i) Radian’s net income or loss divided by (ii) the average of the common stockholders equity calculated as of the first day of the year and the last day of the year. The Common Stock Return is calculated as the change in the value of our common stock (positive or negative) for the year. Subject to certain limitations, we made a matching contribution for those participants electing the Common Stock Return equal to 20% of the amount deferred.

Effective January 1, 2008, our board of directors amended the voluntary deferred compensation plans to change the rate of return options available to participants under the plans by: (1) eliminating the ROE Return as an investment alternative for both new, previously deferred and re-deferred amounts; (2) eliminating, for investment elections effective on or after January 1, 2008, the Common Stock Return and the Treasury Return (although participants could continue these investment alternatives for investment elections in effect before January 1, 2008), and (3) providing that all amounts deferred or re-deferred effective on or after January 1, 2008, all deferred amounts previously subject to the ROE Return and, at the participant’s direction, all other previously deferred amounts would be credited with an investment return based on one or more investment funds designated by the Committee and selected by the participant (the “Fund Return”). As a result, participants who had invested in the Treasury Return or the Common Stock Return could elect to remain in these investments with respect to amounts previously deferred or could move their investments to the Fund Return. In addition, amounts invested in the ROE Return were re-invested in the Fund Return, in conjunction with the elimination of the ROE Return as an investment alternative. The Committee has designated each of the investment alternatives currently available under our Savings Plan, except for the Radian Common Stock Fund, as notional investments that may be selected by a participant for purposes of the Fund Return.

Also effective January 1, 2008, participants are permitted to change their investment elections among the available investment alternatives with such changes generally to be effective on the first day of the month following the date of such election. Participants who become inactive (generally because their term of employment or service on the board ends) after January 1, 2008 will be credited with earnings based on the return of a hypothetical bond fund designated by the Committee, while participants who became inactive before January 1, 2008 are credited with a return as follows: (1) for former directors, the average yield on 5-year U.S. Treasury Notes plus 100 basis points and (2) for former officers, (a) the average yield on 5-year U.S. Treasury Notes plus 100 basis points if their relationship with Radian terminated due to their death, disability or retirement or (b) the average yield on 30-year U.S. Treasury Notes if their relationship with Radian terminated for any other reason.

Participants’ accounts are distributed at the dates specified in their deferral election forms or, in certain cases, upon an earlier termination of employment or service. In addition, amounts deferred in 2004 or earlier may be withdrawn by the participant at any time, but only in an amount equal to the entire amount of such deferral, plus earnings and losses, and less a 10% early withdrawal penalty. A participant may not defer or re-defer any amounts under the plans following the participant’s early withdrawal of any amounts. Payouts with respect to early withdrawals for amounts deferred prior to 2004 and for which participants opted for the ROE Return were calculated based on an annualization of the year-to-date return on equity as of the end of the last completed quarter prior to the early termination election.

Deferring compensation defers income tax liability on that compensation until it is paid to the participant. The plans are not funded and the amounts deferred are not segregated from our general assets. Accordingly, participants in each plan are general unsecured creditors of Radian with respect to the amounts due under the plans.

Benefit Restoration Plan

In 1997, we adopted a nonqualified supplemental executive retirement plan for selected senior officers of Radian and our participating subsidiaries. The SERP was intended to provide these officers with retirement benefits that supplement the Pension Plan. As part of the restructuring of our retirement program, we terminated the SERP, effective December 31, 2006, and adopted a new nonqualified BRP, effective January 1, 2007. The value of participants’ bookkeeping accounts under the SERP was transferred to the BRP, effective January 1, 2007.

Participants in the BRP are entitled, among other things, to the following:

•	Each participant in the SERP at December 31, 2006 received an initial balance in the BRP equal to the then-present value of the participant’s SERP benefit as of such date.

•

For each plan year, we contribute to each participant’s account (regardless of whether the participant contributed any amount to the Savings Plan during the plan year) an amount equal to 6% (12% for Mr. Ibrahim in accordance with his employment agreement) of the participant’s “eligible compensation,” defined generally as base salary (including commission income, if applicable) in excess of applicable IRS limits with regard to contributions to the Savings Plan, plus limited bonus and commissions.

•

For each participant eligible to receive a transition credit under the Savings Plan, we have provided an additional transition credit under the BRP based on each participant’s eligible compensation under the BRP.

•	The board also may make discretionary, pro rata (based on eligible compensation) contributions to each participant under the BRP.

Participants are immediately vested in all amounts contributed by us (along with any income and gains attributable to the contributions) as part of the 6% company contribution and transition credits. Discretionary contributions, if any, generally vest upon completion of three years of service with us, and amounts carried over from the SERP generally vest upon ten years of service with us, in each case, with credit for those years of service completed prior to receipt of such contributions.

A participant’s interest in the BRP is an unfunded bookkeeping account that the participant may elect to invest in any of several notional investment alternatives, which are based on those investment alternatives currently available under our Savings Plan. Participants are not permitted to make voluntary contributions under the BRP. Payouts under the plan begin following the participant’s separation from service.

2007 Nonqualified Deferred Compensation

Name	Plan Name (1)	Executive Contributions in Last FY ($) (2)	Registrant Contributions in Last FY ($) (3)	Aggregate Earnings in Last FY ($) (4)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($) (6)
Mr. Ibrahim	DCP	775,000	0	(256,475)	0		518,525
	BRP	—	520,578	25,819	0		546,397

Mr. Quint	DCP	462,500	0	(447,758)	1,738,188	(5)	959,090
	BRP	—	484,496	27,792	0		512,288

Mr. Cooke	DCP	0	0	0	0		0
	BRP	—	69,365	2,333	0		71,698

Ms. Bryce	DCP	0	0	0	0		0
	BRP	—	10,125	0	0		10,125

Mr. Croner	DCP	0	0	0	0		0
	BRP	—	32,236	1,150	0		33,386

Mr. Kasmar	DCP	0	0	(224,765)	1,858,281	(5)	475,660
	BRP	—	428,341	25,959	0		454,300

Mr. Casale	DCP	287,500	0	(205,934)	81,871		377,593
	BRP	—	18,191	0	0		18,191

(1)	The Radian Group Inc. Deferred Compensation Plan for Officers (the “DCP”) and the Radian Group Inc. Benefit Restoration Plan (“BRP”).

(2)	Represents the deferral of all or a portion of each executive’s 2006 annual cash award (awarded in February 2007 based on 2006 performance). In 2008, Messrs. Quint and Casale also deferred their entire 2007 cash award (awarded in January 2008 based on 2007 performance). Because we report cash awards in the Summary Compensation Table for the year in which they are earned, the 2007 awards are included in both the “Non-Equity Incentive Plan Compensation” and “Total” columns of the Summary Compensation Table for 2007 compensation.

(3)	Includes the value of each executive’s bookkeeping account under the SERP that was transferred to the BRP, effective January 1, 2007, in the following amounts: Mr. Ibrahim—$428,876; Mr. Quint—$460,746; Mr. Cooke—$54,812; Ms. Bryce—$0; Mr. Croner—$27,022; Mr. Kasmar—$395,685; and Mr. Casale—$0. In calculating the present value of Mr. Ibrahim’s SERP benefit transferred to the BRP, in accordance with his employment agreement, each of Mr. Ibrahim’s first five years of service with Radian counted as two years for benefit accrual (but not vesting) under the SERP and BRP. Also includes amounts reported as “Other Compensation” for 2007 in our Summary Compensation Table in the following amounts: Mr. Ibrahim—$91,702; Mr. Quint—$23,750; Mr. Cooke—$14,553; Ms. Bryce—$10,125; Mr. Croner—$5,214; Mr. Kasmar—$32,656; and Mr. Casale—$18,191. See Note 5 to the Summary Compensation Table.

(4)	Each participating named executive officer incurred a net loss on their invested plan balances in 2007. Except where otherwise noted, the ROE Return and Common Stock Return applied to calculate a participant’s earnings in 2007 were negative 37.7% and negative 71.0%, respectively.

(5)	In 2007, Messrs. Quint and Kasmar exercised their right to withdraw $1,738,188 and $989,355, respectively, representing amounts deferred in 2004 and earlier, plus earnings, and reduced by a 10% early withdrawal penalty. Each had elected the ROE Return as his investment alternative for the purpose of calculating the rate of return on amounts withdrawn. Payouts with respect to these early terminations were calculated based on an annualization of the year-to-date ROE through the second quarter of 2007, which was 6.96%.

(6)	Includes the following amounts previously reported as 2006 compensation in the Summary Compensation Table:

Named Executive Officer	Non-Equity Incentive Plan Compensation ($)	Change in SERP Value ** (12/31/05 – 12/31/06) ($)	Above Market Interest Earned on Deferred Compensation ($)	Total ($)
Mr. Ibrahim	775,000	428,876	0	1,203,876
Mr. Quint	462,500	88,733	223,736	774,969
Mr. Cooke	0	33,117	0	33,117
Ms. Bryce*	—	—	—	—
Mr. Croner*	—	—	—	—
Mr. Kasmar	0	114,768	217,007	331,775
Mr. Casale	287,500	0	29,254	316,754

*	Not named executive officers prior to 2007.

**	The increase in the actuarial present value of each named executive officer’s accumulated benefit under the SERP from December 31, 2005 to December 31, 2006 is reflected in the accounts transferred to the BRP, effective January 1, 2007, as set forth in the “Registrant Contributions in Last FY” column to the table above. See Note 3 above.

Potential Payments Upon Termination of Employment or Change of Control

This section describes the various employment and change of control agreements that we have entered into with each of our named executive officers as well as our other plans and arrangements.

Compensation Related Agreements

Employment Agreement with Mr. Ibrahim.    On April 20, 2005, we entered into an employment agreement with Mr. Ibrahim under which Mr. Ibrahim agreed to serve as our Chief Executive Officer, effective May 4, 2005. The term of the employment agreement ends May 3, 2008, unless terminated earlier by either party. It is the intention of the independent directors and Mr. Ibrahim to enter into a new employment agreement prior to, or concurrent with, the expiration of Mr. Ibrahim’s current agreement on May 3, 2008. Mr. Ibrahim is entitled to payments and benefits under the agreement upon his termination of employment or a change of control of Radian, as quantified in the first table below. Mr. Ibrahim also agreed not to compete with us or to solicit (1) our employees to leave Radian or (2) our customers to purchase competitive products or services during the term of the agreement and for twelve months following Mr. Ibrahim’s termination under the agreement for any reason. We have agreed to nominate Mr. Ibrahim to our board of directors during each year of the agreement.

Transition Agreement with Mr. Kasmar.    As discussed above under “Compensation Discussion and Analysis—Named Executive Officers”, on January 9, 2007, we entered into a Transition Agreement and General Release with Mr. Kasmar. Under this agreement, Mr. Kasmar has agreed to restrictions on competitive activities while receiving payments under the agreement, and to refrain from soliciting or hiring our employees for twelve months from his termination. The agreement also includes Mr. Kasmar’s release of Radian from any claims, known or unknown.

Transition Agreement with Mr. Casale.    As discussed above under “Compensation Discussion and Analysis—Named Executive Officers”, on December 11, 2007, we entered into a Transition Agreement and General Release with Mr. Casale. Under this agreement, for a period of six months following termination of his employment, Mr. Casale has agreed not to: (1) without our express written consent, be employed by, associated with or otherwise engaged with certain companies (specified in the agreement) whose primary businesses involve providing mortgage insurance or financial guaranty insurance; (2) directly or indirectly solicit any of our customers or prospective customers or those of our subsidiaries and affiliates; (3) directly or indirectly solicit or hire any of our employees or those of our subsidiaries and affiliates; or (4) without the prior written consent of our board of directors, directly or indirectly (a) acquire more than 5% of our outstanding voting securities, (b) make or participate in any solicitation of proxies to vote or consents with respect to the voting of our securities, (c) initiate or support any stockholder proposal with respect to Radian, (d) make a proposal or offer with respect to any extraordinary transaction involving us or our subsidiaries, (e) seek or propose to influence or control our management or policies or (f) negotiate or influence the terms and conditions of employment of our employees. The agreement also includes Mr. Casale’s release of Radian from any claims, known or unknown.

Change of Control Agreements.    We entered into substantially similar change of control agreements at various times with each named executive officer other than Mr. Ibrahim. Following the initial term, each agreement automatically extends for successive one-year terms unless terminated by either party. Our change of control agreements with Mr. Kasmar and Mr. Casale terminated on July 1, 2007 and November 1, 2007, respectively, pursuant to the terms of the their transition agreements discussed above.

On December 11, 2007, Radian Asset Assurance entered into an additional amended and restated change of control agreement with Mr. Cooke. Under both his change of control agreement with us and with Radian Asset Assurance, Mr. Cooke is obligated to provide on a limited basis consulting services to us or Radian Asset Assurance, as applicable, for a period of twelve months following notice of a qualifying termination, unless the consulting services would materially impair Mr. Cooke’s ability to perform in any subsequent full-time employment. In addition, Mr. Cooke is prohibited for twelve months following his termination from directly or indirectly soliciting any of our employees to leave their employment. Any amounts due to Mr. Cooke under his agreement with Radian Asset Assurance will be offset against any payments due to Mr. Cooke under his agreement with us.

Payments and Benefits Upon Termination or Change of Control

The following tables describe, for each of our named executive officers other than Messrs. Kasmar and Casale, the potential payments and benefits to which the officer would be entitled under his or her employment or change of control agreement, as the case may be, and our other plans and arrangements, in the event of the triggering events listed in each column. Separate tables are not provided for Messrs. Kasmar and Casale, each of whom would not be entitled to any amounts in the event of the triggering events specified in the tables below. Any further payments or benefits to which Messrs. Kasmar and Casale are entitled are specified in their respective transition agreements.

The amounts in each column are not mutually exclusive, and amounts in one column may be repeated or included within the amounts in another. Unless otherwise specified, the information set forth in the tables below is estimated as of December 31, 2007, and assumes that a change of control of Radian or termination of the named executive officer’s employment with us, as the case may be, took place as of such date. The abbreviation “COC” in the tables refers to a “change of control” of Radian as defined for purposes of the applicable plan or agreement.

Sanford A. Ibrahim

Payments and Benefits Upon Termination	Voluntary Termination/ For Cause Termination/ Retirement (2) ($)	Termination Without Cause/ Resignation For Good Reason (No COC) ($)		COC Without Termination ($)		Termination Without Cause/ Resignation For Good Reason (In Connection with COC) ($)		Death or Disability ($)
Cash Severance:
Base Salary	0	1,600,000	(3)	0		2,400,000	(3)	0
Cash Incentive Award	0	7,200,000	(3)	0		9,600,000	(3)	0

Equity Acceleration:
Performance Shares (2006-2008 Performance)	0	0		400,624	(4)	400,624	(4)	0	(8)
Stock Options (Unvested and Accelerated)	0	0		0	(5)	0	(5)	0	(5)
Restricted Stock (Unvested and Accelerated)	0	0		239,825	(6)	823,825	(6)	823,825	(6)

Plans(1), Benefits and Perquisites:
Continued Health and Welfare Benefits	0	22,174	(3)	0		33,261	(3)	0
Income and Excise Tax Gross-up	0	0		0		5,378,021	(7)	0

Total	0	8,822,174		640,449		18,635,731		823,825

C. Robert Quint

Payments and Benefits Upon Termination	Voluntary Termination/ For Cause Termination/ Retirement (2) ($)	Termination Without Cause/ Resignation For Good Reason (No COC) ($)	COC Without Termination ($)		Termination Without Cause/ Resignation For Good Reason (In Connection with COC) ($)		Death or Disability ($)
Cash Severance:
Base Salary	0	0	0		740,000	(9)	0
Cash Incentive Award	0	0	0		925,000	(9)	0

Equity Acceleration:
Performance Shares (2006-2008 Performance)	0	0	57,232	(4)	57,232	(4)	0	(8)
Stock Options (Unvested and Accelerated)	0	0	0	(5)	0	(5)	0	(5)
Restricted Stock (Unvested and Accelerated)	0	0	0	(6)	116,800	(6)	116,800	(6)

Plans(1), Benefits and Perquisites:
Continued Health and Welfare Benefits	0	0	0		64,152	(10)	0
Income and Excise Tax Gross-up	0	0	0		0	(7)	0

Total	0	0	57,232		1,903,184		116,800

Stephen D. Cooke

Payments and Benefits Upon Termination	Voluntary Termination/ For Cause Termination/ Retirement (2) ($)	Termination Without Cause/ Resignation For Good Reason (No COC) ($)	COC Without Termination ($)		Termination Without Cause/ Resignation For Good Reason (In Connection with COC) ($)		Death or Disability ($)
Cash Severance:
Base Salary	0	0	0		750,000	(9)	0
Cash Incentive Award	0	0	0		650,000	(9)	0

Equity Acceleration:
Performance Shares (2006-2008 Performance)	0	0	65,992	(4)	65,992	(4)	0	(8)
Stock Options (Unvested and Accelerated)	0	0	0	(5)	0	(5)	0	(5)
Restricted Stock (Unvested and Accelerated)	0	0	58,400	(6)	233,600	(6)	233,600	(6)

Plans(1), Benefits and Perquisites:
Continued Health and Welfare Benefits	0	0	0		78,312	(10)	0
Income and Excise Tax Gross-up	0	0	0		0	(7)	0

Total	0	0	124,392		1,777,904		233,600

Teresa A. Bryce

Payments and Benefits Upon Termination	Voluntary Termination/ For Cause Termination/ Retirement (2) ($)	Termination Without Cause/ Resignation For Good Reason (No COC) ($)	COC Without Termination ($)		Termination Without Cause/ Resignation For Good Reason (In Connection with COC) ($)		Death or Disability ($)
Cash Severance:
Base Salary	0	0	0		630,000	(9)	0
Cash Incentive Award	0	0	0		787,500	(9)	0

Equity Acceleration:
Restricted Stock (Unvested and Accelerated)	0	0	140,160	(6)	245,280	(6)	245,280	(6)

Plans(1), Benefits and Perquisites:
Continued Health and Welfare Benefits	0	0	0		30,918	(10)	0
Income and Excise Tax Gross-up	0	0	0		615,283	(7)	0

Total	0	0	140,160		2,308,981		245,280

Robert E. Croner

Payments and Benefits Upon Termination	Voluntary Termination/ For Cause Termination/ Retirement (2) ($)	Termination Without Cause/ Resignation For Good Reason (No COC) ($)	COC Without Termination ($)		Termination Without Cause/ Resignation For Good Reason (In Connection with COC) ($)		Death or Disability ($)
Cash Severance:
Base Salary	0	0	0		500,000	(9)	0
Cash Incentive Award	0	0	0		300,000	(9)	0

Equity Acceleration:
Performance Shares (2006-2008 Performance)	0	0	18,396	(4)	18,396	(4)	0	(8)
Stock Options (Unvested and Accelerated)	0	0	0	(5)	0	(5)	0	(5)
Restricted Stock (Unvested and Accelerated)	0	0	0	(6)	35,040	(6)	35,040	(6)

Plans(1), Benefits and Perquisites:
Continued Health and Welfare Benefits	0	0	0		54,300	(10)	0
Income and Excise Tax Gross-up	0	0	0		0	(7)	0

Total	0	0	18,396		907,736		35,040

The following footnotes are applicable for each of the preceding tables:

(1)	Upon termination of the named executive’s employment with us, he or she may be entitled to other amounts under the plans discussed above, in the form of benefits under our Pension Plan, in the case of an eligible retiree, and under his or her nonqualified deferred compensation plan account, depending upon the deferral period and the manner of termination. The payment deferral date under our Voluntary Deferred Compensation Plan for Officers is accelerated upon a named executive’s death, disability (as defined in our long-term disability plan) or retirement (as defined in Note 2 below). These plans are discussed above under “Pension Plan” and “Nonqualified Deferred Compensation”. Accrued amounts under these plans are not subject to enhancement upon a termination or change of control. The BRP replaced our SERP effective January 1, 2007. Each named executive’s opening balance under the BRP was equal to the executive’s present value of accumulated benefits under the SERP at December 31, 2006, as set forth above. Discretionary contributions, if any, made by our board of directors to each named executive’s BRP account, will become fully vested upon the executive’s death or disability (as defined in our long-term disability plan) or upon a change of control of Radian (as defined in BRP and as set forth below following the footnotes).

(2)	For purposes of our various plans and programs, retirement generally means either “normal retirement” after attaining age 65, or “early retirement” after attaining age 55 plus 10 years of service. None of the named executive officers was qualified to retire as of December 31, 2006 under either of these definitions of retirement.

(3)

In the event that Mr. Ibrahim’s employment is terminated prior to a change of control by Radian without “cause” or by Mr. Ibrahim for “good reason” (each as defined in the agreement and as set forth below following the footnotes), Mr. Ibrahim is entitled to severance payments equal to (1) two times his base salary as in effect immediately before the termination, (2) two times his target cash incentive award for the year in which the termination occurs (both (1) and (2) are to be paid as follows: half to be paid in twelve equal monthly installments over the twelve month period following termination and half to be paid in a lump sum at the end of such twelve month severance period), (3) a pro rata portion of his target cash incentive award for the year in which the termination occurs to be paid when cash incentive awards are otherwise paid to our executive officers, and (4) continuing medical coverage for up to 24 months. If such a termination follows within 24 months of a change of control (as defined in our Current Equity Plan), the multiplier for (1) and (2) becomes three times, the continuation of medical coverage is extended for an additional twelve months and all of Mr. Ibrahim’s stock options become fully vested and exercisable and all restrictions on his restricted stock immediately lapse. See Notes 5 and 6 below.

(4)	Under our Performance Plan, in the event of a change of control (as defined in our Current Equity Plan) occurring prior to the end of any award term, but after 33% of the award term has been completed, the performance goals applicable to such performance share award will be deemed to be satisfied as of the date of such change in control at 100% of the target level, and the named executive officer will be entitled to the corresponding payment under such performance share award as of such date. The amounts presented in the table are based upon the number of shares to be awarded to each named executive officer, assuming a payout at target, multiplied by the closing price of our common stock on the NYSE at December 31, 2007 ($11.68). The amounts actually earned under the plan may differ substantially from those presented.

(5)	Under our Current Equity Plan, in the event of (1) a change of control of Radian, or (2) the named executive’s death, disability or retirement, all outstanding unvested stock options held by the officer would become fully vested. This would occur even in the event the officer’s employment with us was not terminated following the change of control. The value of the options presented above represents the aggregate of the excess of the closing price of our common stock on the NYSE at December 31, 2007 ($11.68), over the exercise price of the options that would be accelerated. See the Outstanding Equity Awards at 2007 Fiscal Year-End table above for the exercise price of outstanding unvested options at December 31, 2007.

(6)	Restricted stock granted on or before May, 2007 vests in full upon the occurrence of a change of control of Radian. Restricted stock granted to our named executive officers in May, 2007 vests in full upon a named executive’s termination without cause or departure for good reason following a change of control of Radian. Under our Current Equity Plan, all grants of restricted stock vest upon a named executive’s death or disability. The value of the restricted shares included in the table represents the aggregate value of the restricted shares that would be accelerated based on the closing price of our common stock on the NYSE at December 31, 2007 ($11.68). Unvested restricted stock holdings of each named executive at December 31, 2007 were as follows: Mr. Ibrahim—70,533 shares; Mr. Quint—10,000 shares; Mr. Cooke—20,000 shares; Ms. Bryce —21,000 shares; Mr. Croner—3,000 shares; Mr. Kasmar—0 shares; and Mr. Casale—0 shares.

(7)	Under the named executive’s employment or change of control agreement, as the case may be, we have agreed that in the event the officer is determined to be subject to any excise tax imposed under Section 4999 of the Code as a result of an “excess parachute payment” as defined in Section 280G(b) of the Code, we shall reimburse him or for such excise tax, plus any income or excise taxes imposed on account of such tax reimbursements. Under Mr. Cooke’s change of control agreements, we may reduce by up to five percent in the aggregate the amount of payments and benefits provided to Mr. Cooke under the agreements to the extent that such reduction eliminates the excise tax liability. See below for the assumptions used in making the 280G calculations.

(8)	If the named executive’s employment with us terminates as a result of his death or disability, any outstanding performance awards under our Performance Plan will remain in force, and the officer (or his estate, representatives, heirs or beneficiaries, as applicable, in the case of death) shall be entitled to the payout, if any, that becomes due under such awards, at the same time, and to the same extent, as though the officer had remained employed by us through the conclusion of the performance period. The amounts presented in the tables are based upon the number of shares that would have been earned as of December 31, 2007, taking into account our performance relative to our peer group under the plan, and assuming that the performance period of the 2006 grant of performance shares ended as of that date, multiplied by the closing price of our common stock on the NYSE at December 31, 2007 ($11.68). The amounts actually earned under the plan may differ substantially from those presented.

(9)	The change of control agreements with us provide that if, within two years after a “change of control” of Radian (or, in the case of Mr. Cooke’s, six months before and three years after a “change of control” of Radian), the executive’s employment is terminated (a “qualifying termination”) (1) by us for any reason, other than (a) the executive’s continued illness, injury or incapacity for a period of twelve consecutive months or (b) for “cause” (as defined in the agreement and as set forth below following the footnotes), or (2) by the executive for good reason (as defined in the agreement and as set forth below following the footnotes), the executive would be entitled to a lump-sum cash payment equal to two times the sum of (x) the executive’s then-current base salary and (y) the target bonus for the year in which the termination occurs (except in the case of Mr. Quint, whose payment will be based, in part, on his maximum cash incentive award eligibility, and Mr. Cooke, whose payment will be based, in part, on the cash incentive award he received for the most recently ended fiscal year (annualized where applicable)). Under Mr. Cooke’s agreement with Radian Asset Assurance, a qualifying termination could occur (1) at any point after December 11, 2007 and before a change of control of Radian Asset Assurance or (2) within three years after such change of control. Under this agreement, Mr. Cooke would be entitled to a lump-sum cash payment equal to two times the sum of (x) his then-current base salary and (y) his target bonus for the year in which the termination occurs.

(10)	The named executive would be entitled to continue to participate in our life, disability, accident, health and dental insurance plans for a period of 36 months following termination of his or her employment.

Assumptions, Definitions and Other Terms of Agreements

Set forth below is a description of the assumptions that were used in creating the tables above, and certain definitions and other material terms contained in the plans and agreements described above. Unless otherwise noted, the descriptions below are applicable to all of the above tables relating to potential payments upon termination or change of control:

Current Equity Plan.    Our Current Equity Plan includes the following definitions:

•

“Change of Control” is generally defined as (1) an acquisition by any third party of 20% or more of Radian’s outstanding voting shares; (2) a sale of all or substantially all of Radian’s assets; or (3) the replacement of a majority of the members of Radian’s board of directors over a two-year period (unless the election of at least 75% of the new directors was approved by a vote of 75% of the directors who were in office at the beginning of such period); and

•	“Disability” is defined as a physical or mental impairment of sufficient severity that the named officer would be both eligible for and receiving benefits under Radian’s long-term disability plan.

Benefit Restoration Plan.    “Change of Control” is generally defined as it is defined above under our Current Equity Plan.

Ibrahim Employment Agreement.    Mr. Ibrahim’s employment agreement referred to above includes the following definitions:

•

“Cause” is defined as (1) indictment, conviction or a plea of nolo contendere to a felony or crime involving fraud, misrepresentation or moral turpitude (excluding minor traffic offenses); (2) fraud, dishonesty, theft or misappropriation of funds in connection with Mr. Ibrahim’s duties; (3) breach of the agreement’s restrictive covenants, or a material violation of our code of conduct or employment policies; or (4) gross negligence or willful misconduct in the performance of Mr. Ibrahim’s duties, in each case after a 20-day cure period, to the extent curable;

•

“Good reason” is defined as (1) a material reduction in the scope of Mr. Ibrahim’s duties and responsibilities; (2) a relocation of more than 50 miles, or away from our principal executive offices; (3) the failure of any of our successors to expressly assume the agreement; or (4) a material breach of the agreement by us, if not corrected within 20 days;

•	“Change of Control” is defined by reference to our Current Equity Plan discussed above; and

•	“Disability” is defined by reference to our long-term disability plan.

Change of Control Agreements.    The change of control agreements of the other named executive officers include the following definitions:

•

“Cause” is generally defined as the officer’s misappropriation of funds, habitual insobriety, substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of the officer’s duties which has a material adverse effect on Radian (Radian Asset Assurance in the case of Mr. Cooke);

•

“Good reason” for the officer to terminate his employment following a change of control includes (1) any failure by us to comply with the agreement; (2) a significant reduction in the officer’s authority, duties or responsibilities; (3) removal of the officer from his employment grade, compensation level or officer position; or (4) a requirement to commute more than 50 miles each way, or to undertake substantially greater business travel than is reasonable and customary for the position held. In addition, under Mr. Cooke’s agreement with us, “good reason” also includes the failure of any of our successors to assume our obligations under the agreement. Under Mr. Cooke’s agreement with Radian Asset Assurance, “good reason” includes: (i) any actual change that results in a material diminution in Mr. Cooke’s authority, duties or responsibilities; (ii) any material reduction in Mr. Cooke’s base compensation; (iii) any material change in the geographic location where Mr. Cooke must perform his services; (iv) any requirement that he must undertake substantially greater business travel than is reasonable and customary for his position held; and (v) any material breach of the agreement by Radian Asset Assurance.

•

“Change of Control” is defined under the agreement as it is defined above under our Current Equity Plan. Under Mr. Cooke’s agreement with us, a “change of control” is deemed to have occurred upon the events specified above under the Current Equity Plan definition as well as upon our completing a merger, consolidation or share exchange that results in a new group of stockholders holding a majority of our outstanding voting shares. Under Mr. Cooke’s agreement with Radian Asset Assurance, a “change of control” is deemed to have occurred only if an unaffiliated third-party acquires beneficial ownership of more than 50% of the outstanding shares of Radian Asset Assurance.

General.    Unless otherwise specified, (1) all of the payments described in this section would be made from the funds of, and the benefits described would be provided by, us, or by the surviving company in the event of a change of control of Radian, and (2) all payments would be made in the form of a single lump sum.

Excise and Income Tax Gross-up.    The amounts reflected in the tables are based on a Section 4999 excise tax rate of 20%, a top individual marginal tax rate of 35%, a Medicare tax rate of 1.45%, and an applicable state and/or local tax rate based on the executive’s tax domicile.

OTHER INFORMATION

Expenses of Solicitation

We will bear the entire cost of preparing and soliciting proxies. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of our common stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with The Altman Group, Inc. to assist us in soliciting proxies and have agreed to pay them a fee not expected to exceed $20,000 plus reasonable expenses for these services. If necessary, we may use several of our regular employees or directors, who will not be specially compensated, but who will be entitled to reimbursement for actual expenses incurred in connection with the solicitation, to solicit proxies from our stockholders, either personally or by telephone, email, facsimile or letter.

Incorporation by Reference

The information contained in this proxy statement under the headings “Compensation and Human Resources Committee Report” and “Audit and Risk Committee Report” is not “soliciting material,” nor shall it be deemed “filed” with the SEC nor incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

Stockholder Proposals for the 2009 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting must do so in compliance with applicable SEC rules and regulations. Under Rule 14a-8 adopted by the SEC, to be considered for inclusion in our proxy materials for our 2009 annual meeting, a stockholder proposal must be received in writing by our Secretary at our principal office set forth on the cover page of this proxy statement no later than [December     , 2008]. If the date of our 2009 annual meeting is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Any such proposals also need to comply with the various provisions of Rule 14a-8, which governs the basis on which stockholder proposals can be included or excluded from company-sponsored proxy materials.

If a stockholder desires to submit a proposal for consideration at the 2009 annual meeting, but not have the proposal included with our proxy solicitation materials relating to the 2009 annual meeting, the stockholder must comply with the procedures set forth in our by-laws. This means that the written proposal must be received by our Secretary at our principal office set forth on the cover page of this proxy statement at least 60 days before the 2009 annual meeting (except that if we give less than 75 days’ notice or other public disclosure of the 2009 annual meeting, then the proposal must be received by our Secretary no later than the close of business on the 15th day after the day on which we mail the notice of the 2009 annual meeting or make such public disclosure). The full text of the relevant by-law provisions may be obtained upon written request directed to our Secretary at our principal office set forth on the cover page of this proxy statement. A copy of our by-laws is also posted on the Corporate Governance section of our website (www.radian.biz). The procedures for stockholders to follow to nominate candidates for election to our board of directors are described in the section of this proxy statement entitled “Corporate Governance and Board Matters – Consideration of Director Nominees.”

Annual Report on Form 10-K

We filed our Annual Report on Form 10-K for the year ended December 31, 2007 with the SEC on March 14, 2008. We will mail without charge, upon written request, a copy of our 2007 Form 10-K, excluding exhibits. Please send a written request to Investor Relations, Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania, or complete the request form on the Investor Relations page of our website at www.radian.biz/investors/financial/corporate.aspx. Our 2007 Form 10-K, as well as our 2007 Annual Report to Stockholders, which includes the 2007 Form 10-K, may also be accessed and printed directly from this web page. The annual report is not incorporated into this proxy statement and is not considered proxy soliciting material.

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting

Pursuant to new rules issued by the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2007 Annual Report to Stockholders are available on the Investor Relations page of our website at www.ir.radian.biz.

Householding Proxy Materials

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding.” This saves us money in printing and distribution costs. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Other Matters

Management knows of no matters to be presented for action at the 2008 annual meeting other than those discussed in this proxy statement. However, if any other matters properly come before the 2008 annual meeting, it is intended that the persons named as proxies will vote on such other matters in accordance with their judgment of the best interests of Radian.

Directions to the Annual Meeting

For your convenience, we have provided directions to our annual meeting, which is being held at our corporate offices, at the end of this proxy statement as Appendix C.

By Order of the Board of Directors,

Teresa A. Bryce Executive Vice President, General Counsel and Secretary

                    , 2008

APPENDIX A

RADIAN GROUP INC.

2008 EQUITY COMPENSATION PLAN

The purpose of the Radian Group Inc. 2008 Equity Compensation Plan (the “Plan”) is to promote the interests of Radian Group Inc., a Delaware corporation (together with its Subsidiaries as a group, the “Company”), by providing employees, officers, non-employee directors, consultants and advisors of the Company with appropriate incentives and rewards to encourage them to enter into and continue in the service of the Company, and by aligning their long-term interests with those of the Company’s stockholders. The Plan is the successor to the Radian Group Inc. Equity Compensation Plan, as amended, adopted by the Board in 1995, under which no further incentive awards will be granted.

1.	Definitions

Capitalized terms used in the Plan shall have the definitions specified or otherwise referenced in Section 23 below, unless the context otherwise requires.

2.	Grants Under the Plan

The following equity incentives may be granted under the Plan: Incentive Stock Options (as defined in Section 6(b) below), Nonqualified Stock Options (as defined in Section 6(b) below), Restricted Stock Grants (as defined in Section 7 below), Restricted Stock Units (as defined in Section 7 below), SARs (as defined in Section 8 below), Phantom Stock (as defined in Section 9 below), and Performance Share Awards (as defined in Section 10 below). Each award of an equity incentive under the Plan may be referred to herein as a “Grant.” All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions of any nature as the Committee deems appropriate and specifies in writing to the Grantee in order to evidence the Grant (the “Grant Letter”), as long as they are not inconsistent with the Plan. Grants under any section of the Plan need not be uniform as among the Grantees receiving the same type of Grant, and Grants under two or more sections of the Plan may be combined in one Grant Letter.

3.	Shares Subject to the Plan

(a)    Maximum Number of Shares.    The aggregate number of shares of the Common Stock, par value $0.001 (“Common Stock”), of the Company that may be issued under the Plan is 1,800,000 shares, subject to adjustment as provided in this Section 3 (the “Plan Reserve”). The maximum number of shares of Common Stock subject to Grants made to any individual Grantee in any calendar year shall be 500,000 shares, subject to adjustment pursuant to Section 3(c) below. The shares issued under the Plan may be authorized but unissued shares or reacquired shares. If and to the extent that (i) Stock Options or SARs granted under the Plan terminate, expire or are canceled without having been exercised, or (ii) any shares of Restricted Stock or Phantom Stock or any Restricted Stock Units or Performance Share Awards are forfeited or otherwise terminate or are cancelled without being vested or settled in full, the shares subject to such Grant shall be restored to the Plan Reserve and shall again be available for subsequent Grants under the Plan, computed as provided in Section 3(b) below. For the avoidance of doubt, the following shares shall not again be made available for subsequent Grants under the Plan: (1) shares not issued as a result of the net settlement of an SAR, (2) shares tendered or withheld to pay the exercise price or withholding taxes related to a Grant, or (3) shares repurchased on the open market with the proceeds of the exercise price of any Grant.

(b)    Flexible Plan Reserve.    Each Stock Option or SAR granted under this Plan shall reduce the Plan Reserve available for grant under the Plan by one (1) share for every share subject to such Grant. Each Grant of Restricted Stock, Restricted Stock Units, Phantom Stock or Performance Share Awards under this Plan (collectively, “Full Value Grants”) shall reduce the Plan Reserve available for grant under the Plan by one and one-third (1- 1/3) shares for every share subject to such Full Value Grant. To the extent that shares subject to Stock Options or SARs are restored to the Plan Reserve through the operation of clause (i) of Section 3(a) above, such shares shall increase the Plan Reserve available for grant under the Plan by one (1) share for each share so restored. To the extent that shares subject to Full Value Grants are restored to the Plan Reserve through the operation of clause (ii) of Section 3(a) above, such shares shall increase the Plan Reserve available for grant under the Plan by one and one-third (1- 1/3) shares for each share so restored.

(c)    Adjustment Upon Changes in Capitalization.    If any change is made to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or any other change in capital structure made without receipt of consideration), then unless such event or change results in the termination of all outstanding Grants under the Plan, the Committee shall preserve the value of the outstanding Grants by adjusting the maximum number and class of shares issuable under the Plan to reflect the effect of such event or change in the Company’s capital structure, and by making appropriate adjustments to the number and class of shares, the exercise price of each outstanding Grant and otherwise. Any fractional shares resulting from such adjustments shall be eliminated by rounding any portion of a share equal to .500 or greater up, and any portion of a share equal to less than .500 down, in each case to the nearest whole number.

4.	Administration

(a)    Composition of Committee.    The Plan shall be administered and interpreted by the Compensation and Human Resources Committee of the Board or such other committee of the Board as may be appointed from time to time by the Board (the “Committee”); provided, however, that grant decisions made hereunder shall be made by at least two members of the Committee, each of whom shall be (i) ”outside directors” as defined under Section 162(m) of the Code, (ii) ”non-employee directors” as defined in Rule 16b-3 under the Exchange Act, and (iii) “independent directors” under the rules and regulations of the New York Stock Exchange or such other securities exchange on which the Common Stock is then listed. A majority of the independent directors of the Company, in their sole discretion, may exercise any or all authority of the Committee under the Plan in lieu of the Committee, and in such instances references herein to the Committee shall be deemed to refer to such directors.

(b)    Powers of the Committee.    Subject to the express provisions and limitations set forth in this Plan, the Committee shall have the sole authority to determine: (i) who from among the Eligible Participants will receive Grants under the Plan, (ii) the type, size and terms of each Grant under the Plan, (iii) the time when each Grant will be made and the duration of any exercise or restriction periods, including following termination of the Grantee’s service relationship (which periods may be extended, subject to the original term, at the Committee’s discretion), (iv) any restrictions on resale applicable to the shares to be issued or transferred pursuant to the Grant, and (v) any other matters arising under the Plan. A majority of the Committee shall constitute a quorum thereof, and the actions of a majority of the members of the Committee at a meeting at which a quorum is present, or actions unanimously approved in writing by all members of the Committee, shall constitute actions of the Committee; provided, however, that the Committee may also act by delegated authority pursuant to Section 4(c) below. The Committee shall have full power and authority to administer and interpret the Plan and to adopt or amend such rules, procedures, agreements and instruments as it may deem appropriate for the proper administration of the Plan. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any Grants under the Plan. No person acting under this Section 4 shall be held liable for any action or determination made with respect to the Plan or any Grant under the Plan, except for the willful misconduct or gross negligence of such person.

(c)    Delegation and Administrative Action.    The Committee may delegate to one or more separate committees (any such committee, a “Subcommittee”) composed of at least two members of the Committee, one of whom shall be the member then serving as the chairman of the Committee, the ability to make Grants, as provided in Section 4(b) above, and to exercise all powers of the Committee described herein. Any such actions of a Subcommittee shall be treated for all purposes as if taken by the Committee. The Committee may delegate certain administrative matters under the Plan to an officer or officers of the Company, and such administrator(s) may have the authority to execute and distribute Grant Letters in accordance with the Committee’s determinations, to maintain records relating to the granting, vesting, exercise, forfeiture or expiration of Grants, to process or oversee the issuance of shares upon the exercise, vesting and/or settlement or a Grant, and to take such other administrative actions as the Committee may specify. Any delegation by the Committee pursuant to this Section 4(c) shall be subject to and limited by applicable law or regulation, including without limitation the General Corporation Law of the State of Delaware and the rules and regulations of the New York Stock Exchange or such other securities exchange on which the Common Stock is then listed.

5.	Eligibility for Participation

Officers and other employees of the Company, non-employee members of the Board, and consultants and advisors to the Company, shall be eligible to participate in the Plan (referred to individually as an “Eligible Participant” and collectively as “Eligible Participants”). Only Eligible Participants who are officers or other employees of the Company or a Parent Corporation or Subsidiary Corporation shall be eligible to receive Incentive Stock Options and Performance Share Awards. All Eligible Participants shall be eligible to receive Nonqualified Stock Options, Restricted Stock Grants, Restricted Stock Units, SARs and Phantom Stock. Those Eligible Participants who are selected by the Committee to receive Grants under the Plan are referred to individually as a “Grantee” and collectively as the “Grantees.” With respect to a Grantee who is an employee of the Company, a leave of absence by the Grantee, if in accordance with Company policy or otherwise approved by the Company, shall not be deemed a termination or interruption of the continuous employment of the Grantee for purposes of the Plan.

6.	Stock Options

(a)    Grant and Number of Shares.    The Committee may grant stock options as provided in this Section 6. The Committee, in its sole discretion, shall determine the number of shares of Common Stock that will be subject to each option.

(b)    Type of Option and Exercise Price.

(1) The Committee may grant options qualifying as incentive stock options within the meaning of Section 422 of the Code (“Incentive Stock Options”) and other stock options (“Nonqualified Stock Options”), in accordance with the terms and conditions set forth herein, or may grant any combination of Incentive Stock Options and Nonqualified Stock Options (hereinafter referred to collectively as “Stock Options”). The option exercise price per share of each Stock Option shall not be less than the fair market value of a share of Common Stock on the date of grant (as determined pursuant to Section 6(b)(2) below). Notwithstanding the preceding sentence, if the Grantee of an Incentive Stock Option is the owner of Common Stock (as determined under section 424(d) of the Code) who possesses more than 10% of the total combined voting power of all classes of stock of the Company or a Parent Corporation or Subsidiary Corporation, the option exercise price per share in the case of such Incentive Stock Option shall not be less than 110% of the fair market value of a share of Common Stock on the date of grant.

(2) For all valuation purposes under the Plan, the “fair market value” of a share of Common Stock shall be the closing price at which the Common Stock shall have been sold regular way on the New York Stock Exchange on the date as of which such value is being determined or, if no sales occurred on such day, then on the next preceding day on which there were such sales, or, if at any time the Common Stock shall not be listed on the New York Stock Exchange, the fair market value as determined by the Committee on the basis of available prices for such Common Stock or in such manner as may be authorized by applicable regulations under the Code.

(c)    Exercise Period.    The Committee shall determine the option exercise period of each Stock Option. The exercise period shall not exceed ten years from the date of grant. However, if the Grantee of an Incentive Stock Option is the owner of Common Stock (as determined under Section 424(d) of the Code) who possesses more than 10% of the total combined voting power of all classes of stock of the Company or a Parent Corporation or Subsidiary Corporation, the exercise period shall not exceed five years.

(d)    Vesting of Options; Restrictions on Shares; Acceleration of Vesting.    The vesting period for Stock Options shall commence on the date of grant and shall end on the date or dates, determined by the Committee, that shall be specified in the Grant Letter; provided, however, that unless otherwise specified in the Grant Letter, each Stock Option shall vest and become exercisable in cumulative installments to the extent of 25% of the number of shares originally covered thereby on and after the first, second, third and fourth anniversaries of the grant of the Stock Option, if on such anniversary the Grantee remains an Eligible Participant. The Committee may impose upon the shares of Common Stock issuable upon the exercise of a Stock Option such restrictions as it deems appropriate and specifies in the Grant Letter. During any period in which such restrictions apply, the provisions of Section 7(d) below shall be applicable to such shares. Notwithstanding any other provision of the Plan or any Grant Letter, all outstanding Stock Options shall become immediately fully vested and exercisable upon the earliest to occur of the following, if at such time the Grantee remains an Eligible Participant: (i) the Grantee’s Retirement (as defined below in the case of an employee or a non-employee director), (ii) five years from the date of the Grant, (iii) the Grantee’s death or Disability (as defined below), or (iv) the occurrence of a Change of Control of the Company (as defined in Section 12). For purposes of this Plan: (1) the term “Retirement” applies only to a Grantee who is an employee of the Company or a Parent Corporation or Subsidiary Corporation, or a non-employee director, and shall mean either (A) separation from service following the Grantee’s attainment of age 65 and the completion of at least 5 years of credited service, or (B) separation from service following the Grantee’s attainment of age 55 and the completion of at least 10 years of credited service, and (2) for the avoidance of doubt, the provisions of the Plan that refer to “Retirement” shall not apply to a Grantee who is a consultant or advisor. For purposes of this Plan, “Disability” shall mean a physical or mental impairment of sufficient severity that the Grantee is both eligible for and in receipt of benefits under the long-term disability program maintained by the Company.

(e)    Manner of Exercise.    A Grantee may exercise a Stock Option by delivering a duly completed notice of exercise to the Company. Unless other arrangements satisfactory to the Company are made, no shares of Common Stock shall be issued on the exercise of a Stock Option unless paid for in full at the time of purchase. Payment for shares of Common Stock purchased upon the exercise of a Stock Option shall be made (i) in cash or, (ii) subject to such conditions as may be established by the Committee, (1) by tendering (actually or by attestation) shares of Common Stock valued at the then fair market value thereof, (2) by authorizing a third party to sell shares of Common Stock acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the exercise price and any tax withholding resulting from such exercise, or (3) by any combination of the foregoing. The shares of Common Stock so purchased will be issued and delivered to the person entitled thereto at the Company’s corporate headquarters in Philadelphia, Pennsylvania or, at the Company’s sole discretion, by book entry into a brokerage or other account designated by the Company for such purpose. No person shall have any rights as a stockholder with respect to any share of Common Stock covered by a Stock Option unless and until such person shall have become the holder of record of such share, and, except as otherwise permitted in Section 3(c) hereof, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property or distributions or other rights) in respect of such share for which the record date is prior to the date on which such person shall have become the holder of record thereof.

(f)    Termination, Retirement, Disability or Death.

(1) (A) If a Grantee is an employee, consultant or advisor and ceases to be an Eligible Participant for any reason other than involuntary termination of employment by the Company, Retirement, Disability or death, any Stock Option which is otherwise exercisable by the Grantee shall terminate unless exercised by the Grantee within 90 days after the date on which the Grantee ceases to be an Eligible Participant (or within such other period of time, which may be longer or shorter than 90 days, specified in the Grant Letter), but in any event no later than the date of expiration of the option exercise period. (B) If a Grantee is an employee and ceases to be an Eligible Participant as a result of his or her involuntary termination of employment by the Company without Cause, any Stock Option which is otherwise exercisable by the Grantee shall terminate unless exercised by the Grantee within one year after the date on which the Grantee ceases to be an Eligible Participant (or within such other period of time, which may be longer or shorter than one year, specified in the Grant Letter), but in any event no later than the date of expiration of the option exercise period. (C) In the event of the Retirement, Disability or death of a Grantee, any Stock Option held by such Grantee may be exercised by the Grantee (or the Grantee’s personal representative) at any time prior to the date of expiration of the option exercise period (or within such shorter period of time as may be specified in the Grant Letter). (D) In the event a Grantee’s employment or service relationship is terminated by the Company for Cause, any Stock Option held by such Grantee shall immediately terminate and be of no further force or effect.

(2) In the case of a Grantee who is a non-employee director, then notwithstanding Section 6(f)(1) above: (A) In the event of the Retirement or other voluntary departure from the Board, Disability or death of such Grantee, any Stock Option which was otherwise, or which becomes, exercisable by such Grantee at the date of such Retirement, other voluntary departure from the Board, Disability or death, may be exercised by the Grantee (or the Grantee’s personal representative) at any time prior to the date of expiration of the option exercise period. (B) Notwithstanding the provisions of clause (A) above, however, in the event of such Grantee’s failure to be nominated for reelection to the Board or failure to be reelected after nomination, any Stock Option which is otherwise exercisable by the Grantee shall terminate unless exercised by the Grantee within one year after the date on which the Grantee ceases to be an Eligible Participant (or within such other period of time, which may be longer or shorter than one year, as may be specified in the Grant Letter), but in any event no later than the date of expiration of the option exercise period. (C) In the event of such Grantee’s removal from the Board for Cause, any Stock Option held by such Grantee shall immediately terminate and be of no further force or effect.

(3) For the avoidance of doubt, the shares of Common Stock as to which a Stock Option is exercisable upon the happening of any event specified in this Section 6(f) shall include any shares as to which vesting shall be accelerated by operation of Section 6(d).

(g)    Limits on Incentive Stock Options.    Each Grant of an Incentive Stock Option shall provide that:

(1) the Incentive Stock Option is not transferable by the Grantee, except, in the case of an individual Grantee, by will or the laws of descent and distribution;

(2) the Incentive Stock Option is exercisable only by the Grantee, except as otherwise provided herein or in the Grant Letter in the event of the death of an individual Grantee; and

(3) the aggregate fair market value of the Common Stock on the date of the Grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year under the Plan and under any other stock option plan of the Company shall not exceed $100,000.

To the extent that any portion of a purported Incentive Stock Option shall fail or shall cease to qualify as an “incentive stock option” under the Code, such portion shall thereafter be deemed to be, and shall be interpreted as, a Nonqualified Stock Option for all purposes hereunder.

(h)    Exchange Act Limitation.    Unless the Grantee could otherwise transfer Common Stock issued pursuant to the Stock Option without incurring liability under Section 16(b) of the Exchange Act, at least six months must elapse from the date of acquisition of the Stock Option until the date of disposition of the Common Stock issued upon exercise thereof.

7.	Restricted Stock Grants and Restricted Stock Units

The Committee may (i) issue shares of Common Stock to an Eligible Participant subject to such restrictions as the Committee shall determine (a “Restricted Stock Grant”), or (ii) grant to an Eligible Participant the right to receive shares of Common Stock upon the lapsing of such restrictions as the Committee shall determine (“Restricted Stock Units”). The following provisions are applicable to Restricted Stock Grants and Restricted Stock Units:

(a)    General Requirements.    Shares of Common Stock issued pursuant to Restricted Stock Grants or Restricted Stock Units will be issued in consideration for cash or past or future services rendered having a value, as determined by the Committee, at least equal to the par value thereof. All conditions and restrictions imposed under each Restricted Stock Grant or grant of Restricted Stock Units, and the vesting or performance period during which the Restricted Stock Grant or Restricted Stock Units will remain subject to such restrictions, shall be set forth in the Grant Letter and designated therein as the “Restriction Period.” The restrictions imposed under any Restricted Stock Grant or grant of Restricted Stock Units shall lapse on such vesting date or dates as the Committee may approve until the restrictions have lapsed as to 100% of the shares, except as vesting may be accelerated pursuant to Section 7(c) below. In the case of a Restricted Stock Grant, on the grant date, the specified number of shares of Restricted Stock shall be issued subject to the provisions of this Section 7. Provided that all conditions to the vesting of a share of Restricted Stock imposed pursuant to this Section 7 are satisfied, upon the occurrence of the vesting date with respect to a share of Restricted Stock, such share shall vest, subject to any continuing restrictions of this Plan or the Grant Letter. In the case of Restricted Stock Units, on the grant date, the Company shall credit to a bookkeeping account established on its records the specified number of Restricted Stock Units awarded to the Grantee (without the creation of any trust or segregated account). Provided that all conditions to the vesting of Restricted Stock Units imposed pursuant to this Section 7 are satisfied, upon the occurrence of the vesting date with respect to Restricted Stock Units, such units shall vest, and a share of Common Stock shall be issued for each such unit, subject to any continuing restrictions of this Plan or the Grant Letter.

(b)    Number of Shares.    The Committee, in its sole discretion, shall determine the number of shares of Common Stock that will be subject to each Restricted Stock Grant or the number of Restricted Stock Units to be granted.

(c)    Requirement of Service Relationship with Company.    If the Grantee’s service relationship with the Company, whether as an employee, director, consultant, advisor or otherwise, terminates during the period designated in the Grant Letter as the Restriction Period, the Restricted Stock Grant or grant of Restricted Stock Units shall terminate as to all shares covered by the Grant as to which restrictions on transfer have not lapsed, and in the case of Restricted Stock, such shares shall be immediately forfeited to the Company. The Restriction Period for any Restricted Stock Grant or Restricted Stock Units the vesting of which is based upon a continuing service relationship with the Company shall be a minimum of three years from the grant date, and the Restriction Period for any Restricted Stock Grant or grant of Restricted Stock Units that is based upon performance criteria shall be based upon performance over a minimum period of one year. Notwithstanding the foregoing, however, in the event of (i) a Change of Control of the Company, or (ii) the termination of the Grantee’s service relationship with the Company as a result of the Grantee’s Retirement, death or Disability, the Restriction Period shall be deemed immediately terminated, all restrictions on the transfer of shares subject to any Restricted Stock Grant or grant of Restricted Stock Units shall immediately lapse, and all such shares shall become fully vested.

(d)    Restrictions on Transfer and Issuance of Stock Certificates.    During the Restriction Period, a Grantee under a Restricted Stock Grant or grant of Restricted Stock Units may not sell, assign, transfer, pledge or otherwise dispose of the shares of Restricted Stock or Restricted Stock Units that have not yet vested except to a Successor Grantee pursuant to Section 11(a) below. The Grantee shall not be entitled to the delivery of any stock certificate or certificates representing shares subject to a Restricted Stock Grant or a grant of Restricted Stock Units until any and all restrictions on such shares shall have lapsed. With respect to a Restricted Stock Grant, the

Company may issue shares subject to such restrictive legends or stop-transfer instructions as it deems appropriate, and may provide for the escrow or retention of custody of such shares, including in book-entry form, during the Restriction Period.

(e)    Stockholder Rights; Dividends.    In the case of a Restricted Stock Grant, except as provided in this Section 7, during the Restriction Period, the Grantee shall have, with respect to the shares of Restricted Stock issued pursuant to such Restricted Stock Grant, all of the rights of a stockholder, including the right to vote the shares and the right to receive any cash dividends. In the case of Restricted Stock Units, during the Restriction Period, the Grantee shall not have any of the rights of a stockholder with respect to the shares subject to such Restricted Stock Units, including voting or dividend rights, and shall be an unsecured creditor of the Company. Reasonably promptly after any Restricted Stock Units have vested and any and all restrictions thereon have lapsed, the Company shall cause to be issued in the name of, and delivered to the Grantee (which may be in book-entry form), a certificate for shares of Common Stock equal to the number of Restricted Stock Units that shall have vested, whereupon the Grantee shall have all of the rights of a stockholder with respect to such shares.

8.	Stock Appreciation Rights

(a)    General Provisions.    The Committee may grant stock appreciation rights (“SARs”) as provided in this Section 8. The Committee may grant Stand-Alone SARs, or may grant Tandem SARS in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Nonqualified Stock Option, such Tandem SARs may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such Tandem SARs may be granted only at the time of grant of such Stock Option. The exercise price of each Stand-Alone SAR shall be equal to the fair market value of a share of Common Stock as of the date of grant of such Stand-Alone SAR. The exercise price of each Tandem SAR shall be equal to the exercise price of the related Stock Option; provided, however, that if the Tandem SAR is granted subsequent to the date of grant of the related Stock Option, and an exercise price equal to that of the related Stock Option would result in the disallowance of the Company’s expense deduction pursuant to Section 162(m) of the Code, then the exercise price of such Tandem SAR shall be equal to the fair market value of a share of Common Stock as of the grant date of such Tandem SAR.

(b)    Number of SARs.    The Committee, in its sole discretion, shall determine the number of SARs granted to any Grantee. The number of Tandem SARs granted to a Grantee which shall be exercisable during any given period of time shall not exceed the number of shares of Common Stock which the Grantee may purchase upon the exercise of the related Stock Option during such period. Upon the exercise of a Stock Option, the Tandem SARs relating to the Common Stock covered by the Stock Option shall terminate. Upon the exercise of any Tandem SARs, the related Stock Option shall terminate to the extent of an equal number of shares of Common Stock.

(c)    Settlement Amount.    Upon a Grantee’s exercise of some or all of the Grantee’s SARs, the Grantee shall receive in settlement of such SARs an amount equal to the stock appreciation (as defined herein) for the number of SARs exercised, payable in cash, Common Stock or a combination thereof. The “stock appreciation” for an SAR is the difference between the exercise price of such SAR determined under Section 8(a) above and the fair market value of the underlying Common Stock on the date of exercise of the SAR.

(d)    Settlement Election.    Upon the exercise of any SARs, the Grantee shall have the right to request the portions of the settlement amount that the Grantee desires to receive in cash and shares of Common Stock, respectively. For purposes of calculating the number of shares of Common Stock to be received upon settlement, shares of Common Stock shall be valued at their fair market value on the date of exercise of the SARs. Notwithstanding a Grantee’s request to receive such settlement in whole or in part in cash, the Committee may require, in whole or in part, that shares of Common Stock be delivered in lieu of cash, or that such settlement be made in cash. If shares of Common Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

(e)    Term, Vesting and Exercise of Tandem SARs.    Any Tandem SAR shall be exercisable only to the extent that, and during the period when, the Stock Option to which such Tandem SAR is related is also exercisable.

(f)    Term and Vesting of Stand-Alone SARs; Acceleration of Vesting.    The exercise period of any Stand-Alone SARs shall not exceed ten years from the date of grant. The vesting period for Stand-Alone SARs shall commence on the date of grant and shall end on the date or dates, determined by the Committee, that shall be specified in the Grant Letter; provided, however, that unless otherwise specified in the Grant Letter, each Stand-Alone SAR shall vest and become exercisable in cumulative installments to the extent of 25% of the number of shares originally covered thereby on and after the first, second, third and fourth anniversaries of the grant date, if on such anniversary the Grantee remains an Eligible Participant. The Committee may impose upon any shares of Common Stock issuable upon the exercise of a Stand-Alone SAR such restrictions as it deems appropriate and specifies in the Grant Letter. During any period in which such restrictions apply, the provisions of Section 7(d) above shall be applicable to such shares. Notwithstanding any other provision of the Plan or any Grant Letter, each outstanding Stand-Alone SAR shall become immediately exercisable upon the earliest to occur of the following, if at such time the Grantee remains an Eligible Participant: (i) the Grantee’s Retirement, (ii) five years from the date of the Grant, (iii) the Grantee’s death or Disability, or (iv) the occurrence of a Change of Control of the Company (as defined in Section 12).

(g)    Effect of Termination on Stand-Alone SARs.

(1) (A) If a Grantee of a Stand-Alone SAR is an employee, consultant or advisor and ceases to be an Eligible Participant for any reason other than involuntary termination of employment by the Company, Retirement, Disability or death, any Stand-Alone SAR which is otherwise exercisable by the Grantee shall terminate unless exercised by the Grantee within 90 days after the date on which the Grantee ceases to be an Eligible Participant (or within such other period of time, which may be longer or shorter than 90 days, specified in the Grant Letter), but in any event no later than the expiration of the term of such Stand-Alone SAR. (B) If a Grantee is an employee and ceases to be an Eligible Participant as a result of his or her involuntary termination of employment by the Company without Cause, any Stand-Alone SAR which is otherwise exercisable by the Grantee shall terminate unless exercised by the Grantee within one year after the date on which the Grantee ceases to be an Eligible Participant (or within such other period of time, which may be longer or shorter than one year, specified in the Grant Letter), but in any event no later than the expiration of the term of such Stand-Alone SAR. (C) In the event of the Retirement, Disability or death of a Grantee, any Stand-Alone SAR held by such Grantee may be exercised by the Grantee (or the Grantee’s personal representative) at any time prior to the expiration of the term of such Stand-Alone SAR (or within such shorter period of time as may be specified in the Grant Letter). (D) In the event a Grantee’s employment or service relationship is terminated by the Company for Cause, any Stand-Alone SAR held by such Grantee shall immediately terminate and be of no further force or effect.

(2) In the case of a Grantee of a Stand-Alone SAR who is a non-employee director, then notwithstanding Section 8(g)(1) above: (A) In the event of the Retirement or other voluntary departure from the Board, Disability or death of such Grantee, any Stand-Alone SAR which was otherwise, or which becomes, exercisable by such Grantee at the date of such Retirement, other voluntary departure from the Board, Disability or death, may be exercised by the Grantee (or the Grantee’s personal representative) at any time prior to the expiration of the term of such Stand-Alone SAR. (B) Notwithstanding the provisions of clause (A) above, in the event of such Grantee’s failure to be nominated for reelection to the Board or failure to be reelected after nomination, any Stand-Alone SAR which is otherwise exercisable by the Grantee shall terminate unless exercised by the Grantee within one year after the date on which the Grantee ceases to be an Eligible Participant (or within such other period of time, which may be longer or shorter than one year, as may be specified in the Grant Letter), but in any event no later than the expiration of the term of such Stand-Alone SAR. (C) In the event of such Grantee’s removal from the Board for Cause, any SAR held by such Grantee shall immediately terminate and be of no further force or effect.

(3) For the avoidance of doubt, the shares of Common Stock as to which a Stand-Alone SAR is exercisable upon the happening of any event specified in this Section 8(g) shall include any shares as to which vesting shall be accelerated by operation of Section 8(f).

9.	Phantom Stock

(a)    General Provisions.    The Committee may grant Phantom Stock in such amounts as it deems appropriate. Phantom Stock shall give the Grantee the right to receive shares of Common Stock on a conversion date specified by the Committee. The Committee may establish conditions on the conversion of Phantom Stock and restrictions on vesting, if any, as it deems appropriate. The period of years during which a Phantom Stock Grant will be subject to any vesting restrictions shall be set forth in the Grant Letter and designated as the “Phantom Stock Restriction Period.” All restrictions imposed under a Phantom Stock Grant shall lapse on such vesting date or dates as the Committee may approve, except as vesting may be accelerated pursuant to Section 9(c) below. In addition, subject to the percentage limitation in Section 9(c) below, the Committee may determine as to any Phantom Stock Grants that such Grants shall not be subject to vesting restrictions. Each share of Phantom Stock shall be granted at full value with no exercise price.

(b)    Number of Shares of Phantom Stock; Accounts.    The Committee, in its sole discretion, shall determine the number of shares that will be granted pursuant to each Phantom Stock Grant. Phantom Stock may be granted in lieu of Performance Share Awards under the Performance Plan as defined in Section 10(a). The Company shall credit to a bookkeeping account established on its records all shares of Phantom Stock credited to a Grantee (without the creation of any trust or segregated account).

(c)    Requirement of Service Relationship with Company.    Except as provided in the Grant Letter, if the Grantee’s service relationship with the Company, whether as an employee, director, consultant, advisor or otherwise, terminates during any period designated in the Grant Letter as the Phantom Stock Restriction Period, the Phantom Stock Grant shall terminate as to all shares covered by the Grant as to which vesting restrictions have not lapsed, and such shares shall be forfeited. The Phantom Stock Restriction Period for any Phantom Stock Grant the vesting of which is based upon a continuing service relationship with the Company shall be a minimum of three years from the grant date, and the Phantom Stock Restriction Period for any Phantom Stock Grant that is based upon performance criteria shall be based upon performance over a minimum period of one year; provided, however, that up to five percent (5%) of the number of shares subject to the initial Plan Reserve may be subject to Phantom Stock Grants with a shorter or with no Phantom Stock Restriction Period. In addition, and notwithstanding the foregoing, in the event of (i) a Change of Control of the Company, or (ii) the termination of the Grantee’s service relationship with the Company as a result of the Grantee’s Retirement, death or Disability, the Phantom Stock Restriction Period shall be deemed immediately terminated, all restrictions on the transfer of shares subject to the Phantom Stock Grant shall immediately lapse, and all such shares shall become fully vested.

(d)    Dividend Equivalents.    The Company shall credit dividend equivalents on Phantom Stock as and when dividends are payable on Common Stock. Dividend equivalents shall be converted to additional shares of Phantom Stock on the dividend payment date and credited to the Grantee’s accounts.

(e)    Conversion.    On the date specified in the Grant Letter as the conversion date for the Grantee’s Phantom Stock, the Grantee shall receive in settlement of such Phantom Stock a number of shares of Common Stock equal to the Phantom Stock then credited to the Grantee’s account. Settlement shall be made in whole shares of Common Stock, with any fractional shares paid in cash.

(f)    No Rights as a Stockholder.    Except for divided equivalents as provided in Section 9(d) above, a Grantee shall not have any rights as a stockholder with respect to any Phantom Stock, including with respect to voting rights. Grantees shall be unsecured creditors of the Company with respect to Phantom Stock.

10.	Performance Share Awards

(a)    General Provisions.    The Committee may grant Performance Share Awards (“Performance Share Awards”) to key employees of the Company under and pursuant to this Section 10 and the Company’s Performance Share Plan adopted by the Board effective February 8, 2005, as amended, or any successor thereto (the “Performance Plan”). A Performance Share Award shall entitle the Grantee to receive shares of Common Stock upon settlement of the Performance Share Award at the conclusion of the Award Term (as defined in the Performance Plan), contingent upon the satisfaction of certain Performance Goals (as defined in the Performance Plan) established by the Committee. The terms and conditions of each Performance Share Award, including the Grantee, the target number of shares thereunder, the Performance Goals, the Award Term, and the formula, method or matrix for determining payout, shall be determined by the Committee in accordance with the Performance Plan and shall be set forth in the Grant Letter. Shares of Common Stock issued under a Performance Share Award shall be granted at full value with no exercise price.

(b)    Number of Shares; Accounts.    The Committee, in its sole discretion, shall determine the target number of shares of Common Stock that will be subject to each Performance Share Award. The actual number of shares that may be issued upon settlement of a Performance Share Award will be determinable at the conclusion of the Award Term. The Company shall establish on its records and maintain a bookkeeping account in which shall be recorded the number of shares of Common Stock subject to a Performance Share Award and the number of shares actually credited to a Grantee (without the creation of any trust or segregated account).

(c)    Termination of Employment.    If the Grantee’s employment with the Company terminates during the Award Term of a Performance Share Award then, depending upon the reason for such termination, such Performance Share Award may continue in force or may terminate, as provided by the applicable provisions of the Performance Plan.

(d)    Change of Control.    Upon a Change of Control of the Company, any outstanding Performance Share Awards shall be treated in accordance with the Performance Plan.

(e)    Settlement.    Upon the conclusion of the Award Term of a Performance Share Award as specified in the Grant Letter, the Grantee shall receive in settlement of such Performance Share Award a number of shares of Common Stock as may be determined in accordance with the Performance Plan. Settlement shall be made in whole shares of Common Stock, with any fractional shares paid in cash.

(f)    No Rights as a Stockholder.    A Grantee shall not have any rights as a stockholder with respect to shares of Common Stock subject to a Performance Share Award prior to the issuance of such shares, including with respect to dividends and voting rights. Grantees shall be unsecured creditors of the Company with respect to Performance Share Awards.

11.	Transferability of Options and Grants

(a)    Restrictions on Transferability.    Only a Grantee (or, in the case of an individual Grantee, his or her authorized legal representative) may exercise rights under a Grant except as otherwise stated herein and in Section 11(b) below. No individual Grantee may transfer those rights except (i) by will or by the laws of descent and distribution, or (ii) as may be provided under Section 11(b) below. Upon the death of an individual Grantee, the personal representative or other person entitled to succeed to the rights of the Grantee (“Successor Grantee”) may exercise such rights. A Successor Grantee shall furnish proof satisfactory to the Company of such person’s right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b)    Nonqualified Stock Options.    Notwithstanding the foregoing, the Committee may provide in its sole discretion that a Grantee may transfer Nonqualified Stock Options to family members, one or more trusts for the benefit of family members, or one or more partnerships of which family members are the only partners, according to such terms as the Committee may determine; provided that any such transfer shall not be for value, the Grantee shall receive no consideration for the transfer of such Nonqualified Stock Options and the transferred Nonqualified Stock Options shall continue to be subject to the same terms and conditions as were applicable immediately before the transfer.

12.	Change of Control of the Company

As used in this Plan, a “Change of Control” shall be deemed to have taken place if (i) any Person (except for an employee or his or her family, the Company or any employee benefit plan of the Company or of any Affiliate, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person shall become the Beneficial Owner in the aggregate of 40% or more of the shares of the Company then outstanding and entitled to vote for directors generally, (ii) any Person (except an employee and his or her family), together with all Affiliates and Associates of such Person, purchases substantially all of the assets of the Company, or (iii) during any 24-month period, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of at least 75% of the directors who were not directors at the beginning of such period was approved by a vote of at least 75% of the directors in office at the time of such election or nomination who were directors at the beginning of such period.

For purposes of this definition, “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act; “Person” shall mean any individual, firm, corporation, partnership or other entity; and a Person shall be deemed the “Beneficial Owner” of any securities:

(i) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange;

(ii) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 under the Exchange Act), including without limitation, pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the “Beneficial Owner” of any security under this subsection (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable successor report); or

(iii) to the extent that such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) with any other Person for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy described in the proviso to subsection (ii) above) or disposing of any voting securities of the Company, in which case such Person shall be the Beneficial Owner of all securities that are Beneficially Owned, directly or indirectly, by such other Person (or any Affiliate or Associate thereof) within the meaning of subsection (i) or (ii) above;

provided, however, that nothing in this definition shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

13.	Dissolution, Liquidation or Winding Up

If the Company is to be dissolved or liquidated, then, at least ten days prior to the effective date of such event, the Company shall give each Grantee with any outstanding Grants written notice of such event. Each such Grantee shall thereupon have the right to exercise in full any installments of such Grants not previously exercised (whether or not the right to exercise such installments has accrued pursuant to such Grants), within ten days after such written notice is sent by the Company. Any installments of such Grants not so exercised shall thereafter lapse and be of no further force or effect.

14.	Amendment and Termination of the Plan and Grants

(a)    Amendment.    The Board may amend or terminate the Plan at any time, subject to the following limitations:

(1) the approval by the stockholders of the Company and approval by the Committee shall be required in respect of any amendment to the extent then required by applicable law or by the regulations of the U.S. Securities and Exchange Commission or the New York Stock Exchange or such other securities exchange on which the Common Stock is then listed; and

(2) the Board shall not amend the Plan without stockholder approval if such amendment would cause the Plan, any Grant or the exercise of any right under the Plan to fail to comply with the requirements of Rule 16b-3 under the Exchange Act (or any successor provision), or if such amendment would cause the Plan or the Grant or exercise of an Incentive Stock Option to fail to comply with the requirements of Section 422 of the Code including, without limitation, a reduction of the option price set forth in Section 6(b) above or an extension of the period during which an Incentive Stock Option may be exercised as set forth in Section 6(c) above.

(b)    Termination of Plan.    The Plan shall terminate on December 31, 2018, unless earlier terminated by the Board or unless extended by the Board with the approval of the stockholders. No Incentive Stock Option shall be granted under the Plan more than ten years following the Effective Date.

(c)    Termination and Amendment of Outstanding Grants.

(1)    General.    A termination or amendment of the Plan that occurs after a Grant is made shall not result in the termination or amendment of the Grant unless the Grantee consents or unless the Committee acts under Section 22(b) below. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 22(b) below or may be amended by mutual agreement of the Company and the Grantee which is consistent with the Plan; provided, however, that an amendment of the Plan or of the Grant that merely accelerates the vesting or extends the post-termination exercise period of the Grant shall become effective without the consent of the Grantee.

(2)    No Repricing.    Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Grants may not be amended to reduce the exercise price of outstanding Stock Options or SARs, or to cancel outstanding Stock Options or SARs in exchange for cash, other incentive awards, or Stock Options or SARs with an exercise price that is less than the exercise price of the original Stock Options or SARs, in each case without the approval of the stockholders of the Company. This Section 14(c)(2) is intended to govern the repricing or exchange of “underwater” Stock Options and SARs and shall not be construed to prohibit the adjustments provided for in Section 3(c) of this Plan.

15.	Funding of the Plan

The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

16.	Rights of Eligible Participants

Nothing in the Plan shall entitle any Eligible Participant or other person to any claim or right to any Grant under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Eligible Participant or Grantee any rights to be retained by the Company in any capacity, whether as an employee, officer, non-employee member of the Board, independent contractor, consultant, advisor or otherwise.

17.	Tax Matters

(a)    Withholding of Taxes.    The Company shall have the right to deduct from all Grants paid in cash any federal, state or local taxes required by law to be withheld with respect to such Grants paid in cash. In the case of Grants paid in Common Stock, the Company shall have the right to require the Grantee to pay to the Company the amount of any taxes which the Company is required to withhold in respect of such Grants or to take whatever action it deems necessary to protect the interests of the Company in respect of such tax liabilities, including, without limitation, withholding a portion of the shares of Common Stock otherwise deliverable pursuant to the Plan. The Company’s obligation to issue or transfer shares of Common Stock in connection with any Grant shall be conditioned upon the Grantee’s compliance with the requirements of this Section 17(a) to the satisfaction of the Committee.

(b)    Deferrals and Code Section 409A.    The Committee, in its sole discretion, may permit a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be delivered under the Plan. In the event of such a deferral, the Committee may, if applicable, provide that the payment of dividend equivalents attributable thereto shall be also deferred until such time as the Grant will be settled in accordance with the Grantee’s deferral election. Any such deferral election shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion. The Committee may establish such rules and procedures as it may deem advisable and in the best interests of the Company in the event that Section 409A of the Code is implicated by any transaction under the Plan.

18.	Agreements with Grantees

Each Grant made under the Plan shall be evidenced by a Grant Letter containing such terms and conditions as the Committee shall approve. In the event of a conflict between the provisions of the Plan and the provisions of any Grant Letter, the provisions of the Plan shall control.

19.	Requirements for Issuance of Shares

No Common Stock shall be issued or transferred under the Plan unless and until all applicable legal requirements have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant on the Grantee’s undertaking in writing to comply with such restrictions on any subsequent disposition of the shares of Common Stock issued or transferred thereunder as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions. Any such restrictions are in addition to and not in lieu of the restrictions on shares provided for elsewhere in the Plan, including in Section 7 hereof in the case of Restricted Stock or Restricted Stock Units.

20.	Non-U.S. Grants

In order to conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries or Affiliates operate, but subject to the limitations set forth herein regarding the maximum number of shares issuable hereunder and the maximum award to any single Grantee, the Committee may (i) modify the terms and conditions of Grants to Grantees employed or engaged outside the United States (“Non-US Grants “), (ii) establish subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances (“Subplans”), and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan. The decision to grant Non-US Grants or to establish Subplans shall be at the sole discretion of the Committee. The Committee may amend, modify or terminate any Subplans at any time, and such amendment, modification or termination may be made without prior notice to the Grantees. The Company, Subsidiaries, Affiliates and members of the Committee shall not incur any liability of any kind to any Grantee as a result of any change, amendment or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-US Grants (1) are wholly discretionary and, although provided by either the Company, a Subsidiary or Affiliate, do not constitute regular or periodic payments and (2) are not to be considered part of the Grantee’s salary or compensation under the Grantee’s employment with the Grantee’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a Subplan is terminated, the Committee may direct the payment of Non-US Grants (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee’s discretion, such payments may be made in a lump sum or in installments.

21.	Effective Dates

(a)    Effective Date of the Plan.    The Plan shall be effective as of February 14, 2008, subject to the approval of the Company’s stockholders within 12 months after such effective date.

(b)    Effectiveness of Section 16 Provisions.    The provisions of the Plan that refer to, or are applicable to persons subject to, Section 16 of the Exchange Act shall remain in effect for so long as the Common Stock is registered under the Exchange Act.

22.	Miscellaneous

(a)    Substitute Grants.    The Committee may make a Grant to an employee, a non-employee director, or an independent contractor, consultant or advisor of another corporation or other entity, if such person shall become an Eligible Participant by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company and such entity. Any such Grant shall be made in substitution for a stock option, restricted stock grant or other incentive award granted by such entity (“Substituted Stock Incentives”), but the terms and conditions of the substitute Grant may vary from the terms and conditions required by the Plan and from those of the Substituted Stock Incentives. The Committee shall prescribe the provisions of the substitute Grants.

(b)    Compliance with Law.    The Plan, the exercise of Grants and the obligations of the Company to issue or transfer shares of Common Stock under Grants shall be subject to all applicable laws and required approvals by any governmental or regulatory agencies. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan shall comply with all applicable conditions of Rule 16b-3 or any successor provisions under the Exchange Act. The Committee may revoke any Grant if it is contrary to law or modify any Grant to bring it into compliance with any valid and mandatory government regulations. The Committee may, in its sole discretion, agree to limit its authority under this Section 22(b).

(c)    Governing Law.    Except to the extent preempted by any applicable federal law, the Plan and the Grant Letters shall be construed and administered in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws thereunder.

(d)    Severability.    In the event any provision of the Plan or of any Grant Letter shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or Grant Letter, and the Plan or Grant Letter shall be construed or enforced as though the illegal or invalid provision had not been included.

(e)    Headings.    The section headings of the Plan are for reference only. In the event of a conflict between a section heading and the content of a section of the Plan, the content of the section shall control.

23.	Index of Defined Terms

For purposes of the Plan:

“Affiliate” is defined in Section 12.

“Associate” is defined in Section 12.

“Beneficial Owner” is defined in Section 12.

“Board” shall mean the Board of Directors of Radian Group Inc. The term “director” shall refer to an individual member of the Board.

“Cause,” when used in connection with the termination of a Grantee’s employment or other service relationship with the Company, shall mean the Grantee’s (1) indictment for, conviction of, or pleading nolo contendere to, a felony or a crime involving fraud, misrepresentation or moral turpitude (excluding traffic offenses other than traffic offenses involving use of alcohol or illegal substances); (2) fraud, dishonesty, theft or misappropriation of funds in connection with the Grantee’s duties with the Company; (3) material violation of the Company’s Code of Conduct or employment policies, as in effect from time to time; or (4) gross negligence or willful misconduct in the performance of the Grantee’s duties with the Company, in each case as determined in the sole discretion of the Committee.

“Change of Control” is defined in Section 12.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” is defined in Section 4(a).

“Common Stock” is defined in Section 3(a).

“Company” is defined in the preamble to the Plan. For purposes of the Plan, the term “Company” includes Radian Group Inc. and all of its Subsidiaries as a group.

“Disability” is defined in Section 6(d).

“Effective Date” shall mean February 14, 2008.

“Eligible Participant” is defined in Section 5.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

The “fair market value” of a share of Common Stock shall be as determined in Section 6(b)(2).

“Full Value Grants” is defined in Section 3(b).

“Grant” is defined in Section 2.

“Grantee” is defined in Section 5.

“Grant Letter” is defined in Section 2.

“Incentive Stock Option” is defined in Section 6(b)(1).

“Nonqualified Stock Option” is defined in Section 6(b)(1).

“Non-US Grants” is defined in Section 20.

“Parent Corporation” shall have the meaning set forth in Section 424(e) of the Code.

“Performance Plan” is defined in Section 10(a).

“Performance Share Awards” is defined in Section 10(a).

“Person” is defined in Section 12.

A share of “Phantom Stock” shall mean the right, granted pursuant to Section 9, to receive a share of Company Stock upon the settlement thereof.

“Phantom Stock Restriction Period” is defined in Section 9(a).

“Plan” shall mean this Radian Group Inc. 2008 Equity Compensation Plan as defined in the preamble, as the same may be amended from time to time.

“Plan Reserve” is defined in Section 3(a), subject to adjustment from time to time as provided in Section 3.

A share of “Restricted Stock” shall mean a share of Common Stock which is granted pursuant to a Restricted Stock Grant.

“Restricted Stock Grant” is defined in Section 7.

“Restricted Stock Units” is defined in Section 7.

“Restriction Period” is defined in Section 7(a).

“Retirement” is defined in Section 6(d).

“Rule 16b-3” shall mean the rule thus designated as promulgated under the Exchange Act, or any successor rule.

“SAR” is defined in Section 8(a).

“Stand-Alone SAR” shall mean a stock appreciation right granted pursuant to Section 8 which is not related to any Stock Option.

“Stock Option” is defined in Section 6(b)(1).

“Subcommittee” is defined in Section 4(c).

“Subplans” is defined in Section 20.

“Subsidiary” shall mean any corporation or other entity in which, at the time of reference, the Company owns, directly or indirectly, stock or similar interests comprising more than 50% of the combined voting power of all outstanding securities of such entity.

“Subsidiary Corporation” shall have the meaning set forth in Section 424(f) of the Code.

“Substituted Stock Incentives” is defined in Section 22(a).

“Successor Grantee” is defined in Section 11(a).

“Tandem SAR” shall mean a stock appreciation right granted pursuant to Section 8 which is related to a Stock Option.

* * *

This Radian Group Inc. 2008 Equity Compensation Plan was adopted by the Board of Directors of the Company on February 14, 2008, to be submitted to the stockholders of the Company for their approval at the annual meeting of stockholders scheduled for                     , 2008.

APPENDIX B

RADIAN GROUP INC.

AUDIT AND RISK COMMITTEE

Pre-Approval Policy for Audit and Non-Audit Services

The Audit and Risk Management Committee (the “Committee”) of Radian Group Inc. (the “Company”) is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Pre-approval can be effected in either of two ways: (1) general approval of services for a fiscal year (or other annual period) pursuant to this Policy or (2) separate consideration by the Committee on a case-by-case basis.

For either type of pre-approval, the Committee will consider whether such services are consistent with the SEC’s and PCAOB’s rules on auditor independence. The Committee is also mindful of the overall relationship of fees for audit and non-audit services, and particularly the ISS policy relating thereto, in determining whether to pre-approve services while acknowledging that this relationship is not necessarily indicative of an impairment of auditor objectivity and independence. Accordingly, the Committee’s non-separate pre-approval in any given calendar year for Audit-Related Services, Tax Services and All Other Services will be effective only to the extent that the aggregate cost of such services does not exceed 10% of the annual audit fee approved for such calendar year (the “Maximum Pre-Approval Amount”). Any Audit-Related Service, Tax Service or Other Service, the cost of which would result in the Company’s exceeding the Maximum Pre-Approval Amount, will require the separate pre-approval of the Committee. The Committee may increase, at any time, the Maximum Pre-Approval Amount for any calendar year. For each calendar year, the Committee may determine the appropriate ratio between the total fees for Audit Services, Audit-Related Services and Tax Services, and the total fees for All Other Services.

The appendices to this Policy describe the Audit Services, Audit-Related Services, Tax Services and All Other Services that have the pre-approval of the Committee. The services listed in the appendices are pre-approved for the Company’s fiscal year indicated, unless the Committee specifically provides for a different period. The Committee will review the list of pre-approved services at least annually, and may modify the list of pre-approved services at any time based on subsequent determinations.

I.	Delegation

To ensure prompt handling of unexpected matters, the Committee delegates pre-approval authority to the Chairman of the Committee (i) to modify the list of services pre-approved under this Policy and (ii) to give separate pre-approval of services not already pre-approved under this Policy. The Chairman shall report to the Committee at its next scheduled meeting any pre-approval decisions made.

The Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

II.	Procedures

Obtaining Separate Pre-Approvals. Requests or applications to provide services that require separate approval by the Committee will be submitted to the Committee (or to the Chairman, as permitted under Section I) by both the independent auditor and the Chief Internal Audit Executive, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s and the PCAOB’s rules on auditor independence.

Reporting on Services Pre-Approved Under this Policy. The independent auditor will inform the Committee at its regularly scheduled meetings as to all services pre-approved under this Policy that are actually being performed by the independent auditor, or have been completed since the Committee’s last meeting.

III.	Audit Services

The annual Audit Services engagement terms and fees will be subject to the separate pre-approval of the Committee. The Committee will also separately approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

In addition to the annual Audit Services engagement to be separately approved by the Committee, the Committee may grant pre-approval for other Audit Services, which are those services that only the independent auditor reasonably can provide. The Committee has pre-approved such other Audit Services listed in Appendix A. All other Audit Services not listed in Appendix A must be separately pre-approved by the Committee.

IV.	Audit-Related Services

Audit-Related Services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. The Committee has pre-approved the Audit-Related Services listed in Appendix B. All other Audit-Related Services not listed in Appendix B must be separately pre-approved by the Committee.

V.	Tax Services

The Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Committee has pre-approved the Tax Services listed in Appendix C. All Tax Services not listed in Appendix C must be separately pre-approved by the Committee. In connection with seeking the Audit Committee’s pre-approval of a permissible tax service, including any pre-approved tax services listed in Appendix C, the independent auditor shall (1) provide to the Committee a written description of the nature and scope of the service, including the fee structure, (2) discuss with the Committee the potential effects of the service on the firm’s independence, and (3) document the substance of its discussion with the Committee.

VI.	All Other Services

The Committee may grant pre-approval to those non-audit services not otherwise prohibited by the SEC’s rules, and classified as All Other Services, which it believes are routine and recurring services and would not impair the independence of the auditor. The Committee has pre-approved the All Other Services listed in Appendix D. Permissible All Other Services not listed in Appendix D must be separately pre-approved by the Committee.

A list of the SEC’s prohibited non-audit services is attached to this Policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

Appendix A

Pre-Approved Audit Services

Service

Statutory audits or financial audits for subsidiaries or affiliates of the Company

Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters

Attestation of management reports on internal controls

Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies

(Note: See also Appendix B – under SEC rules, some consultations may be “Audit-Related Services” rather than “Audit Services”)

Appendix B

Pre-Approved Audit-Related Services

Service

Due diligence services pertaining to potential business acquisitions/dispositions

Financial statement audits of employee benefit plans

Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters

Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies

(Note: See also Appendix A – under SEC rules, some consultations may be “audit” services rather than “audit-related” services)

Attest services not required by statute or regulation

Appendix C

Pre-Approved Tax Services

Service

U.S. federal, state and local tax planning and advice

U.S. federal, state and local tax compliance

International tax planning and advice

International tax compliance, including permissible expatriate tax returns and advice.

Review or preparation of federal, state, local and international income, franchise, and other tax returns

Licensing or purchase of income tax preparation software from the independent auditor, as long as the functionality is limited to preparation of tax returns.*

*	If the software performs functions additional to preparation of tax returns, each function must be evaluated separately for its potential effect on the auditor’s independence.

Appendix D

Pre-Approved All Other Services

Service

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client*

•	Financial information systems design and implementation*

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports*

•	Actuarial services*

•	Internal audit outsourcing services*

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

•	Services provided for a contingent fee or commission[1]

•

Services related to marketing, planning or opining in favor of the tax treatment of (1) a confidential transaction, [2] or (2) an aggressive tax position transaction[3] that was initially recommended, directly or indirectly, by the independent auditor

•	Any other service the Public Company Accounting Oversight Board or the Securities and Exchange Commission determines is impermissible

In addition, the Company’s independent auditor may not provide any services, including financial counseling and tax services, to any officer of the Company or its subsidiaries who is in a “financial reporting oversight role” (as defined by the SEC and applied by the Committee) or to any immediate family member of any such person.

[1]

The term “contingent fee or commission” means any fee established for the sale of a product or the performance of any service pursuant to an arrangement in which no fee will be charged unless a specified finding or result is attained, or in which the amount of the fee is otherwise dependent upon the finding or result of such product or service; provided, however, that a fee is not a “contingent fee or commission” if the amount is fixed by courts or other public authorities, is not dependent on a finding or result and will not otherwise create a mutual interest between the Company and the independent auditor.

[2]

The term “confidential transaction” means a transaction for which the Company pays an advisor a fee and in which the advisor places a limitation on disclosure by the Company of the tax treatment or tax structure of the transaction and the limitation on disclosure protects the confidentiality of the advisor’s tax strategies.

[3]

The term “aggressive tax position transaction” means a transaction that has tax avoidance as a significant purpose, unless the proposed tax treatment is at least more likely than not to be allowable under applicable tax laws, and includes without limitation a “listed transaction” as identified by the Internal Revenue Service under applicable Treasury regulations.

*	Provision of these non-audit services is permitted if it is reasonable to conclude that the results of these services will not be subject to audit procedures. Materiality is not an appropriate basis upon which to overcome the rebuttable presumption that prohibited services will be subject to audit procedures, because determining materiality is itself a matter of audit judgment.

APPENDIX C

Directions to the Radian Group Inc. Annual Meeting

Directions by various modes of transportation to Radian’s corporate offices at 1601 Market Street, Philadelphia, Pennsylvania are as follows:

By air:

Schedule your flight itinerary to arrive at Philadelphia International Airport (PHL).

Upon arrival, follow rail or car directions or take a taxi to the office.

By rail:

Use Amtrak’s Northeast Corridor to travel to Philadelphia’s 30th Street Station.

Upon arrival, proceed to 29th Street exit of station for taxicab service to 1601 Market Street.

By car from I-95:

From I-95 north or south:

Exit at # 22 for Route 676 west/Central Philadelphia.

Follow 676 west for 1 mile to Broad Street/Central Philadelphia exit.

Off-ramp will put you on 15th Street.

Follow 15th Street south to JFK Boulevard.

Turn right on JFK Boulevard and follow to 17th Street.

Turn left on 17th Street and travel one block to Market Street.

Turn left on Market Street to 1601 Market Street.

By car from I-76:

From I-76 east or west:

Exit at # 344 for 676 east/Vine Street Expressway

Follow 676 east for 1 mile to Broad Street/Central Philadelphia exit

Off-ramp will put you on 15th Street.

Follow 15th Street south to JFK Boulevard.

Turn right on JFK Boulevard and follow to 17th Street.

Turn left on 17th Street and travel one block to Market Street.

Turn left on Market Street to 1601 Market Street.

C-1

RADIAN GROUP INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD , 2008 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby authorizes Teresa A. Bryce and C. Robert Quint, and each of them, individually, as proxies and agents of the undersigned (the “Proxies”), each with power of substitution to vote and otherwise represent, as indicated on the reverse side hereof, all of the shares of common stock of Radian Group Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at Radian’s offices at 1601 Market Street, 11th Floor, Philadelphia, Pennsylvania 19103-2337, at 9:00 a.m. local time, on                     , 2008, and any postponement(s) or adjournment(s) thereof.

The undersigned acknowledges receipt of the Notice of 2008 Annual Meeting of Stockholders, the Proxy Statement and the 2007 Annual Report. All other proxies heretofore given by the undersigned to vote shares of the Company’s common stock at the Annual Meeting are expressly revoked.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲    FOLD AND DETACH HERE    ▲

You can now access your Radian Group Inc. account online.

Access your Radian Group Inc. shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Radian Group Inc. now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

PRINT AUTHORIZATION

To commence printing on this proxy card please sign, date and fax this card to: 732-802-0260

SIGNATURE:	DATE:
☐ Mark this box if you would like the Proxy Card EDGARized:	☐ ASCII	☐ EDGAR II (HTML)

( THIS BOXED AREA DOES NOT PRINT)	Registered Quantity 1000.00

☒	Votes must be indicated (x) in Black or Blue ink.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR ALL	WITHHELD FOR ALL	EXCEPTIONS*		FOR	AGAINST	ABSTAIN

1. To elect ten directors, each for a one-year term, to serve until their successors have been duly elected and qualified;		☐	☐	☐	2. To approve the amendment to Radian’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock.	☐	☐	☐

Nominees:						FOR	AGAINST	ABSTAIN

01 Herbert Wender 02 David C. Carney 03 Howard B. Culang 04 Stephen T. Hopkins 05 Sanford A. Ibrahim	06 James W. Jennings 07 Ronald W. Moore 08 Jan Nicholson 09 Robert W. Richards and 10 Anthony W. Schweiger				3. To approve the Radian Group Inc. 2008 Equity Compensation Plan.	☐	☐	☐
						FOR	AGAINST	ABSTAIN

					4. To ratify the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for the year ending December 31, 2008.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for one or more individual nominees, mark the “Exceptions” box and write the name(s) in the space provided below. *Exceptions					5. To transact such other business as may properly come before the Radian annual meeting or any adjournment or postponement of the meeting.

When properly signed, dated and returned, this proxy will be voted in accordance with the choices specified below. If no choices is specified, this proxy will be voted “FOR ALL” nominees in Proposal 1 and “FOR” Proposals 2, 3 and 4. The Proxies are authorized to vote in their discretion on such other matters as may properly come before the Annual Meeting or any adjourment(s) or postponement(s) thereof.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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